Exhibit 4.1

Execution Copy

CDN. $125,000,000 CREDIT FACILITY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 7, 2007

AMONG

NORTH AMERICAN ENERGY PARTNERS INC.

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Lenders,

CANADIAN IMPERIAL BANK OF COMMERCE,

as Administrative Agent, Collateral Agent, Sole Lead Arranger and Sole Bookrunner

and

BANK OF MONTREAL,

as Syndication Agent

i

6.2	Currency, Type and Expiry	53
6.3	General Provisions	53
6.4	Reimbursement or Conversion on Presentation	55
6.5	Fronting Lender Indemnity	55
6.6	Uniform Customs and Practice	55
ARTICLE 7	PAYMENTS	56
7.1	Mandatory Repayment of Credit Facility	56
7.2	Optional Repayment of Credit Facility	57
7.3	Excess	57
7.4	Additional Repayment Terms	57
7.5	Payments – General	59
7.6	Application of Payments after Default and Application of Proceeds of Collateral	60
7.7	Margin Changes; Adjustments for Margin Changes	61
ARTICLE 8	REPRESENTATIONS AND WARRANTIES	62
8.1	Representations and Warranties of Borrower	62
8.2	Deemed Repetition	69
8.3	Other Loan Documents	69
8.4	Effective Time of Repetition	70
8.5	Nature of Representations and Warranties	70
8.6	Disclosure Schedule	70
ARTICLE 9	GENERAL COVENANTS	70
9.1	Reporting Covenants of Borrower	70
9.2	General Positive Covenants of Borrower	75
9.3	Negative Covenants of Borrower	78
9.4	Insurance Covenants	82
9.5	Financial Covenants	83
9.6	New Subsidiaries	84
9.7	Agent May Perform Covenants	85
ARTICLE 10	SECURITY	85
10.1	Security	85
10.2	Registration	85
10.3	Sharing Security	86
10.4	Form of Security	86
10.5	After-Acquired Property	87
10.6	Continuing Security	87
10.7	Dealing with Security	87
10.8	Effectiveness	88
10.9	Release and Discharge of Security	88
10.10	Transfer of Security	88
10.11	Release of Subsidiary Guarantee	88
10.12	Release of Security Interest on Asset Disposition	89
ARTICLE 11	EVENTS OF DEFAULT AND REMEDIES	89
11.1	Events of Default	89
11.2	Acceleration	93
11.3	Suspension of Lenders’ Obligations	94

11.4	Conversion on Default	94
11.5	Cash Collateral Accounts	94
11.6	Set Off	94
11.7	Remedies Cumulative and Waivers	95
ARTICLE 12	CHANGE OF CIRCUMSTANCES	95
12.1	Market Disruption	95
12.2	Change in Law	97
12.3	Assignment of Affected Loan	99
12.4	Illegality	99
ARTICLE 13	COSTS, EXPENSES AND INDEMNIFICATION	100
13.1	Costs and Expenses	100
13.2	General Indemnity	100
13.3	Environmental Indemnity	101
13.4	Judgment Currency	102
ARTICLE 14	THE AGENT AND ADMINISTRATION OF THE CREDIT FACILITY	103
14.1	Authorization and Action	103
14.2	Procedure for Making Loans	104
14.3	Remittance of Payments	105
14.4	Adjustments Among Lenders	105
14.5	Duties and Obligations	106
14.6	Prompt Notice to the Lenders	108
14.7	Agent’s and Lenders’ Authorities	108
14.8	Lender Credit Decision	108
14.9	Indemnification of Agent	108
14.10	Successor Agent	109
14.11	Taking and Enforcement of Remedies	109
14.12	Reliance Upon Agent	110
14.13	No Liability of Agent	111
14.14	Article for Benefit of Agent and Lenders	111
ARTICLE 15	GENERAL	111
15.1	Exchange and Confidentiality of Information	111
15.2	Nature of Obligation under this Agreement	112
15.3	Notices; Effectiveness; Electronic Communication	113
15.4	Governing Law	114
15.5	Benefit of the Agreement	114
15.6	Assignment	114
15.7	Participations	115
15.8	Severability	115
15.9	Whole Agreement	115
15.10	Amendments and Waivers	115
15.11	Further Assurances	117
15.12	Attornment	117
15.13	Marketing	117
15.14	Time of the Essence	118
15.15	Paramountcy; Credit Agreement Governs	118
15.16	Counterparts	118

Schedule A	-	Lenders and Commitments
Schedule B	-	Compliance Certificate
Schedule C	-	Conversion/Rollover/Repayment Notice
Schedule D	-	Discount Note
Schedule E	-	Drawdown Notice
Schedule F	-	Extension Request
Schedule G	-	Lender Assignment Agreement
Schedule H	-	Global Consent and Confirmation
Schedule I	-	Disclosure Schedule
I -1	-	Corporate Chart and Information Regarding Subsidiaries
I-2	-	Employee Matters
I-3	-	Real Property
I-4	-	Material Contracts
I-5	-	Existing Lender Hedge Agreements
I-6		Existing Letters of Credit
I-7	-	Existing Permitted Debt
I-8	-	Existing Permitted Liens
I-9	-	Existing Permitted Investments
1-10	-	Existing Contingent Obligations

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is made as of the 7th day of June, 2007.

AMONG:

NORTH AMERICAN ENERGY PARTNERS INC., a corporation formed under the laws of Canada as Borrower,

OF THE FIRST PART

- and -

THE PERSONS PARTY HERETO FROM TIME TO TIME, in their capacities as Lenders

OF THE SECOND PART

- and -

CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian chartered bank, as administrative agent and collateral agent

OF THE THIRD PART

WHEREAS the Borrower previously entered into the credit agreement (the “Original Credit Agreement”) dated as of May 19, 2005 (the “Original Closing Date”) between the Borrower, the lenders party thereto, BNP Paribas (Canada), as administrative agent, and GE Canada Finance Holdings, as collateral agent.

AND WHEREAS the Original Credit Agreement was amended and restated by the First Amended and Restated Credit Agreement dated as of July 19, 2006 between the Borrower, the lenders party thereto, and BNP PARIBAS (CANADA), as administrative agent and collateral agent (the “Existing Credit Agreement”).

AND WHEREAS the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety as set forth herein.

AND WHEREAS, subject to the terms hereof, the Borrower will continue to secure all of its Obligations hereunder and under the Loan Documents with a First Priority Lien granted to the Agent, for the benefit of the Lenders, Swap Lenders and Agents, on all of its present and after acquired real and personal property, including a pledge of the Capital Stock of each of its Subsidiaries;

AND WHEREAS, subject to the terms hereof, each of the Subsidiaries of the Borrower will continue to guarantee the Obligations of the Borrower hereunder and under the Loan Documents, and to secure their respective guarantees with a First Priority Lien granted to the Agent, for the benefit of the Lenders and Swap Lenders, on all of their respective present and after acquired real and personal property, including a pledge of the Capital Stock of each of their Subsidiaries.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Credit Agreement (including in the recitals hereto), unless something in the subject matter or context is inconsistent therewith:

“Additional Compensation” has the meaning set out in Section 12.2.

“Advance” means the extension of credit hereunder to the Borrower by the Lenders by way of the making of a Prime Loan, a USBR Loan, a Libor Loan, a BA Equivalent Advance or the acceptance of Bankers’ Acceptances, or a Letter of Credit.

“Affected Loan” has the meaning attributed thereto in Section 12.3.

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with any Lender; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or by contract or otherwise.

“Agent” means CIBC in its capacity as administrative agent and collateral agent for the Lenders hereunder or any successor agent appointed pursuant to Section 14.10.

“Agent’s Accounts” means the accounts maintained by the Agent at the Agent’s Branch, to which payments and transfers under this Agreement are to be effected as the Agent may from time to time advise the Borrower and the Lenders in writing.

“Agent’s Branch” means the branch of the Agent at Main Branch, Commerce Court, Toronto or such other branch in Canada as the Agent may from time to time designate by notice to the Borrower and the Lenders.

“Agreement” or “Credit Agreement” means this agreement, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

“Applicable Laws” means, in relation to any Person, transaction or event:

(a)	all applicable provisions of laws, statutes, rules and regulations from time to time in effect; and

(b)	all Governmental Authorizations to which the Person is a party or by which it or its property is bound or having application to the transaction or event.

“Applicable Pricing Margin” means, with respect to the Loans or the standby fees payable under Section 4.6, the applicable rate per annum set forth in the table below opposite the applicable S&P Rating:

Level	S&P Rating	Prime Loans/ USBR Loans (in bps)	Libor Loans/ Bankers’ Acceptances (in bps)	Letters of Credit (in bps)	Standby fees (in bps)
1	B- (or unrated)	100	250	200	50
2	B	50	200	150	40
3	B+	25	175	125	30
4	BB- or better	0	150	100	20

provided that changes in Applicable Pricing Margin shall be effective and adjusted upon any change in the S&P Rating in accordance with Section 7.7.

“Assigned Interests” has the meaning attributed thereto in Section 2.2(e).

“BA Discount Proceeds” means, in respect of any Bankers’ Acceptance, the amount obtained by multiplying (a) the aggregate face amount of such Bankers’ Acceptance by (b) the amount (rounded up or down to the fifth decimal place with .000005 being rounded up) determined by dividing one by the sum of one plus the product of (i) the BA Discount Rate, and (ii) a fraction, the numerator of which is the number of days in the Interest Period of such Bankers’ Acceptance and the denominator of which is 365.

“BA Discount Rate” means:

(a)	in relation to a Bankers’ Acceptance accepted by a Schedule I Lender, the CDOR Rate on the date on which Bankers’ Acceptances are to be issued pursuant hereto;

(b)	in relation to a Bankers’ Acceptance accepted by a Schedule II Lender or Schedule III Lender, the lesser of:

(i)	the Discount Rate then applicable to bankers’ acceptances accepted by such Schedule II Lender or Schedule III Lender; and

(ii)	the CDOR Rate on the date on which Bankers’ Acceptances are to be issued pursuant hereto, plus 0.10% per annum;

provided that if both such rates are equal, then the “BA Discount Rate” applicable thereto shall be the rate specified in (b)(i) above; and

(c)	in relation to a BA Equivalent Advance:

(i)	made by a Schedule I Lender, the CDOR Rate on the date on which Bankers’ Acceptances are to be issued pursuant hereto; and

(ii)	made by a Schedule II Lender or Schedule III Lender, the rate determined in accordance with subparagraph (b) of this definition; and

(iii)	made by any other Lender, the CDOR Rate on the date on which Bankers’ Acceptances are to be issued pursuant hereto, plus 0.10% per annum.

“BA Equivalent Advance” means, in relation to a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances, an Advance in Cdn. Dollars made by a Non-Acceptance Lender as part of such Loan.

“Bankers’ Acceptance” means a non-interest bearing draft drawn by the Borrower in Cdn. Dollars, accepted by a Lender and issued for value pursuant to this Agreement and includes a depository bill under the DBNA and a bill of exchange under the Bills of Exchange Act (Canada).

“Banking Day” means:

(a)	in relation to a Libor Loan, a day on which banks are open for business in Calgary (Alberta), Toronto (Ontario), New York (New York) and London (England), and

(b)	for all other purposes, a day on which banks are open for business in Calgary (Alberta) and Toronto (Ontario);

but does not, in any event, include a Saturday or a Sunday.

“Bankruptcy Law” means (i) the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), (ii) Title 11 of the United States Code entitled “Bankruptcy”, and (iii) any analogous laws relating to bankruptcy and insolvency, each as now and hereafter in effect, or any successor statute.

“Bonding Program” means one or more agreements with one or more bonding companies under which bonding companies provide, for the account of the Borrower and/or its Subsidiaries, bid bonds, performance bonds, labour and material payment bonds, maintenance bonds and other bonds used in the ordinary course of business of the Borrower and the Subsidiaries, as the same may be amended, modified or replaced (including with another bonding company) from time to time.

“Borrower” means North American Energy Partners Inc., and its successors and permitted assigns.

“Borrower Guarantee” means the Borrower Guarantee executed and delivered by the Borrower, on the Original Closing Date, guaranteeing Secured Swap Obligations of the Subsidiaries, as such Borrower Guarantee may be amended, supplemented, replaced or otherwise modified from time to time in accordance herewith.

“Borrower Pledge Agreement” means the Securities Pledge Agreement executed and delivered by the Borrower on the Original Closing Date, substantially in the form of Exhibit XV attached to the Original Credit Agreement, as such Borrower Pledge Agreement may thereafter be amended, supplemented, replaced or otherwise modified from time to time in accordance herewith, including by the further pledge of Capital Stock from time to time in accordance herewith.

“Borrower’s Accounts” means the accounts of the Borrower maintained at the Agent’s Branch or such other branch or office in Canada as the Borrower may from time to time designate with notice to the Agent.

“bps” or “basis points” means one one-hundredth of one percent (0.01%).

“Canadian Dollars”, “Cdn. Dollars” and “Cdn. $” mean lawful money of Canada for the payment of public and private debts.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real or personal) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Cash Equivalents” means, as at any date of determination,

(a)	marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the Government of Canada or the United States Government, or (ii) issued by any agency of Canada or the United States, the obligations of which are guaranteed by the Government of Canada or backed by the full faith and credit of the United States, respectively, in each case maturing within one year after such date;

(b)	marketable direct obligations issued by any province of Canada or state of the United States of America, or any political subdivision of either, or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the three highest ratings obtainable from either S&P or Moody’s;

(c)	commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P, at least P-1 from Moody’s, or at least R-1 from Dominion Bond Rating Service Limited;

(d)	deposits at or financial instruments issued by any Canadian chartered bank;

(e)	certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender, or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, if such commercial bank (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than U.S.$100,000,000; and

(f)	shares of any money market mutual fund that (i) has at least 95% of its assets invested continuously in one or more of the types of investments referred to in clauses (a) through (e) above, and (ii) has net assets of not less than Cdn. $500,000,000.

“Cash Management Indebtedness” means all indebtedness and other amounts owing by the Borrower or any Subsidiary to any Lender from time to time for cash management services provided by such Lender including, without limitation, electronic funds transfer services or wire transfer services.

“CDOR Rate” means, on the date of determination, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Cdn. Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day (as adjusted by the Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the BA Discount Rate quoted by the Agent (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued by the Borrower on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day.

“Change in Control” means any of the following:

(a)	circumstances arising after the date hereof in which a Person or combination of Persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)) acquires Voting Securities of the Borrower which, together with all other Voting Securities of the Borrower held by such Persons, constitute in the aggregate more than 50% of all outstanding Voting Securities of the Borrower; or

(b)	the failure at any time of the Borrower to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of NACG.

“CIBC” means Canadian Imperial Bank of Commerce, a Canadian chartered bank.

“Closing Date” means the date of execution of this Agreement or such other day as may be agreed upon by the Borrower and the Agent.

“Collateral” means, collectively, all of the real and personal property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations and the Secured Swap Obligations.

“Collateral Agent”, in its capacity as collateral agent, means the Agent, or any successor Agent appointed as collateral agent by the Lenders pursuant to Section 14.10.

“Collateral Documents” means the security and related agreements executed and delivered, or required to be executed and delivered, in favour of the Collateral Agent by the Borrower and the Subsidiary Guarantors pursuant to Article 10 and Section 9.6, in each case as amended, supplemented, replaced or otherwise modified from time to time.

“Commitment” means the commitment by each Lender under the Credit Facility to provide the amount of Cdn. Dollars (or the Equivalent Amount thereof) set forth opposite its name in the applicable column of Schedule A attached hereto, subject to any reduction in accordance with the provisions hereof.

“Compliance Certificate” means a certificate of the Borrower signed on its behalf by a senior officer of the Borrower, substantially in the form of Schedule B, to be given to the Agent and the Lenders by the Borrower pursuant hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures paid in cash by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased (a) simultaneously with the trade-in of existing equipment, or (b) with insurance proceeds, shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be. The aggregate of the net cash proceeds of dispositions of assets by Borrower and its Subsidiaries during the period that, in conformity with GAAP, were included in “dispositions of property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries, will be deducted from Consolidated Capital Expenditures for the period.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any interest expense not payable in cash (such as non-cash amortization and write-off of discount and debt issuance costs).

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) costs and expenses incurred by the Borrower in entering into this Agreement, (vii) accrual of stock based compensation expense to the extent not paid in cash or if satisfied by the issue of new equity, and (viii) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), but only, in the case of clauses (ii)-(viii), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for the Borrower and the Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and the Subsidiaries on a consolidated basis with respect to all outstanding Debt of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in Article 4 payable to the Agent and Lenders that are considered interest expense in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded:

(a)	the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of the Subsidiaries) has a joint interest, except in the case of income to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries by such Person during such period,

(b)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of the Subsidiaries or that Person’s assets are acquired by the Borrower or any of the Subsidiaries,

(c)	the income of any Subsidiary of the Borrower that is not a Subsidiary Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its constating documents (including by-laws, if applicable) or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary,

(d)	any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan,

(e)	to the extent not included in clauses (i) through (iv) above, any net extraordinary gains or net non-cash extraordinary losses, and

(f)	the impact of currency translation gains and losses and mark-to-market gains and losses on any Hedge Agreement.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (but without duplication):

(a)	with respect to any Debt, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof,

(b)	with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or

(c)	under Hedge Agreements.

Contingent Obligations shall include (i) the direct or indirect guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Conversion” means a conversion or deemed conversion of a Loan under the Credit Facility into another type of Loan under the Credit Facility pursuant to the provisions hereof; provided that, subject to Section 2.4 and to Article 5 with respect to Bankers’ Acceptances, the conversion of a Loan denominated in one currency to a Loan denominated in another currency shall be effected by repayment of the Loan or portion thereof being converted in the currency in which it was denominated and readvance to the Borrower of the Loan into which such conversion was made.

“Conversion Date” means the date specified by the Borrower as being the date on which the Borrower has elected to convert, or this Agreement requires the conversion of, one type of Loan into another type of Loan and which shall be a Banking Day.

“Conversion/Rollover/Repayment Notice” means a notice substantially in the form of Schedule C to be given to the Agent by the Borrower pursuant hereto.

“Credit Facility” means the revolving credit facility in the maximum principal amount of up to Cdn. $125,000,000 or the Equivalent Amount in United States Dollars to be made available to the Borrower by the Lenders in accordance with the provisions hereof, subject to adjustment in accordance with the provisions hereof.

“Currency Agreement” means any foreign exchange contract or any currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, in each case to which the Borrower or any of its Subsidiaries is a party.

“Current Assets” means all amounts shown as current assets on the consolidated balance sheet of the Borrower prepared in accordance with GAAP, except for amounts for future income taxes.

“Current Liabilities” means all amounts shown as current liabilities on the consolidated balance sheet of the Borrower prepared in accordance with GAAP, except for amounts for future income taxes and the current portions of long-term debt and Capital Lease Obligations; provided, for certainty, that the undrawn amount of Letters of Credit will not be included as Current Liabilities.

“DBNA” means the Depository Bills and Notes Act (Canada).

“Debentures” means the Fixed and Floating Charge Debentures executed and delivered by the Borrower and each Subsidiary Guarantor on the Original Closing Date, substantially in the form of Exhibit XIII attached to the Original Credit Agreement, as such Debentures may thereafter be amended, supplemented, replaced or otherwise modified from time to time and such new Fixed and Floating Charge Debentures to be issued by new Subsidiary Guarantors in favour of the Collateral Agent in substantially the same form, as amended, supplemented, replaced or otherwise modified from time to time.

“Debt”, as applied to any Person, means:

(a)	all indebtedness for borrowed money,

(b)	that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP,

(c)	notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,

(d)	any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument,

(e)	the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for both clause (i) and (ii) above, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness for borrowed money or Capital Lease Obligations of such Person (without regard to accounting treatment); which, for greater certainty, does not include any obligations under or in connection with an Operating Lease; and

(f)	all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Debt.

“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Deposit Instruments” means the deposit instruments executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit XIV attached to the Original Credit Agreement, as such Deposit Instruments may thereafter be amended, supplemented, replaced, or otherwise modified from time to time and such new Fixed and Floating Charge Debentures to be issued by new Subsidiary Guarantors in favour of the Collateral Agent in substantially the same form, as amended, supplemented, replaced or otherwise modified from time to time.

“Disclosure Schedule” means the disclosure schedule attached hereto as Schedule I.

“Discount Note” means a non-interest bearing promissory note of the Borrower, denominated in Cdn. Dollars, issued by the Borrower to a Non-Acceptance Lender as part of Bankers’ Acceptances substantially in the form attached as Schedule D or such other form as may be agreed to by the Agent, the Borrower and such Non-Acceptance Lender.

“Discount Rate” means, with respect to the issuance of a bankers’ acceptance, the rate of interest per annum, calculated on the basis of a year of 365 days, (rounded upwards, if necessary, to the nearest whole multiple of 1/100th of one percent) which is equal to the discount exacted by a purchaser taking initial delivery of such bankers’ acceptance, calculated as a rate per annum and as if the issuer thereof received the discount proceeds in respect of such bankers’ acceptance on its date of issuance and had repaid the respective face amount of such bankers’ acceptance on the maturity date thereof.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is incorporated or organized under the laws of Canada or any province of territory thereof.

“Drawdown” means any Advance which results in an increase in the Outstanding Principal.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Banking Day.

“Drawdown Notice” means a notice substantially in the form attached hereto as Schedule E to be given to the Agent by the Borrower pursuant hereto.

“Election Date” has the meaning attributed thereto in Section 2.2(b).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, inspections, inquiries or proceedings relating in any way to any Environmental Laws or to any permit issued under any such Environmental Laws including, without limitation:

(a)	any claim by a Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any Environmental Laws; and

(b)	any claim by a person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from or relating to Hazardous Materials, including any Release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.

“Environmental Laws” means all Applicable Laws with respect to the environment or environmental or public health and safety matters contained in statutes, regulations, rules, ordinances, orders, judgments, approvals, notices, permits or policies, guidelines or directives having the force of law.

“Equivalent Amount” means, on any date, the equivalent amount in Cdn. Dollars or U.S. Dollars, as the case may be, after giving effect to a conversion of a specified amount of U.S. Dollars to Cdn. Dollars or of Cdn. Dollars to U.S. Dollars, as the case may be, at the Noon Rate.

“Event of Default” has the meaning set out in Section 11.1.

“Existing Credit Agreement” has the meaning attributed thereto in the recitals above.

“Existing Letters of Credit” means the letters of credit described on the Disclosure Schedule.

“Extension Request” means a written request from the Borrower to the Agent, in substantially the form attached as Schedule F, requesting an extension of the Maturity Date under the Credit Facility.

“Federal Funds Rate” means, for any day, the rate of interest per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, the “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate of interest per annum set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government

securities, or any successor publication, published by the Federal Reserve Bank of New York (including any successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate”. If on any relevant day the appropriate rate per annum for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates per annum for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three major brokers of Federal funds transactions in New York City, selected by the Agent, acting reasonably.

“Federal Reserve Board” or “Federal” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

“Financial Statements” means the financial statements (including the notes thereto) of the Borrower or a Subsidiary, as the context requires, which shall be consolidated unless expressly provided otherwise and shall include a balance sheet, a statement of operations and a statement of cash flows, together with comparative figures in each case (where a comparative period on an earlier statement exists), all prepared, maintained and stated in accordance with GAAP applied consistently.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (a) such Lien is perfected and has priority over any other Lien on, or adverse claim against, such Collateral, other than Permitted Liens, and (b) such Lien is the only Lien (other than Permitted Liens) to which such Collateral is subject.

“Fiscal Quarter” means the three (3) month period commencing on the first day of each Fiscal Year, and each successive three (3) month period thereafter during such Fiscal Year.

“Fiscal Year” means the Borrower’s fiscal year which presently commences on April 1 of each calendar year and ends on March 31 of each calendar year.

“Fronting Lender” means CIBC or any replacement administrative agent appointed hereunder who assumes in writing, with the Borrower and the Agent, the obligation of issuing Letters of Credit on behalf of the Lenders under the Credit Facility.

“GAAP” or “generally accepted accounting principles” has the meaning set out in Section 1.4.

“Global Consent and Confirmation” means the Global Consent and Confirmation executed and delivered by each of the Borrower and the Subsidiary Guarantors on the Closing Date, substantially in the form of Schedule H attached hereto.

“Governmental Authority” means:

(a)	any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances;

(b)	any Person acting under the authority of any of the foregoing or under a statute, rule or regulation thereof; and

(c)	any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

“Governmental Authorization” means, in respect of any transaction, Person or event, any authorization, exemption, license, permit, franchise or approval from, or any filing or registration with, any Governmental Authority applicable to such transaction, Person or event or to any of such Person’s business, undertaking or property, including those required under any Environmental Law, and “Governmental Authorizations” means any and all of the foregoing.

“Guarantees” means, collectively, the Borrower Guarantee, the Subsidiary Guarantee and any other guarantee executed and delivered, or required to be executed and delivered, in favour of the Collateral Agent pursuant to Article 10 and Section 9.6, in each case as amended, supplemented, replaced or otherwise modified from time to time.

“Hazardous Materials” means any substance or mixture of substances defined as or determined to be a pollutant, contaminant, waste, hazardous waste, hazardous chemical, hazardous substance, toxic substance or dangerous good under any Environmental Law.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Borrower and its Subsidiaries.

“Interest Payment Date” means:

(a)	with respect to each Prime Loan and USBR Loan, the first Banking Day of each calendar month; and

(b)	with respect to each Libor Loan, the last day of each applicable Interest Period and, if any Interest Period is longer than 3 months, the last Banking Day of each 3 month period during such Interest Period;

provided that, in any case, the applicable Maturity Date or, if applicable, any earlier date on which the Credit Facility is fully cancelled or permanently reduced in full, shall be an Interest Payment Date with respect to all Loans then outstanding under the Credit Facility.

“Interest Period” means:

(a)	with respect to each Bankers’ Acceptance, the period selected by the Borrower hereunder and being of 1, 2, 3 or 6 months’ duration, subject to market availability (or, subject to the agreement of the Lenders, a longer or shorter period) commencing on the Drawdown Date, Rollover Date or Conversion Date of such Loan;

(b)	with respect to each Libor Loan, the period selected by the Borrower and being of 1, 2, 3 or 6 months’ duration (or, subject to the agreement of the Lenders, a longer or shorter period) commencing on the applicable Drawdown Date, Rollover Date or Conversion Date, as the case may be; and

(c)	with respect to each Letter of Credit, the period commencing on the date of issuance of such Letter of Credit and terminating on the last day the Letter of Credit is outstanding;

provided that in any case: (i) the last day of each Interest Period shall be also the first day of the next Interest Period in the case of a Rollover; (ii) the last day of each Interest Period shall be a Banking Day and if the last day of an Interest Period selected by the Borrower is not a Banking Day the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next following the last day of the Interest Period selected unless such next following Banking Day falls in the next calendar month in which event the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next preceding the last day of the Interest Period selected by the Borrower; and (iii) the last day of all Interest Periods for Loans outstanding under the Credit Facility shall expire on or prior to the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Borrower or any of its Subsidiaries is a party.

“Investment” means:

(a)	any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any securities of any other Person (including any Subsidiary of the Borrower),

(b)	any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person other than the Borrower or any of its Subsidiaries, of any equity securities of such Subsidiary,

(c)	any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or services to that other Person in the ordinary course of business, or

(d)	Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements.

Except for Investments specified in paragraph (d) above, which such Investments shall be valued at their mark-to-market value at the time of any such valuation, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Knowledge” means, in respect of the Borrower, the knowledge of any director or senior officer who has current knowledge of the relevant facts or circumstances after due enquiry by such Person.

“LC Fee” means the fee charged by the Lenders for issuing a Letter of Credit which shall be calculated by the Fronting Lender in accordance with Section 4.5(a).

“Lender Assignment Agreement” means a lender assignment agreement substantially in the form of Schedule G, with such amendments thereto as may be reasonably required by the Agent from time to time.

“Lender Hedge Agreements” means (a) the Existing Hedge Agreements described on the Disclosure Schedule and (b) any other Hedge Agreement entered into between a Lender or its Affiliate while the Lender has a Commitment hereunder (regardless of whether the Lender subsequently ceases to be a Lender) and the Borrower or its Subsidiary from time to time.

“Lenders” means the Persons named on the signature pages hereto as Lenders and any other Persons which become party to this Agreement as Lenders pursuant to Section 15.6 and their respective successors, and “Lender” means any one of them, as the context requires.

“Lenders’ Counsel” means the firm of Macleod Dixon LLP or such other firm of legal counsel as the Agent may from time to time designate.

“Letter of Credit” or “LC” means Canadian Dollar or US Dollar financial or non-financial standby letters of credit or documentary letters of credit issued by and in a form satisfactory to the Fronting Lender on behalf of the Lenders, which Letters of Credit shall be issued at the request of and for the account of the Borrower pursuant to Article 6 for the purpose of supporting the Borrower’s and its Subsidiaries ordinary course business operations.

“Libor Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the Libor Rate, and each Rollover in respect thereof.

“Libor Rate” means, for each Interest Period applicable to a Libor Loan, the rate of interest per annum, expressed on the basis of a year of 360 days (as determined by the Agent):

(a)	appearing on the display referred to as “Telerate Page 3750” (or any display substituted therefor of Telerate-The Financial Information Network published by Telerate-Systems, Inc. (or its successors) as of 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period; or

(b)	if such rate does not appear on such Telerate display, or if such display or rate is not available for any reason, the rate per annum at which United States Dollars are offered by the principal lending office in London, England of the Agent (or of its affiliates if it does not maintain such an office) in the London interbank market at approximately 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period, in each case in an amount similar to such Libor Loan and for a period comparable to such Interest Period.

“Liens” means mortgages, charges, pledges, hypothecs, assignments by way of security, conditional sales or other title retentions, security created under the Bank Act (Canada), liens, encumbrances, security interests or other interests in property, howsoever created or arising, whether fixed or floating, perfected or not, which secure payment or performance of an obligation and, including, in any event, (a) rights of set-off created for the purpose of securing (directly or indirectly) any Debt, and (b) the rights of lessors under Capital Leases and any other lease financing included as Debt.

“Loan” means a Prime Loan, USBR Loan, Libor Loan, Bankers’ Acceptance or BA Equivalent Advance or Letter of Credit outstanding hereunder.

“Loan Documents” means this Agreement, Bankers’ Acceptances, Discount Notes, Letters of Credit (and any applications for, or reimbursement agreements or other documents executed by the Borrower relating to, the Letters of Credit), the Guarantees, the Collateral Documents and the Global Consent and Confirmation.

“Majority Lenders” means those Lenders holding, in the aggregate, at least 66 2/3% of the Commitments of all Lenders hereunder.

“Material Adverse Effect” means any of (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or (b) the impairment of the ability of the Borrower or a Subsidiary, taken as a whole, to perform the Obligations in any material way, or (c) the impairment of the ability of the Agent or the Lenders to enforce the Obligations.

“Material Contract” means any contract or other arrangement to which the Borrower or the Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew, as at the date of determination, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the third anniversary of the Closing Date subject to extension in accordance with Section 2.2 and provided that (a) in the event of any Partial Extension, there will be different Maturity Dates among the Lenders as provided for in Section 2.2(f) and (b) in no event will the Maturity Date be extended beyond June 1, 2011 (which is the date six month prior to the maturity of the Senior Notes).

“Minor Subsidiary” means a Subsidiary of the Borrower which has consolidated assets of less than Cdn. $1,000,000 (or the Equivalent Amount in United States Dollars) and consolidated revenues on an annual basis of less than Cdn. $1,000,000 (or the Equivalent Amount in United States Dollars) and is designated as a Minor Subsidiary by the Borrower pursuant to Section 9.6(c); provided that, in no event shall the Minor Subsidiaries have consolidated assets on an aggregate basis greater than Cdn. $10,000,000 (or the Equivalent Amount in United States Dollars) or annual consolidated revenues on an aggregate basis of greater than Cdn. $15,000,000.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“NACG” means North American Construction Group Inc., a Canadian corporation.

“Net Asset Sale Proceeds”, with respect to any asset sales contemplated under clauses (b) or (e) of the definition of Permitted Dispositions, means cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such asset sale, net of any bona fide direct costs (including professional fees and costs) incurred in connection with such asset sale, including (a) income taxes reasonably estimated to be actually payable within two years of the date of such asset sale as a result of any gain recognized in connection with such asset sale and (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such asset sale.

“Net Insurance/Condemnation Proceeds” means any cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the issuance of Capital Stock of or incurrence of Debt by the Borrower or any of its Subsidiaries.

“Non-Acceptance Lender” means (a) a Lender which does not accept bankers’ acceptances in the ordinary course of its business or (b) in respect of Lenders which are not Canadian chartered banks or Schedule III Lenders, a Lender who, by notice in writing to the Agent and the Borrower, elects thereafter to make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances.

“Non-Extending Lenders” has the meaning attributed thereto in Section 2.2(c).

“Noon Rate” means, in relation to the conversion of one currency into another currency, the spot rate of exchange for such conversion as quoted by the Bank of Canada (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions by the Agent in Toronto, Ontario in accordance with its normal practice) at approximately 12:00 noon (Toronto, Ontario time) on the Banking Day that such conversion is to be made (or, if such conversion is to be made before noon, then at approximately noon on the immediately preceding Banking Day).

“Obligations” means, at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower and its Subsidiaries to the Lenders or the Agent under, pursuant or relating to the Loan Documents or the Credit Facility and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including, without limitation, all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Borrower under this Agreement; provided that, for purposes of Article 10 and the Security and the Collateral Documents but for no other purposes, “Obligations” shall also include any Cash Management Indebtedness.

“Officer’s Certificate” means a certificate or notice (other than a Compliance Certificate) signed by a senior officer of the Borrower; provided, however, that Drawdown Notices and Conversion/Rollover/Repayment Notices shall be executed on behalf of the Borrower by any one of the foregoing persons or such other persons as may from time to time be designated by written notice by the Borrower to the Agent.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real or personal) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Original Closing Date” has the meaning attributed thereto in the recitals above.

“Original Credit Agreement” has the meaning attributed thereto in the recitals above.

“Outstanding Principal” means, at any time, the aggregate of (a) the principal amount of all outstanding Prime Loans (including Swing Line Advances) and Overdrafts in Cdn. Dollars, (b) the Equivalent Amount in Cdn. Dollars of the principal of all outstanding USBR Loans and Libor Loans, (c) the amounts payable at maturity of all outstanding Bankers’ Acceptances and BA Equivalent Advances, (d) the maximum amount available to be drawn under all outstanding Letters of Credit denominated in Cdn. Dollars, and (e) the Equivalent Amount in Cdn. Dollars of the maximum amount available to be drawn under all outstanding Letters of Credit denominated in United States Dollars.

“Overdrafts” has the meaning attributed thereto in Section 2.8(a).

“Partial Extension” has the meaning attributed thereto in Section 2.2(f).

“Permitted Acquisitions” means:

(a)

any acquisition funded solely with the proceeds of an equity offering of the Borrower or Capital Stock of the Borrower; provided that (i) in the case of the purchase of a Person’s Capital Stock, such purchase is for 100% of all of the issued and outstanding Capital Stock of such Person, and (ii) such acquisition does not result in a Material Adverse Effect and no Default or Event of Default is continuing at the time of such acquisition or would result therefrom; or

(b)	acquisitions, by purchase or otherwise, of all or substantially all of the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person or any division or line of business of any Person (not covered by clause (a) above); provided that (i) the purchase price of any such acquisition does not exceed Cdn. $25,000,000, (ii) the aggregate purchase price of all such acquisitions made during any Fiscal Year does not exceed Cdn. $25,000,000, (iii) in the case of the purchase of a Person’s Capital Stock, such purchase is for 100% of all of the issued and outstanding Capital Stock of such Person, and (iv) such acquisition does not result in a Material Adverse Effect and no Default or Event of Default is continuing at the time of such acquisition or would result therefrom.

“Permitted Contingent Obligations” means:

(a)	Contingent Obligations of the Subsidiary Guarantors in respect of the Subsidiary Guarantee;

(b)	Contingent Obligations of the Borrower under Currency Agreements with respect to Debt under the Senior Notes;

(c)	Contingent Obligations of the Borrower under the Lender Hedge Agreements;

(d)	Contingent Obligations of the Borrower in respect of other Hedge Agreements (that are not Lender Hedge Agreements) in an amount not to exceed Cdn.$5,000,000;

(e)	Contingent Obligations of the Borrower and the Subsidiaries in respect of customary indemnification and purchase price adjustment obligations incurred in connection with a sale of assets;

(f)	Contingent Obligations in respect of any obligations of the Borrower or any Subsidiary Guarantor in respect of Permitted Debt;

(g)	existing Contingent Obligations of the Borrower and the Subsidiaries described in the Disclosure Schedule;

(h)	Contingent Obligations of Subsidiary Guarantors arising under their guarantees of the Senior Notes;

(i)	Contingent Obligations of the Borrower and the Subsidiaries under the Bonding Program;

(j)

any obligation of the Borrower or any Subsidiary Guarantor incurred in the ordinary course of its business (the “Direct Obligation”) (for certainty, excluding obligations that are dealt with in the preceding clauses (a) through (i) of this definition) if the primary purpose or intent of the Borrower or Subsidiary Guarantor incurring the Contingent Obligation is to provide assurance to the obligee of the Direct Obligation that the Direct Obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Direct Obligation will be protected (in whole or part) against loss in respect thereof;

(k)	other Contingent Obligations of the Borrower and the Domestic Subsidiaries, provided that the maximum aggregate liability, contingent or otherwise, of the Borrower and its Domestic Subsidiaries in respect of all such other Contingent Obligations shall at no time exceed Cdn. $10,000,000; and

(l)	Contingent Obligations relating to obligations under operating leases entered into in the ordinary course of business by the Borrower or any Subsidiary.

“Permitted Debt” means:

(a)	the Obligations;

(b)	Permitted Contingent Obligations of the Borrower and its Domestic Subsidiaries and, upon any matured obligations actually arising pursuant thereto, the Debt corresponding to the Contingent Obligations so extinguished;

(c)	Debt in respect of Capital Leases of the Borrower and its Domestic Subsidiaries aggregating not in excess of Cdn. $30,000,000 at any one time;

(d)	Debt of the Borrower to a Subsidiary Guarantor or from a Subsidiary Guarantor to another Subsidiary Guarantor or to the Borrower;

(e)	existing Permitted Debt described in the Disclosure Schedule;

(f)	Debt evidenced by the Senior Notes in an aggregate principal amount not to exceed U.S.$200,000,000;

(g)	Permitted Purchase Money Debt; and

(h)	other Debt of the Borrower and its Domestic Subsidiaries in an aggregate principal amount not to exceed Cdn. $5,000,000 at any time outstanding.

“Permitted Dispositions” means, in respect of the Borrower or any Subsidiary, each of the following:

(a)	a sale or disposition of assets by a Subsidiary to the Borrower or a Subsidiary Guarantor or by the Borrower to a Subsidiary Guarantor;

(b)	a sale or disposition by the Borrower or such Subsidiary in the ordinary course of business and in accordance with sound industry practice of property that is obsolete, no longer useful for its intended purpose or being replaced in the ordinary course of business;

(c)	a sale or disposition of inventory of the Borrower or such Subsidiary in the ordinary course of business at fair market value to a Person at arm’s length from the Borrower and its Subsidiaries;

(d)	in order to resolve disputes (or to settle with non-paying account debtors) that occur in the ordinary course of business, the Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable; and

(e)	a sale of assets in the normal course of business and in accordance with sound industry practice, provided that (i) such disposition does not result in a Material Adverse Effect and no Default or Event of Default is continuing at the time of such disposition or would result therefrom, (ii) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (iii) at least 75% of the consideration received shall be cash or trade-in on replacement assets, (iv) such sale is not otherwise restricted under the Credit Agreement, and (v) the Net Asset Sale Proceeds of such disposition shall be applied to either immediately purchase replacement property or assets or, if the proceeds are not so applied, such Net Asset Sale Proceeds shall be deposited into the Borrower’s Account or applied to repay the Obligations in accordance with Section 7.1.

“Permitted Investments” means:

(a)	Investments by the Borrower and its Subsidiaries in cash and Cash Equivalents;

(b)	Investments by the Borrower and the Subsidiary Guarantors in any Subsidiary;

(c)	intercompany loans to a Subsidiary Guarantor;

(d)	Consolidated Capital Expenditures by the Borrower and its Subsidiaries to the extent permitted under Section 9.3(e);

(e)	existing Investments described in the Disclosure Schedule;

(f)	promissory notes and other non-cash consideration held by the Borrower and its Subsidiaries that are received in connection with any asset sale permitted by Section 9.3(h);

(g)	Permitted Acquisitions;

(h)

so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Permitted Joint Venture Investments made or owned by the Borrower or any of its Domestic Subsidiaries; provided that, for greater certainty, upon and during the occurrence and continuation of a Default or an

Event of Default, the Borrower and its Domestic Subsidiaries may own all Permitted Joint Venture Investments then owned by it and them; and

(i)	so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, other Investments made or owned by the Borrower or any of its Domestic Subsidiaries in an aggregate amount not to exceed at any time Cdn.$10,000,000, provided that, for greater certainty, upon and during the occurrence and continuation of a Default or an Event of Default, the Borrower and its Domestic Subsidiaries may own all Investments then owned by it and them.

“Permitted Joint Venture Investment” means a joint venture or partnership in the same or substantially the same business line of the Borrower in which the Borrower or a Subsidiary Guarantor has the right to receive a percentage of the profits or distributions at least equal to the percentage of its ownership interest and its liability under such arrangement is limited to the percentage of its ownership interest.

“Permitted Liens” means, as at any particular time, any of the following on the property or any part of the property of the Borrower or any Subsidiary:

(a)	Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 9.2(f);

(b)	Liens imposed by Applicable Law, such as statutory liens and deemed trusts, carriers’ liens, builders’ liens, warehousemen’s liens, mechanics’ liens, materialmen’s liens and other liens, privileges or other charges of a similar nature in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (A) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (B) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(c)	Liens constituted by the delivery of bonds issued under the Bonding Program, or letters of credit, in any case provided in the ordinary course of business to secure the performance of bids, trade contracts, leases, government contracts, statutory obligations, and other similar obligations (exclusive of obligations for the payment of borrowed money), and Liens securing indemnity or reimbursement obligations in respect of the Bonding Program;

(d)	Liens provided in connection with workers’ compensation, unemployment insurance and other types of social security in the ordinary course of business, so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(e)	Liens constituted by the delivery of an appeal bond posted with a court in connection with litigation to which the Borrower or a Subsidiary is subject, so long as no other Liens are provided (except other Permitted Liens);

(f)	any attachment or judgment Lien not constituting an Event of Default under Section 11.1(h);

(g)	Liens reserved in or exercisable under any real property lease for rent or otherwise to effect compliance with the terms of such lease, in respect of which the rent or other obligations (i) are not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (A) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (B) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(h)	Liens in favour of a public utility or any municipality or governmental or other public authority when required by such utility, municipality or authority in connection with the operations of the Borrower or a Subsidiary, provided that all such Liens only secure (i) amounts not yet overdue or (ii) amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (A) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (B) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(i)	Liens granted pursuant to the Collateral Documents;

(j)	Liens in favour of the Borrower or a Subsidiary Guarantor on assets of any Subsidiary of the Borrower;

(k)	any interest or title of a lessor under any Capital Lease, provided that such Liens do not extend to any property or assets which are not leased property subject to such Capital Lease or property ancillary thereto or the proceeds thereof;

(l)	Operating Leases to the extent constituting Liens under the Personal Property Security Act (Alberta) or any equivalent legislation, or Liens granted under or in connection with Operating Leases; provided that such Liens do not extend to any property or assets which are not leased property subject to such Operating Lease or property ancillary thereto or the proceeds thereof;

(m)	Liens incidental to current operations which have not at such time been filed pursuant to Applicable Law against the Borrower’s or a Subsidiary Guarantor’s assets, or which relate to obligations not due or delinquent;

(n)	the existing Liens described in the Disclosure Schedule;

(o)	Liens securing Permitted Purchase Money Debt; provided that such Liens do not secure amounts in excess of the purchase price or the cost of installation, construction or improvement of the applicable property or equipment and do not extend to any property or assets other than the applicable property or equipment; and

(p)	other Liens securing obligations in an aggregate amount not to exceed Cdn.$5,000,000 at any time outstanding;

provided that nothing in this Agreement shall be construed as postponing or subordinating the Liens of the Collateral Documents to any such Permitted Lien.

“Permitted Purchase Money Debt” means Debt of the Borrower and its Domestic Subsidiaries that is incurred for the purpose of financing all or any part of the purchase price of, or the cost of installation, construction or improvement of, property or equipment in an aggregate principal amount not to exceed Cdn. $25,000,000 at any time outstanding.

“Person” means an individual, a partnership, a corporation, a limited or unlimited liability company, a joint venture, a trust, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual, and words importing persons have a similar meaning.

“Pledge Agreements” means the Borrower Pledge Agreement, the Subsidiary Pledge Agreement and any other share pledge agreement in substantially similar form executed and delivered from time to time under this Agreement.

“Prime Loan” means an Advance in, or Conversion into, Cdn. Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the Prime Rate.

“Prime Rate” means, for any day, the greater of:

(a)	the rate of interest per annum established from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers in Canada for Cdn. Dollar commercial loans in Canada; and

(b)	the CDOR Rate on the immediately preceding Banking Day for 30 day Canadian Dollar bankers’ acceptances, plus 1.00% per annum.

“Pro Rata Share” means, at any time and in relation to any Lender and any amount, (subject to Section 2.2(f)(iii)) the proportionate share of such amount which is calculated by multiplying such amount by a fraction, the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time.

“Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or sub-surface strata.

“Rollover” means:

(a)	with respect to any Libor Loan, the continuation of all or a portion of such Loan (subject to the provisions hereof) for an additional Interest Period subsequent to the initial or any subsequent Interest Period applicable thereto;

(b)	with respect to Bankers’ Acceptances, the issuance of new Bankers’ Acceptances or the making of new BA Equivalent Advances (subject to the provisions hereof) in respect of all or any portion of Bankers’ Acceptances (or BA Equivalent Advances made in lieu thereof) maturing at the end of the Interest Period applicable thereto, all in accordance with Article 5, and

(c)	with respect to Letters of Credit, the extension or replacement of an existing Letter of Credit, provided that the beneficiary thereof (including any successors or permitted assigns thereof) remains the same, the maximum amount available to be drawn thereunder is not increased, the currency in which the same is denominated remains the same and the terms upon which the same may be drawn remain the same.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Loan and which shall be a Banking Day.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“S&P Rating” means S&P’s corporate credit rating for the Borrower from time to time.

“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Schedule II Lender” means a Lender which is a Canadian chartered bank listed on Schedule II to the Bank Act (Canada).

“Schedule III Lender” means a Lender which is an authorized foreign bank listed on Schedule III to the Bank Act (Canada).

“Secured Swap Obligations” means all indebtedness, obligations and liabilities of the Borrower or any Subsidiary Guarantor under the Lender Hedge Agreements.

“Security” means the security and Liens created under the Collateral Documents.

“Senior Debt” means, in respect of the Borrower on a consolidated basis, without duplication, the sum of:

(a)	Debt under the Credit Facility (including under Letters of Credit) and all Debt that ranks pari passu with or senior to such Debt;

(b)	Debt under Capital Leases; and

(c)	the mark to market liabilities of the Borrower under all Currency Agreements in respect of the Senior Notes;

but shall exclude (1) Debt under the Senior Notes and (2) Permitted Purchase Money Debt incurred for the construction phase of the particular property or equipment (to the extent applicable), provided that such exclusion shall apply only until 60 days after the purchased property or equipment is commissioned for operating use.

“Senior Note Indenture” means the indenture dated November 26, 2003 pursuant to which the Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under Section 9.3(l) .

“Senior Notes” means the U.S.$200,000,000 in initial aggregate principal amount of Senior Notes of the Borrower due December 1, 2011 issued pursuant to the Senior Note Indenture, and any exchange notes containing substantially identical terms issued as contemplated in the Senior Note Indenture (except that such exchange notes will not contain terms with respect to transfer restrictions or the accrual of liquidated damages).

“St. Paul Priority Agreement” means that certain Priority Agreement dated on or about the Original Closing Date among BNP Paribas (Canada) as administrative agent, GE Canada Finance Holdings as collateral agent, St. Paul Guarantee Insurance Company, NACG Holdings Inc. and its Subsidiaries and the other parties thereto.

“Subsidiary” means, with respect to the Borrower:

(a)	any corporation of which at least a majority of the outstanding Voting Securities having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by the Borrower or one or more of its Subsidiaries, or the Borrower and one or more of its Subsidiaries;

(b)

any partnership of which, at the time, the Borrower, or one or more of its Subsidiaries, or the Borrower and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof; and (ii) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or

(c)	any other Person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by the Borrower, or one or more of its Subsidiaries, or the Borrower and one or more of its Subsidiaries.

“Subsidiary Guarantee” means the Subsidiary Guarantee executed and delivered by the Subsidiaries of the Borrower on the Original Closing Date substantially in the form of Exhibit XI attached to the Original Credit Agreement, as such Subsidiary Guarantee may thereafter be amended, supplemented (including by any joinder in respect thereof), replaced or otherwise modified from time to time in accordance herewith

“Subsidiary Guarantor” means, on the date hereof, NACG, NACG Finance LLC, North American Construction Ltd., North American Caisson Ltd., North American Engineering Inc., North American Enterprises Ltd., North American Industries Inc., North American Maintenance Ltd., North American Mining Inc., North American Pipeline Inc., North American Road Inc., North American Services Inc., North American Site Services Inc., Griffiths Pile Driving Inc., North American Site Development Ltd.; and any other Subsidiary of the Borrower that executes and delivers a counterpart of, or joinder agreement in respect of, the Subsidiary Guarantee pursuant to Section 9.6.

“Subsidiary Pledge Agreements” means the Securities Pledge Agreements executed and delivered by any Subsidiary Guarantor on or after the Original Closing Date, substantially in the form of Exhibit XVI attached to the Original Credit Agreement, as such Subsidiary Pledge Agreements may thereafter be amended, supplemented, replaced or otherwise modified from time to time in accordance herewith.

“Swap Lender” means a party to a Lender Hedge Agreement (other than the Borrower or any Subsidiary).

“Swing Line Advances” means Advances of Prime Loans or by way of Overdrafts under the Credit Facility made only by the Swing Line Lender pursuant to Section 2.8.

“Swing Line Commitment” means the commitment by the Swing Line Lender to make Swing Line Advances up to a maximum of Cdn. $10,000,000.

“Swing Line Lender” means Bank of Montreal or any other Lender selected by the Borrower (acting reasonably and in consultation with the Agent) who assumes in writing, with the Borrower and the Agent, the obligation of making Swing Line Advances under this Agreement.

“Taxes” means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, or charges which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any, and “Tax” and “Taxation” shall be construed accordingly.

“Termination Event” means an automatic early termination of obligations relating to any Lender Hedge Agreement without any notice being required from a Lender or any other financial institution which is a counterparty thereto.

“Total Commitment” means the aggregate Commitments of the Lenders.

“United States Dollars”, “U.S. Dollars” and “U.S. $” means the lawful money of the United States of America.

“U.S. Base Rate” means, for any day, the greater of:

(a)	the rate of interest per annum established from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers in Canada for United States Dollar commercial loans in Canada; and

(b)	the rate of interest per annum for such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, equal to the sum of the Federal Funds Rate plus 0.50% per annum.

“USBR Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the U.S. Base Rate.

“Voting Securities” means:

(a)	capital stock of any class of any corporation or other equity securities of any other Person which carries voting rights to elect the board of directors (or other persons performing similar functions) under any circumstances; and

(b)	an interest in a general partnership, limited partnership, joint venture or similar Person which entitles the holder of such interest to receive a share of the profits, or on dissolution or partition, of the assets, of such Person.

1.2	Headings; Articles and Sections

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3	Number; persons; including

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa,

words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.4	Accounting Principles

Wherever in this Agreement reference is made to “generally accepted accounting principles” or “GAAP”, such reference shall be deemed to be to the recommendations at the relevant time of the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis (unless otherwise specifically provided or contemplated herein to be applicable on an unconsolidated basis) as at the date on which such calculation is made or required to be made in accordance with such principles (“GAAP”). Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other Loan Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP applied on a consistent basis.

1.5	References to Agreements and Enactments

Reference herein to any agreement, instrument, licence or other document shall, unless otherwise specified, be deemed to include reference to such agreement, instrument, licence or other document as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions of this Agreement; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.

1.6	Amendment and Restatement

This Agreement is and shall for all purposes be deemed to be an amendment and a restatement of the provisions of the Existing Credit Agreement. This Agreement shall supersede the Existing Credit Agreement insofar as it constitutes the entire agreement between the parties concerning the subject matter of this Agreement, but does not constitute a novation of the Existing Credit Agreement or any of the Debt, liabilities or obligations of the Borrower thereunder. All Existing Letters of Credit pursuant to the Existing Credit Agreement shall be deemed to be Letters of Credit under this Agreement, and all Obligations (as defined in the Existing Credit Agreement) outstanding when this Agreement becomes effective in accordance with Section 3.2 shall be deemed to be Obligations under this Agreement. In respect of such Existing Letters of Credit for which BNP Paribas (Canada) was the fronting lender under the Existing Credit Agreement, BNP Paribas (Canada) shall be entitled to the indemnification and other rights of the Fronting Lender hereunder until such Existing Letters of Credit expire or are returned.

1.7	Schedules

The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Lenders and Commitments
Schedule B	-	Compliance Certificate
Schedule C	-	Conversion/Rollover/Repayment Notice
Schedule D	-	Discount Note
Schedule E	-	Drawdown Notice
Schedule F	-	Extension Request
Schedule G	-	Lender Assignment Agreement
Schedule H	-	Global Consent and Confirmation
Schedule I	-	Disclosure Schedule
I -1	-	Corporate Chart and Information Regarding Subsidiaries
I-2	-	Employee Matters
I-3	-	Real Property
I-4	-	Material Contracts
I-5	-	Existing Lender Hedge Agreements
I-6		Existing Letters of Credit
I-7	-	Existing Permitted Debt
I-8	-	Existing Permitted Liens
I-9	-	Existing Permitted Investments
1-10	-	Existing Contingent Obligations

ARTICLE 2

THE CREDIT FACILITY

2.1	Establishment of Credit Facility

(a)	Credit Facility. Subject to this Agreement, the Credit Facility is hereby established in favour of the Borrower and each Lender hereby severally agrees to make available Advances up to its Commitment.

(b)	Types of Loans. The Borrower may obtain the following types of Advances under the Credit Facility (unless expressly indicated otherwise):

(i)	Prime Loans (including Swing Line Advances);

(ii)	USBR Loans;

(iii)	Libor Loans;

(iv)	Bankers’ Acceptances; and

(v)	Letters of Credit;

provided that subject to Section 7.3, at no time shall (A) the Outstanding Principal under the Credit Facility (including the Outstanding Principal of all Swing Line Advances) exceed the Total Commitment, or (B) the Outstanding Principal of all Swing Line Advances exceed the Swing Line Commitment.

(c)	Nature of Credit Facility and Availability. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Advances under the Credit Facility until the Maturity Date.

(d)	Purpose. The proceeds of any Loans shall be applied by the Borrower for working capital and other general corporate purposes, which may include the making of intercompany loans to and equity Investments in any of the Subsidiary Guarantors for their own general corporate purposes.

(e)	Several Commitments. No Lender shall be responsible for the Commitment of any other Lender. The failure of a Lender to make available its share of any Advance in accordance with this Agreement shall not release any other Lender from its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, no Lender shall be obligated to make Advances in excess of its Commitment. The obligation of each Lender to make its Commitment available to the Borrower is a separate obligation between that Lender and the Borrower and such obligation is not the joint or the joint and several obligation of any other Lender.

2.2	Extensions of Maturity Date

(a)	The Borrower may, at its option, by delivering to the Agent an Extension Request, request the Lenders to extend the Maturity Date for an additional period of up to one year, provided that (i) this Extension Request cannot be made more than 90 days, or less than 60 days, before June 7 of each year (the “Anniversary Date”); and (ii) in no event will the Maturity Date be extended beyond June 1, 2011 (which is the date six months prior to the maturity date of the Senior Notes). Any Extension Request not delivered as aforesaid shall be ineffective and shall be deemed not to have been given to or received by the Agent or the Lenders for the purpose of this Section 2.2.

(b)	Promptly after receipt from the Borrower of an executed Extension Request, the Agent shall deliver to each Lender a copy of such request, and each Lender shall, at least 30 days before the then current Anniversary Date (the “Election Date”), advise the Agent in writing (i) whether such Lender will agree to extend the Maturity Date, and (ii) if such Lender will agree to extend the Maturity Date, the amount, if any, by which such Lender is prepared to increase its Commitment in the event the Borrower proposes to assign the Commitment of a Non-Extending Lender (as defined below); provided that if any Lender fails to so advise the Agent by the Election Date, then such Lender shall be deemed to have advised the Agent that it will not agree to extend the Maturity Date. The Agent shall promptly notify the Borrower if any Lender advises that it will not agree to extend the Maturity Date. Subject to Section 2.2(e), the Agent shall only extend the Maturity Date upon the agreement of the Lenders holding Commitments equal to at least two-thirds of the Total Commitment at such time, and such extension shall apply only to those Lenders which provided their consent to such extension (the “Extending Lenders”). The determination of each Lender whether or not to extend the Maturity Date shall be made by each such Lender in its sole discretion.

(c)	As soon as all of the Lenders have advised, or are deemed to have advised, the Agent whether or not they will be extending the Maturity Date (but in any event within five Banking Days after the Election Date), the Agent shall either:

(i)	deliver to the Borrower (with a copy to each Lender) a written extension signed by the Agent; or

(ii)	notify the Borrower that the request for extension has been denied.

If the extension is approved by less than all of the Lenders, then the Agent shall also advise the Borrower of those Lenders which did not agree to the requested extension (each, a “Non-Extending Lender”), each Non-Extending Lender’s Pro Rata Share of the Obligations and the amount, if any, by which each Extending Lender is prepared to increase its Commitment in the event the Borrower proposes to assign the Commitment of a Non-Extending Lender.

(d)	Upon the delivery to the Borrower of a written extension, the Maturity Date shall be extended for up to one year as specified in such written extension. The Borrower acknowledges that, at the time of any such extension, an extension fee will be payable to the Extending Lenders.

(e)	If an Extension Request is approved but there are Non-Extending Lenders, then the Borrower may require any Non-Extending Lender to assign all of its rights, benefits and interests under the Loan Documents, its Commitment and all Obligations then owing to such Non-Extending Lender under the Credit Facility (collectively, the “Assigned Interests”) to (A) any Extending Lenders which have agreed to increase their Commitments and to purchase Assigned Interests, and (B) to the extent the Assigned Interests are not transferred to Extending Lenders, other Persons selected by the Borrower and acceptable to the Agent, in each case acting reasonably. Such assignments shall be effective upon:

(i)	execution of a Lender Assignment Agreement;

(ii)	payment to such Non-Extending Lender (in immediately available funds) by the relevant assignee of an amount equal to the relevant Outstanding Principal (and accrued and unpaid interest thereon) owed to such Non-Extending Lender under the Credit Facility together with all other amounts payable hereunder by the Borrower to such Non-Extending Lender in regard to the Assigned Interests;

(iii)	payment by the relevant assignee to the Agent (for the Agent’s own account) of the transfer fee contemplated in Section 15.6; and

(iv)	provision satisfactory to such Non-Extending Lender (acting reasonably) being made for payment at maturity of the face amount of outstanding Bankers’ Acceptances accepted by it in regard to the Assigned Interests and any costs, losses, premiums or expenses incurred by such Non-Extending Lender by reason of the liquidation or re-deployment of deposits or other funds in respect of Libor Loans outstanding hereunder in regard to the Assigned Interests.

Upon such assignment and transfer becoming effective, the Non-Extending Lender shall have no further right, interest, benefit or obligation hereunder to the extent of the Assigned Interests assigned by that Lender, and each assignee thereof shall succeed to the position of such Lender to the extent of the portion of the Assigned Interests acquired by such assignee as if the assignee were an original Lender hereunder in regard thereto in the place and stead of such Non-Extending Lender.

(f)

If an Extension Request is approved but all of the Commitments of the Non-Extending Lenders are not assigned or repaid in accordance with Section 2.2(e) (a “Partial Extension”), the remaining Commitments of the Non-Extending Lenders shall continue until the Maturity Date applicable to such Lenders. Thereafter, any

Drawdowns under the Credit Facility may only be obtained from the Extending Lenders in proportion to their respective Commitments, and all applicable provisions of this Agreement shall be construed accordingly. Without limiting the foregoing, in the event of any Partial Extension:

(i)	the Maturity Date will only be extended in respect of the Extending Lenders and will remain unchanged in respect of the Non-Extending Lenders;

(ii)	the provisions herein relating to the Maturity Date shall apply separately to the Non-Extending Lenders as a group and to each other group of Lenders having a common Maturity Date (each, a “Non-Extending Lender Group”); provided that, any such consents or decisions of the Lenders shall be made on the basis of their Pro Rata Shares without regard to whether any Lender or group of Lenders has a different Maturity Date which applies to it or them;

(iii)	it the event of a Partial Extension:

(A)	any Drawdowns pursuant to Section 2.3 subsequent to the Maturity Date applicable to the Non-Extending Lenders shall be allocated pro rata among the Extending Lenders in accordance with their respective Commitments;

(B)	any reduction in the Total Commitment pursuant to Section 2.5 shall be allocated pro rata among the Extending Lenders and the Non-Extending Lenders in accordance with their respective Commitments; and

(C)	notwithstanding Section 7.2, if the Borrower makes an optional prepayment under the Credit Facility and if there is no reduction in the Total Commitment, such prepayment shall be deemed to have been made to the Extending Lenders only and shall not be applied in repayment of Outstanding Principal owed to Non-Extending Lenders unless the Agent is expressly directed in writing by the Borrower at the time of payment to allocate such payment pro rata among the Extending Lenders and the Non-Extending Lenders in accordance with their respective Commitments.

2.3	Drawdowns – Notices and Limitations

The Borrower may request Drawdowns upon the following terms and conditions:

(a)	the Borrower may request a Drawdown as follows:

(i)	in the case of a Prime Loan, USBR Loan or Bankers’ Acceptances, by delivering a Drawdown Notice to the Agent before 11:00 a.m. (Toronto time) at least one Banking Day prior to the requested Drawdown Date,

(ii)	in the case of a Libor Loan, by delivering a Drawdown Notice to the Agent before 11:00 a.m. (Toronto time) at least three Banking Days prior to the requested Drawdown Date, and

(iii)	in the case of issuance of a Letter of Credit, by delivering a Drawdown Notice to the Agent and a letter of credit application and indemnity to the Fronting Bank in the Fronting Bank’s customary form before 11:00 a.m. (Toronto time) at least five Banking Days prior to the requested Drawdown Date.

(b)	each Drawdown (other than the issuance of a Letter of Credit) shall be requested and made available in minimum amounts of not less than:

(i)	in the case of a Prime Loan or USBR Loan, Cdn. or U.S. $5,000,000,

(ii)	in the case of a Libor Loan, U.S. $5,000,000 and in multiples of U.S. $1,000,000 thereafter,

(iii)	in the case of Bankers’ Acceptances, Cdn. $5,000,000 and in multiples of Cdn. $100,000 thereafter, and

(iv)	in the case of a Letter of Credit, Cdn. or U.S. $25,000.

(c)	Drawdowns will only be made available if all applicable conditions precedent in ARTICLE 3 are or will be satisfied on or before the requested Drawdown Date.

2.4	Rollovers and Conversions - Notices and Limitations

(a)	General. The Borrower may request Rollovers and Conversions upon the following terms and conditions:

(i)	the Borrower may request a Rollover or Conversion by delivering a Conversion/Rollover/Repayment Notice with the same prior notice period that would apply if it was obtaining a Drawdown of the relevant type and amount of Loan;

(ii)	the Borrower may request a Rollover or Conversion of part only of a Loan, provided that:

(A)	each Loan resulting from such Rollover or Conversion is not less than the relevant Drawdown minimum specified in Section 2.3,

(B)	any portion of an existing Libor Loan or Bankers’ Acceptances which is not rolled over or converted shall be repaid in accordance with the provisions hereof, and

(C)	the Borrower may not convert a portion only or the whole of an outstanding Loan unless both the unconverted portion and the converted portion of such Loan are equal to or exceed, in the relevant currency of each such portion, the minimum amounts required for Drawdowns of Loans of the same type as that portion as set forth in Section 2.3;

(iii)	in respect of Conversions of a Loan denominated in one currency to a Loan denominated in another currency, the Borrower shall at the time of the Conversion repay the Loan or portion thereof being converted in the currency in which it was denominated;

(iv)	a Rollover or Conversion shall not result in an increase in Outstanding Principal; increases in Outstanding Principal may only be effected by Drawdowns;

(v)	a Rollover or Conversion of a Libor Loan may occur only on the last day of the relevant Interest Period for such Libor Loan (unless the Borrower pays the Libor breakage costs to the Lenders in accordance with Section 7.4(a)); and

(vi)	a Rollover or Conversion of a Bankers’ Acceptance may occur only on the maturity date for such Bankers’ Acceptance; and

(vii)	a Conversion of a Letter of Credit may occur only in accordance with Section 6.5.

(b)	Libor Loans. In anticipation of the expiry of each Interest Period for each Libor Loan, the Borrower shall do one or a combination of the following:

(i)	request a Rollover of all or part of such Libor Loan in accordance with Section 2.4(a);

(ii)	request a Conversion of all or part of such Libor Loan in accordance with Section 2.4(a); or

(iii)	repay all or part of such Libor Loan on the last day of such Interest Period with notice in accordance with Section 7.2.

If and to the extent that the Borrower fails to so notify the Agent or to so pay the relevant Libor Loan in accordance with the foregoing, the Borrower shall be deemed to have requested a Conversion into a USBR Loan on the last day of the relevant Interest Period in an amount equal to that portion of the Libor Loan which is not rolled over, converted or repaid.

(c)	Bankers’ Acceptances. In anticipation of the maturity of any Bankers’ Acceptances, the Borrower shall, subject to and in accordance with the requirements hereof, do one or a combination of the following with respect to the aggregate face amount at maturity of all such Bankers’ Acceptances:

(i)	request a Rollover of the maturing Bankers’ Acceptances in accordance with Section 2.4(a) and, on the maturity date of the maturing Bankers’ Acceptances, pay to the Agent for the account of the Lenders any amount that the Borrower is required to pay under Section 5.4;

(ii)	request a Conversion of the maturing Bankers’ Acceptances to another type of Loan in accordance with Section 2.4(a) and, on the maturity date of the maturing Bankers’ Acceptances, pay to the Agent for the account of the Lenders an amount equal to the aggregate face amount of such Bankers’ Acceptances; or

(iii)	on the maturity date of the maturing Bankers’ Acceptances, pay to the Agent for the account of the Lenders an amount equal to the aggregate face amount of such Bankers’ Acceptances with notice in accordance with Section 7.2.

If and to the extent that the Borrower fails to so notify the Agent or so pay the maturing Bankers’ Acceptances in accordance with the foregoing, the Borrower shall be deemed to have requested a Conversion into a Prime Loan on the last day of the relevant Interest Period in an amount equal to that portion of the maturing Bankers’ Acceptances which is not rolled over, converted or repaid.

2.5	Reduction of Total Commitment

The Borrower may, at its option, permanently reduce the Total Commitment under the Credit Facility by cancelling all or any part of the undrawn portion of the Credit Facility, provided that:

(a)	the Borrower shall provide the Agent with at least three Banking Days’ prior written notice of any such cancellation;

(b)	each such cancellation of the Credit Facility shall be a minimum of Cdn. $5,000,000 and in whole multiples of Cdn. $1,000,000 thereafter;

(c)	any such cancellation of the Credit Facility shall be allocated among the applicable Lenders in proportion to their respective Commitments at the time of cancellation; and

(d)	any cancellation notice shall be irrevocable.

2.6	Advances - General

(a)	Advances shall be made in such currency and at the time and in the manner requested by the Borrower, subject to this Agreement and upon fulfilment of all conditions precedent to the making of such Advances.

(b)	No Advances need be made except on a Banking Day.

(c)	All Advances by the Lenders and all payments by the Borrower hereunder shall be made at the Agent’s Branch in immediately available freely transferable funds. The Borrower shall open and maintain the Borrower’s Accounts for the purpose of receiving Advances and making payments, repayments and prepayments under this Agreement.

(d)	The Agent shall open and maintain books of account evidencing all Advances and issuances of Letters of Credit and all other amounts owing by the Borrower to the Lenders hereunder. The Agent shall enter in the foregoing books of accounts details of all applicable amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing books of accounts shall constitute prima facie evidence of the Obligations owing from time to time by the Borrower to the Agent and the Lenders.

(e)	The Agent shall be entitled to act and rely upon verbal or telephonic instructions from the Borrower or genuinely believed to be from the Borrower; provided that, if any such instructions are so given by the Borrower, the Borrower shall promptly confirm these instructions in writing.

2.7	Advances: Inter-Lender Arrangements

(a)	Upon receipt by the Agent of a Drawdown Notice or Conversion/Rollover/ Repayment Notice from the Borrower, the Agent shall promptly advise each Lender of the date, amount and other particulars with respect to such Drawdown, Conversion or Rollover and the amount of each Lender’s Pro Rata Share thereof.

(b)	Subject to prior satisfaction of the applicable conditions precedent set forth in Article 3, each Lender shall remit its Pro Rata Share of each requested Drawdown to the Agent’s Accounts on the relevant Drawdown Date for same day value. Subject to Section 14.2, the Agent shall make such funds available to the Borrower by crediting the Borrower’s Accounts for same day value on the relevant Drawdown Date.

2.8	Swing Line Advances

(a)	Advance of Swing Line Advances. Notwithstanding Sections 2.3 and 2.7 but otherwise subject to Article 3, the Swing Line Lender agrees to make Swing Line Advances to the Borrower from time to time under the Credit Facility prior to the Maturity Date; provided that, after giving effect thereto:

(i)	the aggregate Outstanding Principal of all Swing Line Advances shall not exceed the Swing Line Commitment; and

(ii)	the aggregate Outstanding Principal of all Swing Line Advances plus the Outstanding Principal of all Advances then owing to the Swing Line Lender in its capacity as Lender shall not exceed such Lender’s Commitment.

Within the limits and on the conditions herein set forth with respect to Swing Line Advances, the Borrower may from time to time borrow, repay and reborrow Swing Line Advances. All Swing Line Advances shall be made as Prime Loans and may not be converted into USBR Loans, Bankers’ Acceptances or Libor Loans. The Borrower may access Swing Line Advances from the Swing Line Lender by overdrafts (“Overdrafts”) arising from clearance of cheques or drafts drawn on the accounts of the Borrower maintained with the Swing Line Lender for such purpose.

(b)	Repayment of Swing Line Advances. The Borrower may repay Swing Line Advances at any time and from time to time without notice or penalty. All interest payments and principal payments made by the Borrower in respect of Swing Line Advances shall be made directly to the Swing Line Lender at the account designated to the Borrower for such purpose and shall be for the sole account of the Swing Line Lender (except as provided otherwise in Section 2.8(d)).

(c)	Purchase of Participations. If the Commitments of all of the Lenders expire or terminate at any time while Swing Line Advances are outstanding, each Lender (other than the Swing Line Lender) shall immediately purchase an undivided participating interest in the outstanding Swing Line Advances in an amount equal to its Pro Rata Share (determined on the date of, and immediately prior to, expiration or termination of the Commitments of the Lenders) of the aggregate principal amount of the outstanding Swing Line Advances by immediately paying to the Swing Line Lender, for same day value, the amount of its participation.

(d)	Refund by Swing Line Lender. If a Swing Line Lender receives payment from any Lender in respect of such Lender’s participating interest in a Swing Line Advance and the Swing Line Lender thereafter receives any payment on account thereof from the Borrower, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that any such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to such Lender.

(e)	Notice of Default. The Swing Line Lender agrees that it will not make any Swing Line Advances to the Borrower from and after the date on which it receives a written notice from the Borrower or any Lender referring to this Agreement and stating that a Default or an Event of Default has occurred and is continuing hereunder until the date on which such Default or Event of Default is no longer continuing. A Swing Line Lender shall be entitled to disregard any notice given by a Lender under this Section 2.8(e) in circumstances where, in the Swing Line Lender’s reasonable determination, no Default or Event of Default has occurred and is continuing.

(f)	Obligations Absolute. For certainty, it is hereby acknowledged and agreed that the Lenders shall be obligated to advance their Pro Rata Shares of the Advance contemplated by Section 2.8(c) or complete the purchase contemplated by Section 2.8(c) and to disburse to the Swing Line Lender its Pro Rata Shares of the outstanding Swing Line Advances or purchase price referenced therein irrespective of:

(i)	whether a Default or Event of Default is then continuing or whether any other requirements in this Agreement has been satisfied; and

(ii)	in the case of any such advance, whether or not the Borrower has, in fact, actually requested such Advance (by delivery of a Drawdown Notice or otherwise).

2.9	Lender Hedge Agreements

Subject to the hedging restrictions in Section 9.3(f)(ii), each Swap Lender may elect to enter into Hedge Agreements with the Borrower or any Subsidiary, and all Secured Swap Obligations shall at all times rank pari passu with the Obligations; provided that any Lender that enters into a Hedge Agreement in good faith and without actual knowledge of a contravention of the hedging restrictions in Section 9.3(f)(ii) shall be entitled to the benefit of any Guarantee and Security regardless of any contravention of such negative covenant.

ARTICLE 3

CONDITIONS PRECEDENT TO DRAWDOWNS

3.1	Conditions for All Drawdowns

On or before each Drawdown Date hereunder, the following conditions shall be satisfied:

(a)	the Agent shall have received a Drawdown Notice from the Borrower requesting the Drawdown;

(b)

each of the representations and warranties contained in Section 8.1 shall be true, correct and complete in all material respects on and as of the Drawdown Date to the same extent as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date); provided that if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for purposes of this representation;

(c)	no Default or Event of Default shall have occurred and be continuing nor shall the Drawdown result in the occurrence of any such event; and

(d)	after giving effect to the proposed Drawdown, the Outstanding Principal under the Credit Facility shall not exceed the maximum amount of the Credit Facility.

3.2	Closing Conditions

In addition to the conditions set forth in Section 3.1, the effectiveness of this Agreement and the obligation of the Lenders to make the initial Loans hereunder are subject to satisfaction of the following additional conditions:

(a)	all fees previously agreed in writing between the Borrower and the Agent shall be paid by the Borrower including all fees which are then due and payable thereunder to the Agent for the first year’s agency fee;

(b)	the Borrower, along with each Subsidiary Guarantor, shall have delivered to the Agent a current certificate of status, compliance or good standing, as the case may be, in respect of its jurisdiction of incorporation and certified copies of its constating documents, by-laws and the resolutions authorizing the Loan Documents to which it is a party and transactions hereunder and an Officer’s Certificate as to the incumbency of the officers of the Borrower or the Subsidiary Guarantor, as the case may be, signing the Loan Documents to which it is a party;

(c)	the Loan Documents shall have been fully executed and delivered each in form and substance satisfactory to the Lenders, and all registrations, filings and recordings necessary (as determined by the Lenders’ Counsel, acting reasonably) in connection therewith shall have been made and completed;

(d)	Lenders shall have received originally executed copies of one or more favourable written opinions of Borden Ladner Gervais LLP, counsel for the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Lenders and their counsel, dated as of the Closing Date and setting forth such matters as the Agent acting on behalf of the Lenders may reasonably request;

(e)	the Agent shall have received the draft audited Financial Statements of the Borrower for the Fiscal Year ending March 31, 2007, and such Financial Statements shall be satisfactory to the Agent, acting reasonably;

(f)	the Financial Statements referred to in Section 3.2(e) shall be delivered with a Compliance Certificate with an effective date of March 31, 2007 that evidences (i) compliance with the financial covenants in Section 9.5 and the other matters stated therein, and (ii) a minimum Consolidated EBITDA amount for the Borrower and its Subsidiaries on a trailing four-quarter basis of no less than Cdn.$90,000,000;

(g)	the Agent shall have received a satisfactory three year consolidated financial forecast including calculations in respect of the financial covenants set forth in Section 9.5;

(h)	the Agent shall have received an Officer’s Certificate certifying that (i) the Senior Note Indenture and the Senior Notes are in full force and effect, and no provision thereof has been modified or waived in any respect since the Original Closing Date, (ii) the Total Commitment constitutes “Permitted Indebtedness” under section 4.9 of the Senior Note Indenture and that the Liens created by the Collateral Documents are “Permitted Liens” thereunder, and (iii) no default has occurred under the Senior Note Indenture or will result from the increase in the Credit Facility or entering into of this Agreement;

(i)	the Agent shall have received (i) a copy of the insurance certificate evidencing the insurance maintained by the Borrower and its Subsidiaries, and evidencing that the Agent has been named as additional insured and/or loss payee thereunder to the extent required under Section 9.4(a), and (ii) a certificate from the Borrower confirming that such insurance is in compliance with the requirements in Section 9.4(a);

(j)	no event, circumstance or condition that could, individually or in the aggregate, be reasonably expected to have or that has had a Material Adverse Effect shall have occurred with respect to the Borrower and its Subsidiaries since December 31, 2006;

(k)	BNP Paribas (Canada) shall have resigned as administrative agent and collateral agent under the Existing Credit Agreement and the other Loan Documents and shall have executed and delivered all such documents, instruments and acknowledgments necessary to transfer and assign all of the Collateral Documents to the Agent hereunder, and CIBC shall have been appointed as the successor administrative agent and collateral agent under the Existing Credit Agreement; and

(l)	the Agent shall have received all such other documents and assurances as the Agent may reasonably request.

3.3	Waiver

The conditions set forth in Sections 3.1 and 3.2 are inserted for the sole benefit of the Lenders and the Agent and may be waived by the Lenders (in the case of Section 3.1) and by all of the Lenders (in the case of Section 3.2), in whole or in part (with or without terms or conditions), and unless so waived, without prejudicing the right of the Lenders or Agent at any time to assert such waived conditions in respect of any subsequent Drawdown.

ARTICLE 4

PAYMENTS OF INTEREST AND FEES

4.1	Interest on Prime Loans

The Borrower shall pay interest on each Prime Loan outstanding from time to time at a rate per annum equal to the Prime Rate in effect from time to time plus the Applicable Pricing Margin. Such interest shall accrue daily and shall be payable monthly in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Prime Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. Changes in the Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.

4.2	Interest on USBR Loans

The Borrower shall pay interest on each USBR Loan outstanding from time to time at a rate per annum equal to the U.S. Base Rate in effect from time to time plus the Applicable Pricing Margin. Such interest shall be payable monthly in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the USBR Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. Changes in the U.S. Base Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.

4.3	Interest on Libor Loans

The Borrower shall pay interest on each Libor Loan outstanding during each Interest Period applicable thereto at a rate per annum, calculated on the basis of a 360 day year, equal to the Libor Rate with respect to such Interest Period plus the Applicable Pricing Margin. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Rollover Date, Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Libor Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 360.

4.4	Stamping Fees

Upon the acceptance by a Lender of a Bankers’ Acceptance, the Borrower shall pay to the Agent for the account of such Lender a stamping fee in Cdn. Dollars equal to the Applicable Pricing Margin calculated on the principal amount at maturity of such Bankers’ Acceptance and for the period of time from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance and calculated on the basis of the number of days elapsed in a year of 365 or 366 days, as the case may be.

4.5	Fees Relating to Letters of Credit

(a)	The Borrower shall pay to the Agent, for the account of all Lenders in respect of Letters of Credit issued hereunder, an LC Fee payable quarterly in arrears commencing on the date of issuance, calculated at a rate per annum equal to the Applicable Pricing Margin and on the average daily amount of such Letter of Credit for the number of days such Letter of Credit was outstanding for the period from and including the date of issuance or the date of the immediately preceding determination of the LC Fee (as the case may be) to but excluding that date of determination, in each case, in a year of 365 or 366 days, as the case may be.

(b)	As a condition precedent to the issuance of any Letter of Credit, the Borrower shall pay to the Agent for the account of the Fronting Lender, a fronting fee payable quarterly in arrears and calculated at a rate of 0.10% per annum (subject to a minimum fee of Cdn.$500) on the amount of such Letter of Credit for the number of days which such Letter of Credit will be outstanding in the year of 365 or 366 days, as the case may be, in which each Letter of Credit is issued.

(c)	In addition, with respect to all Letters of Credit, the Borrower shall from time to time pay to the Fronting Lender its usual and customary fees and charges (at the then prevailing rates) for the amendment, delivery and administration of letters of credit such as the Letters of Credit and shall pay and reimburse the Agent, the Fronting Lender and the Lenders for any reasonable out-of-pocket costs and expenses incurred in connection with any Letter of Credit, including in connection with any payment thereunder.

4.6	Standby Fees

(a)	The Borrower shall pay to the Agent for the account of each Lender a standby fee in Cdn. Dollars calculated at a rate per annum equal to the Applicable Pricing Margin on the amount, if any, by which the amount of the Outstanding Principal owing to such Lender under the Credit Facility for each day is less than the Commitment of such Lender. Fees determined in accordance with this Section shall accrue daily from and after the date hereof and be payable by the Borrower in accordance with Section 4.6(b) until the earlier of the Maturity Date or cancellation in full of the Credit Facility.

(b)	The standby fee referred to in Section 4.6(a) shall accrue daily from the first day of each Fiscal Quarter until the last day of each Fiscal Quarter and be payable quarterly in arrears on the first Banking Day following the end of each Fiscal Quarter.

(c)	In order to calculate the daily Outstanding Principal under this Section 4.6, the Agent shall convert any Loans in U.S. Dollars into the Equivalent Amount thereof (based on the Noon Rate on the first day of such Fiscal Quarter).

4.7	Interest on Overdue Amounts

Notwithstanding any other provision hereof, in the event that any amount due hereunder (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by Applicable Law, from the date that such amount is due until the date that such amount is paid in full, and such interest shall accrue daily, be calculated and compounded monthly and be payable on demand, after as well as before maturity, default and judgment, at a rate per annum that is equal to 2.0% per annum higher than is otherwise payable.

4.8	Agent’s Fees

The Borrower shall pay to the Agent, for its own account, all agency fees payable from time to time pursuant to the separate written agreement between such parties. Any unpaid agency fees shall be deemed to form part of the Obligations.

4.9	Set-up Fees

At closing and upon satisfaction of the conditions to closing set forth in Section 3.2 (other than with respect to payment of such set-up fee), the Borrower shall pay to the Agent a set-up fee of 0.25% on the amount of the Total Commitment hereunder, which fee shall be paid by the Agent to each Lender based on its Pro Rata Share of the Total Commitment.

4.10	General Interest Provisions

(a)	Each determination by the Agent of the Prime Rate, USBR, Libor or CDOR Rate in effect at any time shall be prima facie evidence thereof for all purposes of this Agreement.

(b)	Each determination by the Agent of the amount of interest, fees or other amounts due from the Borrower hereunder shall be prima facie evidence of the accuracy of such determination.

(c)	All interest, fees and other amounts payable by the Borrower hereunder shall accrue daily, be computed as described herein, and be payable both before and after demand, maturity, default and judgment.

(d)	To the extent permitted by Applicable Law, the covenant of the Borrower to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrower to the Lenders or the Agent and any provision of the Interest Act (Canada) or Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.

(e)	No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by Applicable Law. In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under Applicable Law.

(f)	Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(g)	The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

ARTICLE 5

BANKERS’ ACCEPTANCES

5.1	Form and Execution of Bankers’ Acceptances

The following provisions shall apply to each Bankers’ Acceptance hereunder:

(a)	the face amount at maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall be Cdn. $1,000 and integral multiples thereof;

(b)	the term to maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall, subject to market availability as determined by the Lenders acting reasonably, be 1, 2, 3 or 6 months (or such other longer or shorter term as agreed by the Lenders acting reasonably), as selected by the Borrower in the relevant Drawdown Notice or Conversion/Rollover/Repayment Notice, and each Bankers’ Acceptance shall be payable and mature on the last day of the Interest Period selected by the Borrower for such Bankers’ Acceptance;

(c)	each draft drawn by the Borrower and presented for acceptance by a Lender shall be drawn on the standard form of such Lender in effect at the time;

(d)	subject to Section 5.1(e), Bankers’ Acceptances shall be signed by duly authorized officers of the Borrower or, in the alternative, the signatures of such officers may be mechanically reproduced in facsimile thereon and Bankers’ Acceptances bearing such facsimile signatures shall be binding on the Borrower as if they had been manually executed and delivered by such officers on behalf of the Borrower; notwithstanding that any person whose manual or facsimile signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Borrower on the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance shall be binding on the Borrower; and

(e)	in lieu of the Borrower signing Bankers’ Acceptances in accordance with Section 5.1(d) and, for so long as the power of attorney in Section 5.2(a) is in force with respect to a given Lender, such Lender shall execute and deliver Bankers’ Acceptances on behalf of the Borrower in accordance with the provisions thereof and, for certainty, all references herein to drafts drawn by the Borrower, Bankers’ Acceptances executed by the Borrower or similar expressions shall be deemed to include Bankers’ Acceptances executed in accordance with such a power of attorney, unless the context otherwise requires.

If and for so long as the power of attorney referred to in Section 5.2(a) is in force with respect to each of the Lenders, it is intended that pursuant to the DBNA, all Bankers’ Acceptances accepted by the Lenders under this Agreement will be issued in the form of a “depository bill” (as defined in the DBNA), deposited with a “clearing house” (as defined in the DBNA including The Canadian Depository for Securities Ltd. or its nominee CDS & Co.). In order to give effect to the foregoing, the Agent will, subject to the approval of the Borrower and the Lenders, establish and notify the Borrower and the Lenders of any additional procedures, consistent with the terms of this Agreement and the DBNA, as are reasonably necessary to accomplish such intention, including:

(x)	any instrument held by the Agent for the purposes of Bankers’ Acceptances will have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”;

(y)	any reference to the authentication of the Bankers’ Acceptance will be removed; and

(z)	any reference to the “bearer” will be removed and such Bankers’ Acceptances will not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

5.2	Power of Attorney; Provision of Bankers’ Acceptances to Lenders

(a)	As a condition precedent to each Lender’s obligation to accept Bankers’ Acceptances hereunder, the Borrower hereby appoints each Lender, acting by any authorized signatory of the Lender in question, the attorney of the Borrower:

(i)	to sign for and on behalf and in the name of the Borrower as drawer, drafts in such Lender’s standard form which are depository bills as defined in the DBNA, payable to a “clearing house” (as defined in the DBNA) including, without limitation, The Canadian Depository for Securities Limited or its nominee, CDS & Co. (the “clearing house”);

(ii)	for drafts which are not depository bills, to sign for and on behalf and in the name of the Borrower as drawer and to endorse on its behalf, Bankers’ Acceptances drawn on the Lender payable to the order of the undersigned or payable to the order of such Lender;

(iii)	for Discount Notes, to sign for and on behalf and in the name of the Borrower as drawer and to endorse on its behalf Discount Notes payable to the order of such Lender;

(iv)	to fill in the amount, date and maturity date of such Bankers’ Acceptances (or Discount Notes as applicable); and

(v)	to deposit and/or deliver such Bankers’ Acceptances which have been accepted by such Lender or such Discount Notes which are payable to the order of such Lender,

provided that such acts in each case are to be undertaken by the Lender in question strictly in accordance with instructions given to such Lender by the Borrower as provided in this Section. For certainty, signatures of any authorized signatory of a Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances (or Discount Notes as applicable) in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of such Lender.

Instructions from the Borrower to a Lender relating to the execution, completion, endorsement, deposit and/or delivery by that Lender on behalf of the Borrower of Bankers’ Acceptances (or Discount Notes as applicable) which the Borrower wishes to submit to the Lender for acceptance by the Lender shall be communicated by the Borrower in writing to the Agent at the time of delivery to the Agent of Drawdown Notices and Conversion/ Rollover/Repayment Notices, as the case may be, in accordance with this Agreement which, in turn, shall be communicated by the Agent, on behalf of the Borrower, to the Lender.

The communication in writing by the Borrower, or on behalf of the Borrower by the Agent, to the Lender of the instructions referred to above shall constitute (a) the authorization and instruction of the Borrower to the Lender to sign for and on behalf and in the name of the Borrower as drawer the requested Bankers’ Acceptances (or Discount Notes as applicable) and to complete and/or endorse Bankers’ Acceptances (or Discount Notes as applicable) in accordance with such information as set out above and (b) the request of the Borrower to the Lender to accept such Bankers’ Acceptances and deposit the same with the clearing house or deliver the same, as the case may be, in each case in accordance with this Agreement and such instructions. The Borrower acknowledges that a Lender shall not be obligated to accept any such Bankers’ Acceptances except in accordance with the provisions of this Agreement.

A Lender shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to that Lender as provided herein if the Lender reasonably believes such instructions to be genuine. If a Lender accepts Bankers’ Acceptances pursuant to any such instructions, that Lender shall confirm particulars of such instructions and advise the Agent that it has complied therewith by notice in writing addressed to the Agent and served personally or sent by telecopier in accordance with the provisions hereof. A Lender’s actions in compliance with such instructions, confirmed and advised to the Agent by such notice, shall be conclusively deemed to have been in accordance with the instructions of the Borrower.

This power of attorney may be revoked by the Borrower with respect to any particular Lender at any time upon not less than 5 Banking Days’ prior written notice served upon the Lender in question and the Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Bankers’ Acceptance (or Discount Note as applicable) executed, completed, endorsed, deposited and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.

(b)	If the power of attorney in Section 5.2(a) is revoked with respect to any Lender, the Borrower shall, from time to time as required by the applicable Lenders, provide to each such Lender drafts drawn in blank by the Borrower (pre-endorsed and otherwise in fully negotiable form, if applicable) in quantities sufficient for each such Lender to fulfill its obligations hereunder. Any such pre-signed drafts which are delivered by the Borrower to a Lender shall be held in safekeeping by such Lender with the same degree of care as if they were such Lender’s property, and shall only be dealt with by the Lenders in accordance herewith. No Lender shall be responsible or liable for its failure to make its share of any Drawdown, Rollover or Conversion of Bankers’ Acceptances required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide such pre-signed drafts to the applicable Lenders on a timely basis unless the Lenders have been authorized to sign as attorney.

(c)	By 11:00 a.m. (Toronto time) on the applicable Drawdown Date, Conversion Date or Rollover Date, the Borrower shall (i) either deliver to each Lender in Toronto, or, if previously delivered, be deemed to have authorized each Lender to complete and accept, or (ii) where the power of attorney in Section 5.2(a) is in force with respect to a Lender, be deemed to have authorized each such Lender to sign on behalf of the Borrower, complete and accept, drafts drawn by the Borrower on such Lender in a principal amount at maturity equal to such Lender’s share of the Bankers’ Acceptances specified by the Borrower in the relevant Drawdown Notice or Conversion/Rollover/Repayment, as the case may be, as notified to the Lenders by the Agent.

5.3	Mechanics of Issuance

(a)	Upon receipt by the Agent of a Drawdown Notice or Conversion/Rollover/ Repayment Notice from the Borrower requesting the issuance of Bankers’ Acceptances, the Agent shall promptly notify the Lenders thereof and advise each Lender of the aggregate face amount of Bankers’ Acceptances to be accepted and purchased by such Lender, the date of issue and the Interest Period for such Loan; the apportionment among the Lenders of the face amounts of Bankers’ Acceptances to be accepted by each Lender shall be determined by the Agent by reference and in proportion to the respective applicable Commitments of each Lender; provided that, when such apportionment cannot be evenly made, the Agent shall round allocations amongst such Lenders consistent with the Agent’s normal money market practices.

(b)	On each Drawdown Date, Rollover Date or Conversion Date involving the issuance of Bankers’ Acceptances:

(i)	on or about 11:00 a.m. (Toronto time) on such date, the Agent shall determine the CDOR Rate and shall obtain quotations from each Schedule II Lender and Schedule III Lender of the BA Discount Rate then applicable to bankers’ acceptances accepted by such Schedule II Lender and Schedule III Lender in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity to the Bankers’ Acceptances proposed to be issued on such date;

(ii)	on or about 11:00 a.m. (Toronto time) on such date, the Agent shall determine the BA Discount Rate applicable to each Lender and shall advise each Lender and the Borrower of the BA Discount Rate applicable to it;

(iii)	each Lender shall complete and accept, in accordance with the Drawdown Notice or Conversion/Rollover/Repayment Notice delivered by the Borrower and advised by the Agent in connection with such issue, its share of the Bankers’ Acceptances to be issued on such date and shall purchase such Bankers’ Acceptances for its own account at a purchase price which reflects the BA Discount Rate applicable to such issue; and

(iv)	in the case of a Drawdown, each Lender shall, for same day value on the Drawdown Date, remit the BA Discount Proceeds or advance the BA Equivalent Advance, as the case may be, payable by such Lender (net of the stamping fee payable to such Lender pursuant to Section 4.4) to the Agent for the account of the Borrower; the Agent shall make such funds available to the Borrower for same day value on such date.

(c)	Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it for its own account.

5.4	Rollovers

In order to satisfy the continuing liability of the Borrower to a Lender for the face amount of maturing Bankers’ Acceptances accepted by such Lender, such Lender shall receive and retain for its own account the BA Discount Proceeds of new Bankers’ Acceptances issued on a Rollover, and the Borrower shall on the maturity date of the Bankers’ Acceptances being rolled over pay to the Agent for the account of the Lenders an amount equal to the difference between the face amount of the maturing Bankers’ Acceptances and the BA Discount Proceeds from the new Bankers’ Acceptances, together with the stamping fees to which the Lenders are entitled pursuant to Section 4.4.

5.5	Conversion into Bankers’ Acceptances

In respect of Conversions into Bankers’ Acceptances, in order to satisfy the continuing liability of the Borrower to the Lenders for the amount of the converted Loan, each Lender shall receive and retain for its own account the BA Discount Proceeds of the Bankers’ Acceptances issued upon such Conversion, and the Borrower shall on the Conversion Date pay to the Agent for the account of the Lenders an amount equal to the difference between the principal amount of the converted Loan and the aggregate BA Discount Proceeds from the Bankers’ Acceptances issued on such Conversion, together with the stamping fees to which the Lenders are entitled pursuant to Section 4.4.

5.6	Conversion from Bankers’ Acceptances

In order to satisfy the continuing liability of the Borrower to the Lenders for an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances converted to another type of Loan, the Agent shall record the obligation of the Borrower to the Lenders as a Loan of the type into which such continuing liability has been converted.

5.7	BA Equivalent Advances

Notwithstanding the foregoing provisions of this Article, a Non-Acceptance Lender shall, in lieu of accepting Bankers’ Acceptances, make a BA Equivalent Advance. The amount of each BA Equivalent Advance shall be equal to the BA Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a Drawdown, Conversion or Rollover of Bankers’ Acceptances. To determine the amount of such BA Discount Proceeds, the hypothetical sale shall be deemed to take place at the BA Discount Rate for such Loan. Any BA Equivalent Advance shall be made on the relevant Drawdown Date, Rollover Date or Conversion Date as the case may be and shall remain outstanding for the term of the relevant Bankers’ Acceptances. Concurrent with the making of a BA Equivalent Advance, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the acceptance fee which, but for this Section, such Lender would otherwise be entitled to receive as part of such Loan. Upon the maturity date for such Bankers’ Acceptances, the Borrower shall, unless converted or rolled over, pay to each Non-Acceptance Lender an amount equal to the face amount of the Bankers’ Acceptances which such Lender would have accepted as part of such Loan if it was not a Non-Acceptance Lender.

All references herein to “Loans” and “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Advances made by a Non-Acceptance Lender as part of a Drawdown, Conversion or Rollover of Bankers’ Acceptances.

5.8	Termination of Bankers’ Acceptances

If at any time a Lender ceases to accept bankers’ acceptances in the ordinary course of its business, such Lender shall be deemed to be a Non-Acceptance Lender and shall make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances under this Agreement.

ARTICLE 6

LETTERS OF CREDIT

6.1	Availability

Subject to the provisions hereof, the Borrower may require that Letters of Credit be issued under the Credit Facility in accordance with the Drawdown Notices and Conversion/Rollover/Repayment Notices given in accordance with Section 2.3 or 2.4, as applicable. The issuance of Letters of Credit shall constitute Drawdowns or Rollovers (as applicable) hereunder and shall reduce the availability of the Credit Facility by the aggregate Outstanding Principal of Letters of Credit under the Credit Facility. For the purpose of calculating the Outstanding Principal owing to each Lender at any time, such Lender shall be deemed to have issued its Pro Rata Share of all outstanding Letters of Credit.

6.2	Currency, Type and Expiry

Letters of Credit issued pursuant hereto shall be denominated in Canadian Dollars or United States Dollars and amounts payable thereunder shall be paid in the currency in which the Letter of Credit is denominated. A Letter of Credit issued hereunder shall be issued by the Fronting Lender; provided that the Fronting Lender shall have no obligation to issue any Letter of Credit unless and until it has received such ancillary documents, including applications and indemnities, as the Fronting Lender normally requires for similar transactions. Letters of Credit shall be in a form satisfactory to the Fronting Lender, acting reasonably, and shall have an expiration date not in excess of one year from the date of issue and, in any event, not later than the Maturity Date.

6.3	General Provisions

(a)

The Fronting Lender shall exercise and give the same care and attention to each Letter of Credit issued by it hereunder as it gives to its other letters of credit and similar obligations, and the Fronting Lender’s sole liability to each Lender shall be to promptly return to the Agent for the account of the Lenders, each Lender’s Pro

Rata Share of any payments made to the Fronting Lender by the Borrower hereunder (other than the fees and amounts payable to the Fronting Lender for its own account) if the Borrower has made a payment to the Fronting Lender hereunder. Each Lender agrees that, in paying any drawing under a Letter of Credit, the Fronting Lender shall not have any responsibility to obtain any document (other than as expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of any person delivering any such document. Neither the Fronting Lender nor any of its representatives, officers, employees or agents shall be liable to any Lender for:

(i)	any action taken or omitted to be taken in connection herewith at the request or with the approval of the Lenders;

(ii)	any action taken or omitted to be taken in connection with any Letter of Credit in the absence of gross negligence or wilful misconduct; or

(iii)	the execution, effectiveness, genuineness, validity, or enforceability of any Letter of Credit, or any other document contemplated thereby.

The Fronting Lender shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, SWIFT or similar writing) believed by it in good faith to be genuine or to be signed by the proper Person or Persons.

(b)	The Borrower and each Lender hereby authorize the Fronting Lender to review on behalf of each Lender each draft and other document presented under each Letter of Credit issued by the Fronting Lender. The determination of the Fronting Lender as to the conformity of any documents presented under a Letter of Credit to the requirements of such Letter of Credit shall, in the absence of the Fronting Lender’s gross negligence or wilful misconduct, be conclusive and binding on the Borrower and each Lender. The Fronting Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit issued by the Fronting Lender. The Fronting Lender shall promptly after such examination:

(i)	notify the Agent and the Borrower by telephone (confirmed in writing) of such demand for payment;

(ii)	deliver to the Agent a copy of each document purporting to represent a demand for payment under such Letter of Credit; and

(iii)	notify the Agent and the Borrower whether said demand for payment was properly made under such Letter of Credit.

6.4	Reimbursement or Conversion on Presentation

Upon presentation of a Letter of Credit and payment thereunder by the Fronting Lender, the Borrower shall (at its option) either forthwith pay to and reimburse the Agent for the account of the Fronting Lender all amounts paid pursuant to such Letter of Credit or, failing such payment, the Borrower shall be deemed to have effected a Conversion of such Letter of Credit into: (a) a Prime Loan, in the case of a Letter of Credit denominated in Canadian Dollars; and (b) a USBR Loan, in the case of a Letter of Credit denominated in United States Dollars, in each case, to the extent of the payment by the Lenders or the Fronting Lender (as applicable) thereunder.

6.5	Fronting Lender Indemnity

(a)	If the Fronting Lender makes payment under any Letter of Credit and the Borrower does not fully reimburse the Fronting Lender on or before the date of payment, then Section 6.4 shall apply to deem a Loan to be outstanding to the Borrower under this Agreement in the manner herein set out. Each Lender shall, on request by the Fronting Lender, immediately pay to the Fronting Lender an amount equal to such Lender’s Pro Rata Share of the amount paid by the Fronting Lender such that each Lender is participating in the deemed Loan in accordance with its Pro Rata Share and, for certainty, regardless of whether any Default or Event of Default is then outstanding or whether any other condition to the making of a Loan has been satisfied or not.

(b)	Each Lender shall immediately on demand indemnify the Fronting Lender to the extent of such Lender’s Pro Rata Share of any amount paid or liability incurred by the Fronting Lender under each Letter of Credit issued by it to the extent that the Borrower does not fully reimburse the Fronting Lender therefor.

(c)	For certainty, the obligations set out in this Section 6.5 shall continue as obligations of those Lenders who were Lenders at the time when each such Letter of Credit was issued notwithstanding that such Lender may assign its rights and obligations hereunder, unless the Fronting Lender specifically releases such Lender from such obligations in writing.

6.6	Uniform Customs and Practice

The Uniform Customs and Practice for Loan Documentary Credits as most recently published by the International Chamber of Commerce (the “Uniform Customs”) shall in all respects apply to each Letter of Credit unless expressly provided to the contrary therein and shall be deemed for such purpose to be a part of this Agreement as if fully incorporated herein. In the event of any conflict or inconsistency between the Uniform Customs and the governing law of this Agreement, the Uniform Customs shall, to the extent permitted by Applicable Law, prevail to the extent necessary to remove the conflict or inconsistency.

ARTICLE 7

PAYMENTS

7.1	Mandatory Repayment of Credit Facility

(a)	Repayment at Maturity. The Borrower shall repay all Loans under the Credit Facility on or before the Maturity Date.

(b)	Repayment of Certain Proceeds. In addition, subject to Sections 11.2, 11.3, 11.5 and 11.6, the Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments and reductions to be applied as set forth below or as more specifically provided in Section 7.1(d) and Section 7.6:

(i)	Asset Sale Proceeds: promptly, but not later than two Banking Days after the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, the Borrower shall deposit such proceeds into the Borrower’s Account in an aggregate amount equal to the amount of such Net Asset Sale Proceeds;

(ii)	Insurance Proceeds: no later than the first Banking Day following the date of receipt by Agent or by the Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied as a prepayment pursuant to the provisions of Section 9.4(b), the Borrower shall deposit such proceeds into the Borrower’s Account in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds; and

(iii)	Securities Proceeds: on the date of receipt of the Net Securities Proceeds, the Borrower shall deposit such proceeds into the Borrower’s Account in an aggregate amount equal to the amount of such Net Securities Proceeds (unless the use of such Net Securities Proceeds is otherwise specified or designated by the applicable offering document).

(c)	Additional Information. Upon request from the Agent, the Borrower shall deliver to Agent an Officer’s Certificate or such other reasonably requested documentation demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Net Securities Proceeds so deposited into the Borrower’s Accounts.

(d)	Application of Proceeds. Subject to Section 7.6, any amounts paid by the Borrower under this Section 7.1 shall be applied in the following order: first to the Swing Line Advances, and second to the other Loans.

7.2	Optional Repayment of Credit Facility

The Borrower may, without penalty and at any time and from time to time, repay to the Agent for the account of the Lenders the whole or any part of any Loan together with accrued interest thereon to the date of such repayment; provided that:

(a)	the Borrower shall give a Conversion/Rollover/Repayment Notice to the Agent at least one Banking Day prior to the date of the proposed repayment;

(b)	repayments pursuant to this Section may only be made on a Banking Day;

(c)	unless the Borrower pays breakage costs pursuant to Section 7.4(a), each such repayment may only be made on the last day of the applicable Interest Period with regard to a Libor Loan that is being repaid;

(d)	a Bankers’ Acceptance (including a BA Equivalent Advance) may only be repaid on its maturity;

(e)	a Letter of Credit may only be repaid to the extent same is drawn or returned for cancellation;

(f)	except in the case of a Letter of Credit, each such repayment shall be in a minimum amount equal to the lesser of: (i) Cdn. $5,000,000 (for repayments in Cdn. Dollars) or US $5,000,000 (for repayments in U.S. Dollars) and (ii) the Outstanding Principal of all Loans outstanding under the Credit Facility immediately prior to such repayment; and

(g)	the Borrower may not repay a portion only of an outstanding Loan unless the unpaid portion is equal to or exceeds, in the relevant currency, the minimum amount required pursuant to Section 2.3(b) for Drawdowns of the type of Loan proposed to be repaid.

7.3	Excess

If the Agent determines that the aggregate Outstanding Principal of the outstanding Loans under the Credit Facility exceeds the maximum amount of the Credit Facility (the amount of such excess is herein called the “Currency Excess”), then, upon written request by the Agent (which request shall detail the applicable Currency Excess), the Borrower shall repay sufficient Obligations to remove the Currency Excess and (i) if the Currency Excess exceeds 3% of the maximum amount of the Credit Facility, such repayment shall be made within three Banking Days and (ii) in all other cases, such repayment shall be made on the next Drawdown Date, Rollover Date or Conversion Date.

7.4	Additional Repayment Terms

(a)

If any Libor Loan is repaid or converted on other than the last day of the applicable Interest Period, the Borrower shall, within three Banking Days after notice is given by the Agent, pay to the Agent for the account of the Lenders all costs, losses, premiums and expenses incurred by the Lenders by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. Any Lender, upon becoming entitled to be paid such costs, losses, premiums and expenses, shall deliver to the Borrower and the Agent a certificate of the Lender certifying as to such amounts and, in the absence of manifest error, such certificate shall be conclusive and binding for all purposes.

(b)	With respect to the prepayment or cash collateralization of unmatured Bankers’ Acceptances required as a result of Section 7.1 or 11.5, the Borrower shall provide for the funding in full of such unmatured Bankers’ Acceptances by paying to and depositing with the Agent cash collateral for each such unmatured Bankers’ Acceptances equal to the face amount payable at maturity thereof; such cash collateral deposited by the Borrower shall be held by the Agent in a cash collateral account with interest to be credited to the Borrower at rates prevailing at the time of deposit for similar accounts with the Agent. Such cash collateral account shall be assigned to the Agent as security for the obligations of the Borrower in relation to such Bankers’ Acceptances and the security of the Agent thereby created shall rank in priority to all other Liens and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy the obligations of the Borrower for such Bankers’ Acceptances as they mature and the Agent is hereby irrevocably directed by the Borrower to apply any such cash collateral to such maturing Bankers’ Acceptances. Amounts held in such cash collateral accounts may not be withdrawn by the Borrower without the consent of the Lenders; however, interest on such deposited amounts shall be for the account of the Borrower and may be withdrawn by the Borrower so long as no Default or Event of Default is then continuing. If after maturity of the Bankers’ Acceptances for which such funds are held and application by the Agent of the amounts in such cash collateral accounts to satisfy the obligations of the Borrower hereunder with respect to the Bankers’ Acceptances being repaid, any excess remains, such excess shall be promptly paid by the Agent to the Borrower so long as no Event of Default is then continuing.

(c)

With respect to funding the cash collateralization of unexpired Letters of Credit as a result of Section 11.5, it is agreed that the Borrower shall provide for the funding in full of the unexpired Letters of Credit by paying to and depositing with the Agent cash collateral for each such unexpired Letter of Credit equal to the undrawn face amount thereof, in each case, in the respective currency which the relevant Letter of Credit is denominated; such cash collateral deposited by the Borrower shall be held by the Agent in a cash collateral account with interest to be credited to the Borrower at rates prevailing at the time of deposit for similar accounts with the Agent. Such cash collateral account shall be assigned to the Agent as security for the obligations of the Borrower in relation to such Letters of Credit and the security of the Agent thereby created in such cash collateral shall rank in priority to all other Liens and adverse claims against such cash collateral.

Such cash collateral shall be applied to satisfy the obligations of the Borrower for such Letters of Credit if drawn upon and the Agent is hereby irrevocably directed by the Borrower to so apply any such cash collateral. Amounts held in such cash collateral accounts may not be withdrawn by the Borrower without the consent of the Lenders. If after the drawing in full or expiration of the Letters of Credit for which such funds are held and application by the Agent of the amounts in such cash collateral accounts to satisfy the obligations of the Borrower hereunder with respect thereto, any excess remains, such excess shall be promptly paid by the Agent to the Borrower so long as no Event of Default is then continuing.

7.5	Payments – General

(a)	Except for fees and interest pursuant to Section 4.5(b) (which are payable to the Fronting Lender for its own account) and principal and interest for Swing Line Advances (which are payable to the Swing Line Lender for its own account), all payments of principal, interest, fees and other amounts to be made by the Borrower to the Agent and the Lenders pursuant to this Agreement shall be made to the Agent (for, as applicable, the account of the Lenders or its own account) in the currency in which the Loan is outstanding for value on the day such amount is due, and if such day is not a Banking Day on the Banking Day next following, by deposit or transfer thereof to the accounts of the Agent maintained at the Agent’s Branch and designated by the Agent for such purpose or at such other place as the Borrower and the Agent may from time to time agree. Notwithstanding anything to the contrary expressed or implied in this Agreement, the receipt by the Agent in accordance with this Agreement of any payment made by the Borrower for the account of any of the Lenders shall, insofar as the Borrower’s obligations to the relevant Lenders are concerned, be deemed also to be receipt by such Lenders and the Borrower shall have no liability in respect of any failure or delay on the part of the Agent in disbursing and/or accounting to the relevant Lenders in regard thereto.

(b)	All payments of principal, interest, fees or other amounts to be made by the Agent to the Lenders pursuant to this Agreement shall be made for value on the day required hereunder, provided the Agent receives funds from the Borrower for value on such day, and if such funds are not so received from the Borrower or if such day is not a Banking Day, on the Banking Day next following, by deposit or transfer thereof at the time specified herein to the account of each Lender designated by such Lender to the Agent for such purpose or to such other place or account as the Lenders may from time to time notify the Agent.

(c)	The Borrower authorizes and directs the Agent to automatically debit the Borrower’s Accounts for all amounts payable by the Borrower under this Agreement, including the repayment of principal and the payment of interest and fees and all charges agreed to by the Borrower for the maintaining of the Borrower’s Accounts. The Agent shall, as soon as is practical after making any such debit, inform the Borrower of the amount thereof and provide reasonable details of the calculation thereof.

(d)	The Borrower shall make all payments required hereunder, whether by way of principal, interest or otherwise, without regard to any defence, counterclaim or right of set-off available to the Borrower and without withholding any Taxes (excluding Taxes imposed on the income or capital of the Agent or any Lender). If the Borrower is required by Applicable Law to deduct any withholding Taxes (excluding Taxes imposed on the income or capital of the Agent or any Lender) from or in respect of any amounts payable under this Agreement (i) the amounts payable by the Borrower hereunder will be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 7.5(d)) the Agent and the Lenders will receive an amount equal to the sum they would have received had no such deductions been made, (ii) the Borrower will make such deductions and (iii) the Borrower will pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with Applicable Law. Notwithstanding the foregoing, unless a Lender is an assignee in circumstances where an Event of Default has occurred and is continuing, the Borrower shall have no obligation to gross-up or indemnify for Taxes withheld or deducted solely because a Lender is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(e)	Unless otherwise specifically provided for herein, if any payment required hereunder shall become due and payable on a day which is not a Banking Day, such payment shall be made on the next following Banking Day and any extension of time shall in such case be included in computing interest payable hereunder relating to such payment.

7.6	Application of Payments after Default and Application of Proceeds of Collateral

Except as otherwise agreed in writing by the Lenders, if any Event of Default shall occur and be continuing, all payments made by the Borrower to the Agent and the Lenders shall be applied in the following order:

(a)	to amounts due hereunder as fees other than stamping fees for Bankers’ Acceptance or LC Fees;

(b)	to amounts due hereunder as costs and expenses;

(c)	to amounts due hereunder as default interest;

(d)	to amounts due hereunder as interest, LC Fees and any other fees due hereunder; and

(e)	to amounts due hereunder as principal.

All proceeds received by the Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral under any Collateral Document shall be applied in full or in part by Agent against, the applicable Obligations and Secured Swap Obligations, in each case in the following order of priority:

(i)	to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Agent in connection therewith, and all amounts for which the Agent is entitled to compensation, reimbursement and indemnification under any Loan Document and all advances made by the Agent thereunder for the account of the Borrower or the applicable Subsidiary Guarantor, and to the payment of all costs and expenses paid or incurred by the Agent in connection with the Loan Documents, all in accordance with the terms of this Agreement and the Loan Documents;

(ii)	thereafter, to the payment of all other Obligations (including all Cash Management Indebtedness and the cash collateralization of outstanding Letters of Credit) and the obligations under Secured Swap Obligations for the ratable benefit of the holders thereof on a pari passu basis as described in Section 10.3; and

(iii)	thereafter, to the payment to or upon the order of the Borrower or the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

7.7	Margin Changes; Adjustments for Margin Changes

(a)	The Applicable Pricing Margin shall be adjusted immediately and automatically upon any change in the S&P Rating and shall be made effective without the necessity of notice to the Borrower.

(b)	For any Loans outstanding as of the effective date of a change in an Applicable Pricing Margin:

(i)	in the case of increases in such rates per annum, the Borrower shall pay to the Agent for the account of the Lenders such additional interest or fees, as the case may be, as may be required to give effect to the relevant increases in the interest or fees payable on or in respect of such Loans from and as of the effective date of the relevant increase in rates; and

(ii)	in the case of decreases in such rates per annum, the Borrower shall receive a credit against subsequent interest payable on Loans or stamping fees payable pursuant to Section 4.4 or LC Fees payable pursuant to Section 4.5 to the extent necessary to give effect to the relevant decreases in the interest or fees payable on or in respect of such Loans from and as of the effective date of the relevant decrease in rates.

(c)	The additional payments required by Section 7.7(b)(i) shall be made on (i) the next Interest Payment Date (in the case of outstanding Prime Loans, USBR Loans and Libor Loans), (ii) the earlier of the next Rollover Date or Conversion Date or, if the relevant Interest Period is longer than three months, the last Banking Day of each three month period during such Interest Period (in the case of outstanding Bankers’ Acceptances) and (iii) the next quarterly payment date (in the case of outstanding Letters of Credit). The adjustments required by Section 7.7(b)(ii) shall be accounted for in successive interest and fee payments by the Borrower until the amount of the credit therein contemplated has been fully applied; provided that, upon satisfaction in full of all Obligations and cancellation of the Credit Facility in accordance herewith, the Lenders shall pay to the Borrower an amount equal to any such credit which remains outstanding.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties of Borrower

The Borrower represents and warrants as follows to the Agent and to each of the Lenders and acknowledges and confirms that the Agent and each of the Lenders is relying upon such representations and warranties:

(a)	Status. The Borrower is a corporation duly formed and validly existing under the laws of Canada. The Subsidiaries are corporations duly incorporated, or partnerships duly formed, and validly existing under the laws of their respective jurisdictions of incorporation or formation, as applicable. Each of the Borrower and each of the Subsidiaries:

(i)	has all necessary corporate or partnership (as applicable) capacity, power and authority to own, lease and operate its respective properties and assets and carry on its respective business as presently carried on; and

(ii)	is duly licensed, registered or qualified in all jurisdictions where the character of its property owned or leased or the nature of the activities conducted by it makes such licensing, registration or qualification necessary or desirable, except to the extent a failure to be so licensed, registered or qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Authority. Each of the Borrower and each of the Subsidiaries that is a party to a Loan Document has full corporate or partnership (as applicable) capacity, power and authority to enter into each of the Loan Documents to which it is a party and to do all acts and execute and deliver all other documents as are required hereunder or thereunder to be done, observed or performed by it or them in accordance with their respective terms.

(c)

Valid Authorization. Each of the Borrower and each of the Subsidiaries that is a party to any of the Loan Documents has taken all necessary corporate or partnership (as applicable) action to authorize the creation, execution and delivery of, and performance of its respective obligations under, each of the Loan Documents to which it is a party in accordance with the respective terms of each of the other Loan Documents to which it is a party, and each of the Loan Documents, when signed and delivered, have or will have been duly executed and delivered in accordance with such corporate or partnership action (as applicable).

(d)	Validity and Enforceability. This Credit Agreement constitutes and, when executed and delivered, each of the other Loan Documents will constitute, valid and legally binding obligations of the Borrower and each of the Subsidiaries that is a party thereto, enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights, and to general principles of equity, including the fact that specific performance is an equitable remedy, available only in the discretion of the court.

(e)	No Violation, Breach, Conflict etc. Neither the execution and delivery of this Credit Agreement or any other Loan Document, nor compliance with the terms and conditions of any of them:

(i)	has resulted, or will result, in a violation of the articles, by-laws or other constating or governing documents of the Borrower or any Subsidiary or any resolutions passed by the directors, shareholders or partners (as applicable) of the Borrower or any Subsidiary;

(ii)	has resulted, or will result, in a violation of any Applicable Law, rule, regulation, order, judgment, injunction, award or decree, except to the extent such violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(iii)	has resulted, or will result, in a breach of, or constitute a default under any loan agreement, indenture, trust deed or any other agreement or instrument to which the Borrower or any Subsidiary is a party or by which it or any of its property, assets or undertaking are bound, or requires any consent thereunder other than such as has already been received, except to the extent that such breach, default or failure to have consent could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(iv)	has or will conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under the existing Senior Note Indenture or any Lender Hedge Agreement;

(v)	requires any approval or consent of any Governmental Authority having jurisdiction, other than such as has already been obtained; or

(vi)	has resulted or will result, in the creation of, or the obligation to create, any Lien on, against or in respect of any of the property, assets or undertaking of the Borrower or any Subsidiary except as expressly permitted or contemplated hereby.

(f)	Authorizations. All Governmental Authorizations, approvals, consents, licences, exemptions, filings, registrations, notarizations and other requirements of any Governmental Authority or any other Person reasonably necessary (i) in connection with, the execution and delivery by the Borrower and the Subsidiaries of, and performance of their respective obligations under, this Credit Agreement and each of the other Loan Documents to which it is a party, and (ii) to carry on the businesses and operations of the Borrower and the Subsidiaries (including any required under Environmental Laws), have been obtained and are in full force and effect, except to the extent that the failure to have or maintain the same in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)	Borrower and Subsidiaries. The Disclosure Schedule (as it may be supplemented from time to time by the Borrower) sets forth (a) the corporate organizational chart of the Borrower and its Subsidiaries; (b) the names and jurisdictions of incorporation of each of the Subsidiaries, their respective share capital or other ownership interests, the percentage of the outstanding shares or ownership interests of each Subsidiary which are legally and beneficially owned (whether directly or indirectly) by the Borrower and the details of such ownership and whether or not such Subsidiary is a Minor Subsidiary, and (c) the location of the Borrowers’ and the Subsidiaries’ respective places of business and assets and (except for NACG Finance LLC) the locations of their respective chief executive offices.

(h)	Title to Properties; Liens. The Borrower and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 8.1(m) or in the most recent financial statements delivered pursuant to Section 9.1(a) in each case except (A) for assets disposed of since the date of such financial statements pursuant to Permitted Dispositions, or (B) where failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(i)

Real Property. As of the Closing Date, the Disclosure Schedule contains a true, accurate and complete list of (i) all fee interests in any real property, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) in real property, regardless of whether the Borrower or any Subsidiary is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in the Disclosure Schedule, as of the Closing Date each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no defaults by any of the Borrower or any Subsidiary currently exist thereunder, and the Borrower does not have Knowledge of any defaults by any third party currently existing thereunder, in any case where any such defaults could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)	Intellectual Property. The Borrower and its Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except for such claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k)	Performance of Agreements; Material Contracts. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except in either case where the consequences, direct or indirect, of such default or defaults, if any, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Disclosure Schedule contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. All Material Contracts are in full force and effect and no material disputes currently exist thereunder, and the Borrower does not have knowledge of any material defaults by any third party currently existing thereunder.

(l)	No Default. No Default or Event of Default has occurred or is continuing.

(m)	Financial Condition. The most recent audited and unaudited consolidated Financial Statements of the Borrower delivered to the Agent present fairly, in all material respects, the consolidated financial condition of the Borrower as at the date or dates thereof and the results of the consolidated operations thereof for the Fiscal Quarter or Fiscal Year then ending, all in accordance with GAAP consistently applied, and since the date of the most recent Financial Statements delivered to the Agent no event or circumstance has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect.

(n)	Books and Records. All books and records of the Borrower and the Subsidiaries have been fully, properly and accurately kept and completed in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(o)	Information Provided. All information, materials and documents, including all projections, economic models, capital and operating budgets and other information and data:

(i)	prepared and provided to the Agent by the Borrower or any Subsidiary in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were true, complete and correct in all material respects as of the respective dates thereof or, in the case of projections, were prepared in good faith based upon reasonable assumptions; and

(ii)	prepared by Persons other than the Borrower or any Subsidiary and provided to the Agent by or on behalf of the Borrower or any Subsidiary in respect of the transactions contemplated by this Agreement or as required by the terms of this Agreement were, to the Knowledge of the Borrower, true, complete and correct in all material respects as of the respective dates thereof or, in the case of projections, were prepared in good faith based upon reasonable assumptions.

(p)	No Change. Except as has been disclosed to the Agent prior to the date hereof by written notice in accordance with the provisions of this Agreement, no filing is imminent of a report of a “material change” as required to be filed by the Borrower with any securities commission or exchange or with any Governmental Authority having jurisdiction over the issuance and sale of securities of the Borrower.

(q)	Litigation. Except as has been disclosed to the Agent prior to the date hereof by written notice in accordance with the provisions of this Agreement, there are no actions, suits or proceedings pending or, to the Knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, in respect of which there is a reasonable possibility of a determination adverse to the Borrower or any Subsidiary and which, if determined adversely to the Borrower or a Subsidiary could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r)	Compliance. The Borrower, the Subsidiaries and their respective businesses and operations are in compliance with (i) all Applicable Laws, (ii) all applicable Governmental Authorizations, (iii) all applicable directives, judgments, decrees, injunctions and orders rendered by any Governmental Authority or any court of competent jurisdiction, (iv) its and their constating or governing documents (including partnership agreements) and by-laws, and (v) all material agreements or instruments to which it is a party or by which any of its property or assets are bound; except in any case to the extent that non-compliance with any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s)	Adverse Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating or governing documents, by-laws or any shareholders’ agreement applicable to it) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)	Employee Matters. The Borrower and its Subsidiaries have made full payment when due of all required contributions to any employee benefit plan except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set out on the Disclosure Schedule, there is no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(u)	Remittances. All of the material remittances required to be made by the Borrower and its Subsidiaries to any Governmental Authority (including, without limitation, in respect of Taxes) have been made and are currently up to date, and there are no outstanding arrears other than those in an amount less than $250,000 or which are subject to a dispute that is proceeding diligently and in good faith and the Borrower has established adequate reserves therefor in accordance with GAAP.

(v)	Taxes. The Borrower and each of the Subsidiaries has duly filed on a timely basis all tax returns required to be filed and have paid all Taxes which are due and payable, and have paid all assessments and reassessments and all other Taxes, governmental charges, governmental royalties, penalties, interest and fines claimed against them, other than those which are subject to a . The Borrower and each of the Subsidiaries have made adequate provision for, and all required installment payments have been made in respect of, Taxes in all material amounts payable for the current period for which returns are not yet required to be filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by them or the payment of any Taxes. There are no actions or proceedings being taken by any Governmental Authority to enforce the payment of any Taxes by them, other than those in an amount less than $250,000 or which are subject to a dispute that is proceeding diligently and in good faith and the Borrower has established adequate reserves therefor in accordance with GAAP.

(w)	Insurance. All insurance policies required to be maintained by the Borrower pursuant to Section 9.4(a) have been obtained and are in full force and effect, and such insurance policies comply with the requirements of Section 9.4(a).

(x)	Obligation Debt. The Borrower and the Subsidiaries do not have outstanding any Debt except for Permitted Debt; and there exists no default by the Borrower or any Subsidiary under the provisions of any instrument or agreement relating to any such Debt.

(y)	Senior Note Loan Documents. There has been no amendment or modification to the Senior Note Indenture or the Senior Notes since the Original Closing Date. The Obligations in respect of the Loans to be made, and/or the Letters of Credit to be issued are permitted to be incurred under the Senior Note Indenture and the Liens securing the same are “Permitted Liens” under the Senior Note Indenture.

(z)	Environmental Matters.

(i)	The Borrower and each of the Subsidiaries and their property and assets comply in all material respects, and the businesses, activities and operations of the Borrower and each of the Subsidiaries and their property and assets comply in all material respects, with all Environmental Laws, all Governmental Authorizations and all orders related thereto; further, the Borrower does not have Knowledge of, and has no reasonable grounds to believe there exists, any facts which result in, or constitute, or are likely to give rise to, any Environmental Claim or any non-compliance with any Environmental Laws, Governmental Authorizations or orders related thereto which facts, claim or non-compliance have or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)	The businesses, activities and operations of the Borrower and each of the Subsidiaries which have generated, manufactured, refined, treated, transported, stored, handled, disposed, transferred, produced or processed Hazardous Materials have done so in compliance in all respects with all Environmental Laws, Governmental Authorizations and orders, except to the extent such failure to so comply and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)	The Borrower has not received written notice of any Environmental Claim or any material non-compliance by it under any Environmental Laws, any Governmental Authorizations or orders, and, except as previously disclosed to the Agent in writing, has no Knowledge of any facts which could give rise to any notice of non-compliance by it with any such Environmental Laws, Governmental Authorizations or orders, which facts or non-compliance could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or any notice that the Borrower or any of the Subsidiaries is a potentially responsible party for a federal, provincial, regional, municipal or local clean-up or corrective action which, if not complied with, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv)	Neither the Borrower nor any of the Subsidiaries nor, to the Knowledge of the Borrower, any of their predecessor corporations or partnerships have,

within the immediately preceding four (4) years, been convicted of an offence for non-compliance with any Environmental Laws, Governmental Authorizations or orders, or been fined or otherwise sentenced or settled any prosecution short of conviction, except as otherwise advised in writing to the Agent or except to the extent that any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v)	The Borrower and each of the Subsidiaries have in effect a management structure and policies and procedures that will permit the Borrower to effectively manage environmental risk and respond in a timely manner in compliance with the Environmental Laws, Governmental Authorizations and orders in the event of Release of Hazardous Materials in, on or under property of the Borrower or any of the Subsidiaries.

(aa)	Full Disclosure. There is no information of which the Borrower has Knowledge on the Closing Date which has not been fully disclosed to the Agent which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or cause the information referred to in Section 8.1(o) to be incorrect or misleading in any material respect.

8.2	Deemed Repetition

On the date of any Drawdown made by the Borrower pursuant thereto:

(a)	each of the representations and warranties contained in Section 8.1 shall be true, correct and complete in all material respects on and as of the Drawdown Date to the same extent as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date); provided that if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for purposes of this representation; and

(b)	the Borrower shall be deemed to have represented to the Agent and the Lenders that, except as has otherwise been notified to the Agent in writing and has been waived by the Lenders in accordance herewith, no Default or Event of Default has occurred and is continuing nor will any such event occur as a result of the aforementioned Drawdown.

8.3	Other Loan Documents

All representations, warranties and statements of the Borrower or any Subsidiary contained in any other Loan Document delivered pursuant hereto or thereto shall be deemed to constitute representations and warranties made by the Borrower to the Agent and the Lenders under Section 8.1 of this Agreement.

8.4	Effective Time of Repetition

All representations and warranties, when repeated or deemed to be repeated hereunder, shall be construed with reference to the facts and circumstances existing at the time of repetition, unless they are stated herein to be made as at the date hereof or as of the Closing Date.

8.5	Nature of Representations and Warranties

The representations and warranties set out in this Agreement or deemed to be made pursuant hereto shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Agent, the Lenders or Lenders’ Counsel. Such representations and warranties shall survive until this Agreement has been terminated.

8.6	Disclosure Schedule

The Borrower may from time to time supplement the Disclosure Schedule with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in such Schedule which has been rendered inaccurate thereby (and, in the case of any supplements to the Disclosure Schedule, such Schedule shall be appropriately marked to show the changes made therein). No such supplement to the Disclosure Schedule shall be or be deemed a waiver of any Default or Event of Default arising as a result of the information disclosed in such supplement, except as consented to by the Majority Lenders or, with the written consent of the Majority Lenders, the Agent. No supplement shall be permitted as to representations and warranties that relate solely to the date hereof. For the purpose of any requirement under the Loan Documents that the Borrower or one of its officers confirms, repeats or is deemed to have repeated, the accuracy of a representation and warranty which relies upon the Disclosure Schedule for disclosure of information as at any time after the date hereof, the Disclosure Schedule referred to in that representation and warranty shall, if so consented to by the Majority Lenders or if applicable the Agent, be deemed to be a reference to the most recent amended or supplemented Disclosure Schedule.

ARTICLE 9

GENERAL COVENANTS

9.1	Reporting Covenants of Borrower

So long as any Obligations (other than indemnity obligations for which no claim has been made) exist or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that:

(a)	Financial Statements and Other Information. The Borrower shall deliver to the Agent, with sufficient copies for each of the Lenders:

(i)	Audited Financial Statements: as soon as available and, in any event, within 120 days after the end of each of its Fiscal Years, (A) the audited annual Financial Statements of the Borrower on a consolidated basis, consisting of a balance sheet, a statement of operations and a statement of cash flows (as applicable) for each such Fiscal Year, together with the notes thereto, all prepared in accordance with GAAP consistently applied, together with an unqualified report of the Borrower’s auditors thereon, and (B) unaudited and unconsolidated Financial Statements for the Borrower and each of the Subsidiary Guarantors, consisting of a balance sheet, a statement of operations and a statement of cash flows (as applicable), for each such Fiscal Year, together with the notes thereto, all prepared in accordance with GAAP consistently applied;

(ii)	Quarterly Financial Statements: as soon as available and, in any event, within 45 days after the end of each of its first, second and third Fiscal Quarters in each Fiscal Year, (A) the unaudited quarterly Financial Statements of the Borrower on a consolidated basis, consisting of a balance sheet, a statement of operations and a statement of cash flows (as applicable) for each such Fiscal Quarter, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous Fiscal Year, all prepared in accordance with GAAP consistently applied and certified by a senior officer of the Borrower to present fairly, in all material respects, the consolidated financial condition of the Borrower, and (B) the internal management report for such period;

(iii)	Compliance Certificate: concurrently with furnishing the Financial Statements pursuant to Sections 9.1(a)(i) and 9.1(a)(ii), a Compliance Certificate signed by a senior officer of the Borrower together with a comparison to budget for the applicable fiscal period in accordance with the Borrower’s internal reporting practices, which Compliance Certificate shall certify (A) compliance with the financial covenants in Section 9.5 and the calculations related thereto, including a calculation of the mark to market liabilities of Borrower and its Subsidiaries under all Currency Agreements in respect of the Senior Notes, which calculations shall be in a form satisfactory to the Agent, acting reasonably, (B) the amount of Consolidated Capital Expenditures that have been incurred under the capital expenditure plan then in effect, and (C) the Borrower’s S&P Rating as of the date of such certificate;

(iv)	Budget: within 30 days after the board of directors of the Borrower has approved a budget for each Fiscal Year, and in any event prior to commencement of the Fiscal Year to which such budget relates, a copy of such budget containing reasonable detail for each quarterly period and in respect of the financial covenant calculations, together with a financial plan for the subsequent two year period;

(v)

Securities Filings: promptly upon transmission thereof, copies of all proxy statements, information circulars, notices and reports as the Borrower shall distribute, and copies of all prospectuses, registration statements and material change reports (or the equivalent) filed on a non-confidential basis by or on behalf of the Borrower with Canadian or United States regulatory authorities (except, in the case of material change reports, to the extent notice of such change has otherwise been provided pursuant to Section 9.1(b)(ii)); and

(vi)	Other Information: at the request of the Agent, such other information, reports, certificates or other matters affecting the business, affairs, financial condition, property or assets of the Borrower or any of the Subsidiaries as the Agent may reasonably request.

The financial statements, budgets, descriptions, reports, notices and other documents to be delivered pursuant to this Section 9.1 may be delivered by transmitting an electronic version of the same to the Agent in accordance with Section 15.3 and confirming receipt thereof by the Agent and the ability of the Agent to access the same; provided that, in the case of Compliance Certificates, an original thereof shall be executed and delivered to the Agent promptly after such transmittal.

(b)	Notice of Certain Events. The Borrower shall deliver to the Agent:

(i)	Default: promptly upon becoming aware of the occurrence of a Default or the occurrence of an Event of Default, an Officer’s Certificate describing in detail such Default or such Event of Default and specifying the steps, if any, being taken to cure or remedy the same;

(ii)	Notice of change in S&P Rating. The Borrower shall deliver to the Agent prompt written notice of any change of the S&P Rating, and such notice shall be accompanied by a copy of the most recent S&P Rating;

(iii)	Material Adverse Change or Material Adverse Effect: prompt written notice of any event, circumstance or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(iv)	Insurance Matters: promptly, and in any event within ten Banking Days, written notice of (A) any material change in insurance coverage maintained by or for the Borrower and its Subsidiaries, specifying the changes and reasons therefor, and (B) its receipt of insurance proceeds in excess of Cdn $15,000,000;

(v)	Asset Sales: promptly, and in any event within ten Banking Days after closing of such transaction, written notice of any sale of assets or property with a fair market value in excess of Cdn.$15,000,000 or the sale of assets or properties in any Fiscal Year with an aggregate fair market value in excess of Cdn.$45,000,000;

(vi)	Material Contracts: promptly, and in any event within five Banking Days after any officer of the Borrower has Knowledge that any Material Contract is terminated, will not be renewed, or is amended in a manner materially adverse to the Borrower and its Subsidiaries taken as a whole, or is subject to a material dispute in writing, a written statement describing such event with copies of such amendments (if applicable);

(vii)	Governmental Authorization: prompt written notice of any proposed changes to, or loss or sale of, such Governmental Authorizations, franchises, rights or privileges which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(viii)	Registration of Lien: prompt written notice of the registration of a financing statement or other registration of a filing or recordation document which has the effect of perfecting any Liens securing the Bonding Program or the commencement of any enforcement action in respect of any such Liens;

(ix)	Lease Default: any default or claimed default under any material lease of real property or equipment that would entitle the lessor to terminate any lease in respect of such assets;

(x)	Capital Expenditure Plan: prompt written notice of any new capital expenditure plan that has been approved by the Borrower’s board of directors;

(xi)	Notice of New Subsidiaries: prior written notice of the creation or acquisition of any new Subsidiary as contemplated under Section 9.6;

(xii)	Material Litigation: prompt written notice to the Agent of any litigation, proceeding, dispute or investigation affecting the Borrower or any of the Subsidiaries in an adverse matter involving a claim (except in the ordinary course of business) in excess of Cdn. $5,000,000, or in respect of which there is a reasonable possibility of a determination adverse to the Borrower or a Subsidiary and which, in the latter case, could, individually or in the aggregate and if adversely determined, be reasonably expected to have a Material Adverse Effect, and shall from time to time furnish to the Agent all reasonable information requested by the Agent concerning the status of any such litigation, proceeding, dispute or investigation;

(xiii)

Environmental Matters: prompt written notice if the Borrower or any of the Subsidiaries shall: (A) discover any Release of Hazardous Materials into the environment from or as a result of the Borrower’s or any Subsidiary’s activities or operations or otherwise from or upon the land or property of the Borrower or any Subsidiary, if such Release could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, including a copy of such notice; (B) receive or give any notice that a violation of any Environmental Law, Governmental Authorization or order has or may have been committed or is about to be committed by the Borrower or any Subsidiary, if such violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, including a copy of such notice; (C) receive any notice of an Environmental Claim or that a complaint, proceeding or order has been filed or is about to be filed against the Borrower or any Subsidiary, alleging a violation of any Environmental Law, Governmental Authorization or order, if such violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, including a copy of such notice; or (D) receive any notice requiring the Borrower or any Subsidiary, to take any action in connection with the Release of Hazardous Materials into the environment or alleging that the Borrower or any Subsidiary may be liable or responsible for costs associated with a response to, or to clean-up, a Release of Hazardous Materials into the environment, or any damages caused thereby, if such action or liability could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, including a copy of such notice; and, in the case of (A) to (D), the Borrower shall furnish to the Agent details of any action taken or proposed to be taken in respect of such notice and, from time to time, all reasonable information requested by the Agent relating to the same; and

(xiv)	Security Perfection Matters: prior written notice of:

(A)	any name change of the Borrower or any Subsidiary, which notice shall be provided at least 15 days (or such shorter period of time agreed to by the Agent) before such name change;

(B)	any change in the location of the Borrower’s or any Subsidiary’s chief executive office;

(C)	any acquisition (whether by purchase, lease or otherwise) of any property or assets which are intended to be used or kept outside of Alberta, British Columbia, Saskatchewan or Ontario by the Borrower or any Subsidiary Guarantor or any relocation of existing assets outside said jurisdictions, except to the extent that all of the assets or properties outside said jurisdictions do not have an aggregate fair market value in excess of $2,500,000; and

(D)	any of the Borrower or Subsidiary Guarantor acquiring (whether by purchase, lease or otherwise) an interest in real property where such property has a fair market value in excess of Cdn.$2,500,000.

9.2	General Positive Covenants of Borrower.

So long as any Obligations (other than indemnity obligations for which no claim has been made) exist or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that:

(a)	Payment and Performance. The Borrower shall duly and punctually pay the principal of all Loans, all interest thereon and all fees and other amounts required to be paid by the Borrower hereunder at the times and in the manner specified hereunder and the Borrower shall, and shall cause each of the Subsidiaries to, perform and observe all of their respective obligations under the Credit Agreement and under any other Loan Document to which it or a Subsidiary is a party.

(b)	Existence and Conduct of Business. The Borrower shall, and shall cause each of the Subsidiaries to:

(i)	except as permitted by Section 9.3(g), maintain their respective corporate or partnership existences in good standing;

(ii)	preserve and keep in full force and effect any and all Governmental Authorizations, franchises, rights and privileges necessary to enable the Borrower and each of the Subsidiaries to operate and conduct their respective businesses in accordance with good industry practice, except to the extent such failure to comply or to preserve or keep in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(iii)	maintain, protect and defend title to all property and assets held by the Borrower or any Subsidiary and take all such acts and steps as are necessary or advisable at any time from time to time to maintain such property and assets in good condition, ordinary wear and tear excepted, except to the extent permitted by this Agreement or where the failure to so maintain, protect and defend or to take any such acts or steps could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(iv)	conduct their businesses, activities and operations in a manner consistent with prudent business practice in their industry.

(c)	Compliance with Applicable Laws and Government Approvals. The Borrower shall, and shall cause each Subsidiary to:

(i)	carry on and conduct its business and operate its assets and properties, in accordance with all Applicable Laws; and

(ii)	observe and conform to all requirements of any Governmental Authorization relative to any of its business, operations, properties and assets;

(iii)	observe and comply with all covenants, terms and conditions of all Material Contracts;

except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)	Books and Records. The Borrower shall keep, and shall cause each of the Subsidiaries to keep, proper books of record and account in which full and correct entries shall be made in respect of the business, operations affairs, financial condition, property and assets of the Borrower and the Subsidiaries.

(e)	Inspection. At any reasonable time and from time to time upon reasonable prior notice (but not more than once in any 12 month period unless a Default or Event of Default has occurred and is continuing), the Borrower shall permit the Agent or any representative thereof (at the expense of the Borrower) or any Lender or any representative thereof (at the expense of such Lender) to examine and make copies of and abstracts from the records and books of account of the Borrower or any of the Subsidiaries and to visit and inspect the premises and properties of the Borrower or any of the Subsidiaries and to discuss the affairs, finances and accounts of the Borrower or any of the Subsidiaries with any of the officers of the Borrower or any of the Subsidiaries.

(f)	Payment of Taxes and Other Amounts. The Borrower shall, and shall cause each of the Subsidiaries to, from time to time, pay or cause to be paid, all rents, Taxes, rates, levies, assessments (ordinary or extraordinary), governmental fees and dues, wages, workers’ compensation arrangements, government royalties, pension fund obligations and any other amounts which, if unpaid, may result in a Lien on any of their assets arising under statute or regulation (any of which being a “Levy”) and to make and remit all withholdings lawfully levied, assessed or imposed upon the Borrower or any of the Subsidiaries or any of the assets of the Borrower or any of the Subsidiaries, as and when the same become due and payable, when and for so long as the validity of such Levy or withholding is subject to a dispute that is proceeding diligently and in good faith and the Borrower has established adequate reserves therefor in accordance with GAAP.

(g)	Retain Ownership of Subsidiaries. The Borrower or a Subsidiary Guarantor shall at all times, directly or indirectly, be the sole registered and beneficial owner of all of the issued and outstanding shares in the capital of, or beneficial or ownership interests in, as applicable, each Subsidiary.

(h)	Environmental Matters.

(i)	Compliance with Environmental Laws. Without limiting the generality of Section 9.2(c), the Borrower shall, and shall cause each of the Subsidiaries to, conduct their business and operations so as to so comply at all times with all Environmental Laws, Governmental Authorizations and orders if the consequence of a failure to comply could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and the Borrower shall give notice to the Agent as required in Section 9.1(b).

(ii)	Environmental Audit. Upon the occurrence or discovery of any circumstance, condition or event which, in the opinion of the Agent, acting reasonably, could reasonably be expected to result in any Environmental Claim or which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Agent may (unless such an audit is already being undertaken by the Borrower and the Lenders are entitled to rely thereon) arrange, after consultation with the Borrower, for an environmental audit to be conducted by an independent environmental engineer or other environmental consultant at the expense of the Borrower in respect of such circumstance, condition or event. The Borrower shall, and shall cause each Subsidiary to, upon reasonable notice, provide access to its property and assets in order for such engineer or consultant to conduct such environmental and other inspections as it deems advisable and in that connection to examine the books, records, assets, affairs and business operations of the Subsidiary and to make inquiries of governmental offices concerning compliance by the Borrower or such Subsidiary with Environmental Laws and Governmental Authorizations and orders.

(i)	Priority of Obligations and Liens. The Borrower shall ensure that:

(i)	the Obligations of the Borrower hereunder and the obligations of each Subsidiary Guarantor under its Security rank at least pari passu in right of payment with the most senior unsubordinated indebtedness for borrowed money of the Borrower or such Subsidiary, as the case may be,

(ii)	subject only to Section 9.6 and Section 9.2(i)(iii), all of its and its Subsidiaries’ present and after acquired property, both real and personal, is at all times subject to the Liens constituted by the Collateral Document, and

(iii)

such Liens at all times constitute First Priority Liens with respect to all such property, other than (A) property that is, in the opinion of the Agent, acting reasonably, immaterial, both individually and in the aggregate, in terms of its value and its use in the operations of the Borrower and its Subsidiaries, (B) the failure of such Lien to constitute a First Priority Lien does not result in an Event of Default under Section 11.1(n)(iii) or (C) equipment which has been purchased or leased by the Borrower or a Subsidiary of the Borrower but which equipment has not yet entered the jurisdiction where the equipment will be used in the business of the Borrower or such Subsidiary, so long as the Borrower or such Subsidiary intends to bring such equipment into a jurisdiction where the Agent would have a First Priority Lien in such equipment, and the Borrower or such Subsidiary does so as soon as practicable following such acquisition by purchase or lease.

(j)	Registration on Mayfield Lease. Within 60 days from the Closing Date, the Borrower, at its expense, shall: (i) cause NACG to file a caveat at the Alberta Land Titles Office in respect of its leasehold interest on its properties leased from LCHP2 Holdings Limited (the “Lessor”) in Edmonton, Alberta; (ii) cause NACG to provide a supplemental debenture in favour of the Agent supplementing NACG’s Debenture, which supplemental debenture provides a fixed charge over such leasehold interest and shall be registered in favour of the Agent at the Alberta Land Titles Office, and such other documents, certificates and opinions as reasonably requested by the Agent in connection therewith; and (iii) use reasonable commercial efforts to cause the Lessor to provide an estoppel and consent agreement in favour of the Agent on behalf of the Lenders and the Swap Lenders in respect of the leased property and on terms reasonably satisfactory to the Agent.

(k)	Further Assurances. The Borrower, at its expense, shall and shall cause each Subsidiary to promptly cure any defect by it in the execution and delivery of any Loan Document to which it is a party, and after notice thereof from the Agent, promptly take all such further action, do all such further things and execute and deliver all such other and further deeds, agreements, opinions, certificates, instruments, affidavits, registration materials and other documents reasonably necessary for the Borrower’s compliance with the covenants and agreements of the Borrower hereunder or to more fully state the obligations of the Borrower as set out herein or to make any registration, recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

9.3	Negative Covenants of Borrower

So long as any Obligations (other than indemnity obligations for which no claim has been made) exist or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that:

(a)	Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Debt other than Permitted Debt.

(b)	Negative Pledge. The Borrower shall not, and shall not permit any of its Subsidiaries to:

(i)	directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, other than Permitted Liens; and

(ii)	enter into any agreement (other than the Senior Note Indenture or any agreement prohibiting only the creation of Liens securing Debt subordinated in right of payment to the Obligations) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to secure Debt under any senior credit facility, including this Agreement, except with respect to specific property encumbered to secure payment of particular Debt or to be sold pursuant to an executed agreement with respect to an asset sale.

(c)	No Restrictions on Subsidiary Distributions. The Borrower will not, and will not permit any of its wholly-owned Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Debt owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, except as provided in this Agreement, as may be provided in an agreement with respect to an asset sale, or as provided in the Senior Note Indenture.

(d)	Investments; Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person or acquire, by purchase or otherwise, all or substantially all of the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person other than Permitted Investments.

(e)	Capital Expenditures. The Borrower shall not permit Consolidated Capital Expenditures during any applicable period to exceed 120% of the amount in the capital expenditure plan for such period which is approved from time to time by the Board of Directors of the Borrower.

(f)	Financial Assistance; Contingent Obligations; Hedges.

(i)	The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation other than Permitted Contingent Obligations.

(ii)	The Borrower shall not, and shall not permit any Subsidiary to, enter into any Hedge Agreements other than in the normal course of business; provided that (i) each such Hedge Agreement may only be entered into with creditworthy counterparties, (ii) no Hedge Agreement shall be entered into for speculative purposes, and (iii) any Hedge Agreements which do not qualify as Secured Swap Obligations shall be unsecured.

(g)	Restriction on Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of amalgamation, merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets (including its notes or receivables or Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)	any Subsidiary of the Borrower may be amalgamated or merged with or into the Borrower or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, provided that in such case the Borrower or such Subsidiary Guarantor shall be the continuing Person;

(ii)	all or any part of the business, property or assets of any Subsidiary of the Borrower may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Subsidiary Guarantor;

(iii)	in addition to clauses (i) and (ii) above, any Person may be merged with or into the Borrower or any Subsidiary of the Borrower, and the Borrower and/or Subsidiary of the Borrower may amalgamate with any such Person, if the acquisition of the Capital Stock of such Person by the Borrower or such Subsidiary would have been permitted pursuant to Section 9.3(d), provided that:

(A)	in the case of a merger with or into the Borrower, the Borrower shall be the continuing Person;

(B)	in the case of any other merger, if a Subsidiary is not the continuing Person, the continuing Person becomes a Subsidiary of the Borrower and complies with the provisions of Section 9.6, and

(C)	no Default or Event of Default shall have occurred or be continuing immediately after giving effect thereto;

(iv)	the Borrower may split its common Capital Stock; or

(v)	as otherwise expressly permitted by this Agreement.

(h)	Dispositions. The Borrower shall not, and shall not permit any of its Subsidiaries to, convey, sell, lease or sub-lease, transfer or otherwise dispose of, its assets, property or undertaking (including its notes or receivables or Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except for Permitted Dispositions and merger or sale transactions permitted under Section 9.3(g).

(i)	Transactions with Shareholders and Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with an Affiliate of the Borrower on terms that are less favourable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not an Affiliate, provided that the foregoing restriction shall not apply:

(i)	to any transaction between the Borrower and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries,

(ii)	to indemnification payments to officers or directors of the Borrower or any Subsidiary, and customary board of directors fees and expenses, or

(iii)	to the extent the same would otherwise be prohibited by this Section 9.3(i), for certainty, to the provision of subcontracting services to Noramac Ventures Inc. for which the Borrower or a Subsidiary, as applicable, is paid an amount equal to the amount Noramac Ventures Inc. is paid by the counterparty to its contract taking into consideration the percentage of such work performed for Noramac Ventures Inc. by such party less any fees paid to the joint venture partner in Noramac Ventures Inc.

(j)	Sales and Lease-Backs. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real or personal), whether now owned or hereafter acquired,

(i)	that the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries); or

(ii)	that the Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease;

to the extent that the gross proceeds of any such transactions on an aggregate basis exceed Cdn.$10,000,000; provided that the foregoing restrictions shall not apply to property or equipment purchased by the Borrower or a Subsidiary with Permitted Purchase Money Debt that is incurred for the construction phase of the particular property or equipment, which property or equipment is subsequently sold to a leasing company and then leased to the Borrower or a Subsidiary.

(k)	Conduct of Business. From and after the Closing Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Majority Lenders.

(l)	Amendments or Waivers of Senior Note Loan Documents. The Borrower shall not agree to any material amendment to, or waive any of its material rights under, the Senior Note Indenture or the Senior Notes after the Closing Date without in each case obtaining the prior written consent of Majority Lenders.

(m)	Fiscal Year. The Borrower shall not change its Fiscal Year end from March 31.

9.4	Insurance Covenants

(a)	Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, adequate property, liability, business interruption and environmental insurance in respect of the property, facilities, equipment, businesses and assets of the Borrower and the Subsidiaries according to prudent industry standards, and the Borrower will provide the Agent with certificates or other evidence satisfactory to the Agent, acting reasonably, of compliance with the foregoing. Each insurance policy shall (i) name the Agent for the benefit of the Agent and Lenders as an additional insured thereunder as its interests may appear and (ii) where applicable, contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent, that names the Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of Cdn.$15,000,000 and provides for at least 30 days prior written notice to Agent of any cancellation of such policy.

(b)	Application of Net Insurance/Condemnation Proceeds.

(i)

Business Interruption Insurance Proceeds. Upon receipt by the Borrower or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (A) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (B) if a Default or Event of Default shall have occurred and be continuing, the Borrower shall deposit such proceeds into the Borrower’s Accounts as provided in Section 7.1.

(ii)	Proceeds of Other Insurance. Upon receipt by the Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance,

(A)	so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall, or shall cause one or more of its Subsidiaries to, deposit such proceeds into the Borrower’s Accounts and promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; and

(B)	if a Default or Event of Default shall have occurred and be continuing, the Borrower shall deposit such proceeds into the Borrower’s Accounts and apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (other than Bankers’ Acceptances and Letters of Credit) as provided in Section 7.1.

(c)	Notice of Insurance Matters. The Borrower shall deliver to the Agent notice of a material change in insurance or its receipt of insurance proceeds in excess of Cdn. $15,000,000 as contemplated in Section 9.1(b)(iv).

9.5	Financial Covenants

So long as any Obligations (other than indemnity obligations for which no claim has been made) exist or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and Agent that:

(a)	Current Ratio. To be measured as of the last day of each Fiscal Quarter, the Borrower will not at any time permit the ratio of Current Assets to Current Liabilities to be less than 1.25:1.

(b)	Senior Leverage Ratio. To be measured as of the last day of each Fiscal Quarter on a trailing four-quarter basis, the Borrower will not at any time permit the ratio of Senior Debt to Consolidated EBITDA shall not at any time exceed 2.00:1.

(c)

Interest Cover Ratio. To be measured as of the last day of each Fiscal Quarter on a trailing four-quarter basis, the Borrower will not (i) at any time up until the last day of the Fiscal Quarter ended June 30, 2007, permit the ratio of Consolidated

EBITDA to Consolidated Cash Interest Expense to be less than 2.35:1 and (ii) at any time thereafter, permit the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense to be less than 2.50:1.

9.6	New Subsidiaries.

(a)	Notice of New Subsidiaries. The Borrower shall deliver to the Agent prompt written notice upon any Person becoming a Subsidiary of the Borrower, which notice sets forth (i) the date on which such Person became a Subsidiary of the Borrower; and (ii) all of the data relating to such Subsidiary which is required to be set forth in the Disclosure Schedule attached hereto with respect to all Subsidiaries of the Borrower (it being understood that such written notice shall be deemed to supplement the Disclosure Schedule attached hereto for all purposes of this Agreement from and after the delivery of such notice).

(b)	New Subsidiaries Guarantee and Security. The Borrower and will cause any new Subsidiary (other than a Minor Subsidiary designated as such in accordance with Section 9.6(c)) to execute and deliver to the Agent a counterpart of, or joinder agreement in respect of, the Subsidiary Guarantee, and to issue a new Debenture and Deposit Instrument (together with such certificates, opinion and other Loan Documents contemplated for the Subsidiary Guarantors under Sections 10.1 and Section 3.2) and to make such registrations and take all such further actions and execute all such further documents and instruments as may be necessary or, in the reasonable opinion of the Agent, desirable to create in favour of the Agent, for the benefit of the Agent and the Lenders, a valid and perfected First Priority Lien on all of the personal property and assets of such Subsidiary, subject to Section 9.3(b). In addition, (i) if the Capital Stock of such new Subsidiary is not owned directly by the Borrower or by a Subsidiary that has previously provided a Subsidiary Pledge Agreement that remains in effect, the Borrower shall cause the Subsidiary that owns the Capital Stock of such new Subsidiary, to execute and deliver to the Agent a Subsidiary Pledge Agreement, (ii) the Borrower shall deliver, or cause the Subsidiary that owns the Capital Stock of the new Subsidiary to deliver, to the Agent all certificates representing the Capital Stock of such new Subsidiary (accompanied by irrevocable undated stock powers, duly endorsed in blank), and (iii) the Borrower shall cause the new Subsidiary to become a party to the Borrower Pledge Agreement or Subsidiary Pledge Agreement, as applicable (in its capacity as the entity whose securities are the subject of such Pledge Agreement).

(c)	Minor Subsidiaries. In the event that the Borrower wishes to designate a Subsidiary as a Minor Subsidiary, it shall deliver an Officer’s Certificate to the Agent so designating such Subsidiary and certifying that (i) such Subsidiary qualifies under the definition of Minor Subsidiary and (ii) the maximum asset and revenue thresholds for Minor Subsidiaries set forth in the definition of Minor Subsidiary are not exceeded at the time of such designation.

9.7	Agent May Perform Covenants

If the Borrower fails to perform any covenants on its part herein contained, the Agent may give notice to the Borrower of such failure and if such covenant remains unperformed, the Agent may, in its discretion but need not, perform any such covenant capable of being performed by the Agent and if the covenant requires the payment or expenditure of money, the Agent may, upon having received approval of all Lenders, make such payments or expenditure and all sums so expended shall be forthwith payable by the Borrower to the Agent on behalf of the Lenders and shall bear interest at the applicable interest rate provided in Section 4.7 for amounts due in Cdn. Dollars or United States Dollars, as the case may be. No such performance, payment or expenditure by the Agent shall be deemed to relieve the Borrower of any default hereunder or under the other Loan Documents.

ARTICLE 10

SECURITY

10.1	Security

As continuing collateral security for the Obligations (including all Cash Management Indebtedness) and the Secured Swap Obligations, the Borrower has delivered or shall deliver to the Agent on behalf of the Lenders and the Swap Lenders the following Collateral Documents (unless expressly indicated otherwise):

(a)	the Subsidiary Guarantee (or a joinder agreement in respect thereof) executed by each Subsidiary Guarantor;

(b)	a Borrower Guarantee executed by the Borrower guaranteeing the Secured Swap Obligations of Subsidiary Guarantors;

(c)	a Debenture issued by the Borrower and each Subsidiary Guarantor together with a Deposit Instrument in respect of each;

(d)	the Borrower Pledge Agreement in respect of all issued and outstanding stock of NACG and NACG Finance LLC; and

(e)	a Subsidiary Pledge Agreement executed by NACG and other Subsidiary Guarantors (if applicable) in respect of all issued and outstanding stock of its directly held Subsidiaries.

10.2	Registration

The Borrower shall, at its expense, register, file or record the Security in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security applicable to it. The Borrower shall amend and renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect or to preserve the priority established by any prior registration, filing or recording thereof. To facilitate such ongoing perfection of the Collateral Documents, the Borrower shall provide the Agent with notices of the events or circumstances required under Section 9.1(b)(xiv).

10.3	Sharing Security

The Borrower and the Lenders agree and acknowledge that the Security is being held by the Agent to secure the Obligations and the Secured Swap Obligations on a pari passu basis. For purposes of the above sentence, pari passu basis means:

(a)	with respect to the Lenders, (i) the Obligations (including all Cash Management Indebtedness owing to the Lenders) relative to (ii) the aggregate of the Obligations (including all Cash Management Indebtedness owing to the Lenders) plus the Secured Swap Obligations; and

(b)	with respect to the Swap Lenders, (i) the Secured Swap Obligations relative to (ii) the aggregate of the Obligations (including all Cash Management Indebtedness owing to the Lenders) plus the Secured Swap Obligations.

The Swap Lenders, as amongst themselves, will share their pro rata allocation of the Security, as determined in paragraph (b) above, based on a pro rata allocation of the aggregate outstanding Secured Swap Obligations (determined, if netting is legally available to a Swap Lender, on a net basis) owing to each Swap Lender.

If requested by any of Agent, the Majority Lenders, the Fronting Lender or any Swap Lender, then each of the Agent and the Swap Lenders will enter into such further intercreditor agreements and assurances as may be reasonably requested to further evidence the sharing provisions of this section. The parties hereto agree, and such further agreements shall confirm, that Swap Lenders shall be entitled to share in the proceeds of realization as aforesaid, but shall have no vote in respect of amounts owed to them, and shall not have the right to initiate the enforcement of, or participate in any decisions in respect of the enforcement of, any of the Loan Documents unless and until there are no Obligations under the Credit Facility and this Agreement has been terminated.

10.4	Form of Security

The Security and all other agreements, documents and instruments referred to in Section 10.1 will be in substantially the forms attached to the Original Credit Agreement (where applicable) and in all other cases will be in such form or forms as will be required by the Agent acting reasonably. If the Agent, acting reasonably, determines at any time and from time to time that the form and nature of the then existing Security is deficient in any way or does not fully provide the Agent and the Lenders and the Swap Lenders with the Security and priority to which each is entitled hereunder, the Borrower will forthwith execute and deliver or cause to be executed and delivered to the Agent, at the Borrower’s expense, such amendments to the Security or provide such new security documents and instruments as the Agent may reasonably request, which shall be in the form or substantially in the form of the security documents and instruments previously provided (except to the extent the Agent reasonably deems necessary to correct such deficiency).

The forms of Security shall have been or be prepared based upon the laws of Canada and Alberta applicable thereto in effect at the date hereof. The Agent shall have the right to require that any such Security be amended to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to confer upon the Agent the Security intended to be created thereby.

10.5	After-Acquired Property

All property acquired by or on behalf of the Borrower or a Subsidiary Guarantor after the date of execution of the Security (hereinafter collectively referred to as “After-Acquired Property”), will be subject to the charges and security interests of the Debentures, without any further conveyance, mortgage, pledge, charge, assignment or other act on the part of such parties. Without limiting the effect of the preceding sentence, the Borrower will from time to time execute and deliver, or cause to be executed and delivered, and the Agent will register, all at the Borrower’s expense, such instruments supplemental to the Security, in form and substance satisfactory to the Agent, acting reasonably, as may be necessary or desirable to ensure that the Security as amended and supplemented constitutes in favour of the Agent and the Lenders and the Swap Lenders an effective floating charge or security interest over such After-Acquired Property as required hereunder, subject only to Permitted Liens which under Applicable Law rank in priority thereto.

10.6	Continuing Security

Each item or part of the Security shall for all purposes be treated as a separate and continuing collateral security and shall be deemed to have been given in addition to and not in place of any other item or part of the Security or any other security now held or hereafter acquired by the Agent or the Lenders. No item or part of the Security shall be merged or be deemed to have been merged in or by this Agreement or any documents, instruments or acknowledgements delivered hereunder, or any simple contract debt or any judgment, and any realization of or steps taken under or pursuant to any security, instrument or agreement shall be independent of and not create a merger with any other right available to the Lenders or the Agent under any security, instruments or agreements held by it or at law or in equity.

10.7	Dealing with Security

The Agent, with the consent of all of the Lenders, may grant extensions of time or other indulgences, take and give up securities (including, without limitation, the Security or any part or parts thereof), accept compositions, grant releases and discharges and otherwise deal with the Borrower and other parties and with security (including without limitation, the Security and each part thereof) as the Agent may see fit, and may, subject to Section 10.3, apply all amounts received from the Borrower or others or from securities (including without limitation, the Security or any part thereof) upon such part of the liabilities of the Borrower hereunder or under any of the Security as the Agent as provided herein.

10.8	Effectiveness

The Security shall be effective, and the undertakings as to the Security herein or in any other Loan Document shall be continuing, whether any Loans are then outstanding or any amounts thereby secured or any part thereof shall be owing before or after, or at the same time as, the creation of such Security or before or after or upon the date of execution of any amendments to this Agreement.

10.9	Release and Discharge of Security

Subject to Sections 10.11 and 10.12, the Borrower and its Subsidiaries shall not be discharged from the Security or any Collateral Document except by a written release and discharge signed by the Agent (in accordance with Section 15.10(a)(viii)) and all of the Swap Lenders, or if this Agreement has terminated, the Swap Lenders. If all of the Obligations and the Secured Swap Obligations have been repaid, paid, satisfied and discharged, as the case may be, in full and the Credit Facility has been fully cancelled, then the Security shall be released and discharged by the Agent. The Agent, at the cost and expense of the Borrower, shall from time to time do, execute and deliver, or cause to be done, executed and delivered, all such agreements, instruments, certificates, financing statements, notices and other documents and all acts, matters and things as may be reasonably requested by the Borrower to give effect to, establish, evidence or record the foregoing release and discharge.

10.10	Transfer of Security.

If CIBC, in its capacity as Agent, or any successor thereto, in its capacity as Agent (the “Departing Agent”) ceases to be the Agent, the Departing Agent shall transfer and assign all of the Guarantees and Security to the replacement agent or, if the Credit Facility has been repaid and cancelled, to the Swap Lenders if there are Lender Hedge Agreements outstanding.

10.11	Release of Subsidiary Guarantee

Upon the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than to an Affiliate of Borrower, unless such sale or other disposition is permitted under Section 9.3(g)(i)) permitted by this Agreement, or termination of the existence of a Subsidiary Guarantor in a transaction permitted by Section 9.3(g)(i), or to which Majority Lenders have otherwise consented, for which the Borrower or a Subsidiary desires to obtain a release of the Subsidiary Guarantor from the Subsidiary Guarantee, the applicable such party shall deliver an Officer’s Certificate:

(a)	specifying the Capital Stock being sold or otherwise disposed of in the proposed transaction;

(b)	stating that the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof; and

(c)	certifying that no Event of Default exists or would result from such disposition;

and upon the receipt of such Officer’s Certificate, the Agent shall, at such party’s expense (so long as the Agent does not have actual knowledge, without independent inquiry, that the facts stated in such Officer’s Certificate are not true and correct) execute and deliver a release of the Subsidiary Guarantor from the Subsidiary Guarantee, as may be reasonably requested by such party.

10.12	Release of Security Interest on Asset Disposition

Upon the sale or other disposition of any Collateral that is permitted by this Agreement or to which Majority Lenders have otherwise consented and for which the Borrower or any Subsidiary Guarantor desires to obtain a release from or no interest letter in respect of the Security, the Borrower or such Subsidiary Guarantor shall deliver an Officer’s Certificate:

(a)	specifying the Collateral being sold or otherwise disposed of in the proposed transaction,

(b)	stating that the sale is a Permitted Disposition or is otherwise permitted hereunder;

(c)	certifying that no Default or Event of Default exists or would result from such disposition.

Upon the receipt of such Officer’s Certificate, Agent shall, at the Borrower’s or such Subsidiary Guarantor’s expense (so long as Agent does not have actual knowledge, without independent inquiry, that the facts stated in such Officer’s Certificate are not true and correct, and if required pursuant to Section 7.1, Agent shall have received evidence satisfactory to it in its sole discretion that satisfactory arrangements or undertakings have been made for delivery of the Net Asset Sale Proceeds if and as required by Section 7.1) execute and deliver such releases of the Security in the Collateral which is the subject of such sale, as may be reasonably requested by the Borrower or such Subsidiary.

ARTICLE 11

EVENTS OF DEFAULT AND REMEDIES

11.1	Events of Default

The occurrence of any of the following conditions or events shall be considered an Event of Default (each, an “Event of Default”) :

(a)	Failure to Make Payments When Due. Failure by the Borrower to pay principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by the Borrower to pay when due any amount payable to the Fronting Lender in reimbursement of any drawing under a Letter of Credit; failure by the Borrower to collateralize any Bankers’ Acceptance or Letter of Credit when required hereunder; or failure by the Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement, on the date due;

(b)	Default in Other Agreements.

(i)	Failure to pay when due or any breach or default by the Borrower or any of its Subsidiaries with respect to any other term of (A) one or more items of Debt (other than Debt referred to in Section 11.1(a)) or Contingent Obligations in an individual principal amount of Cdn.$5,000,000 or more or with an aggregate principal amount of Cdn.$10,000,000 or more, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Debt or Contingent Obligation(s), if the effect of such failure, breach or default is to cause, or to permit the holder or holders of that Debt or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Debt or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

(ii)	breach or default by the Borrower or any of its Subsidiaries with respect to any covenant in its material equipment leases (and the expiration of any applicable grace or cure period) if the effect of such breach or default is to cause obligation(s) under such lease(s) to become or be declared due and payable prior to their stated payment dates therefor or such leases to be terminated prior to their stated termination dates;

(c)	Breach of Certain Covenants. Failure of the Borrower to perform or comply with any term or condition contained in Sections 2.1(d), 9.2(b)(i), 9.3 or 9.5 of this Agreement;

(d)	Breach of Warranty. Any representation, warranty, certification or other statement made by the Borrower or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by the Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made or deemed made (provided that if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for purposes of this Section 11.1), provided that, if such false representation, warranty, certification or statement is capable of being corrected, and the Borrower or a Subsidiary, as applicable, causes such representation, warranty, certification or statement to be corrected by no later than 30 days after it is made or deemed made, the falseness of such representation, warranty, certification or statement shall not constitute an Event of Default;

(e)

Other Defaults Under Loan Documents. The Borrower or a Subsidiary shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 11.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of the

Borrower or such Subsidiary becoming aware of such default or (ii) receipt by the Borrower and such Subsidiary of notice from the Agent or any Lender of such default;

(f)	Involuntary Bankruptcy; Appointment of Receiver, etc. If any case, proceeding or other action shall be instituted in any court of competent jurisdiction, against the Borrower or any Subsidiary seeking in respect of such Person an adjudication in bankruptcy, reorganization of its indebtedness, dissolution, winding up, liquidation, a composition, proposal or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, liquidator or any Person with similar powers with respect to such Person or of all or any substantial part of its assets, or any other like relief in respect of such Person under a Bankruptcy Law, the Partnership Act (Alberta) or any other bankruptcy, insolvency or analogous law and:

(i)	such case, proceeding or other action results in an entry of an order for relief or any such adjudication or appointment; or

(ii)	if such case, proceeding or other action is being contested in good faith and by appropriate proceedings and continues undismissed, or unstayed and in effect, for any period of 45 days past the commencement of such case, proceeding or action; or

(g)	Voluntary Insolvency. If the Borrower or any Subsidiary:

(i)	makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors;

(ii)	makes any proposal or seeks relief under a Bankruptcy Law or any comparable law, seeks relief under any other bankruptcy, insolvency or analogous law, or files a petition or proposal to take advantage of any act of insolvency;

(iii)	consents to or acquiesces in the appointment of a trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers of itself or of all or any portion of its assets which is, in the opinion of the Majority Lenders, material;

(iv)	files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition, administration or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights;

(v)	commits an act of bankruptcy under a Bankruptcy Law;

(vi)	is adjudicated insolvent under a Bankruptcy Law, or admits in writing its inability to pay its debts as they become due; or

(vii)	consents to, or acquiesces in, the filing of such assignment, proposal, relief, petition, proposal, appointment or proceeding set out in this Section 11.1(g) (excluding clause (iii)) or takes any action to authorize or effect any of the foregoing; or

(h)	Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of Cdn. $5,000,000 or (ii) in the aggregate at any time an amount in excess of Cdn. $10,000,000 (in either case not adequately covered by insurance of a solvent unaffiliated insurance company that has not denied coverage in writing) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)	Dissolution. Any order, judgment or decree of a court of competent jurisdiction shall be entered against the Borrower or any of its Subsidiaries decreeing the dissolution of the Borrower or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

(j)	Seizure. If property and assets of the Borrower or any Subsidiary having an aggregate fair market value in excess of Cdn.$5,000,000 are seized or otherwise attached by anyone pursuant to any legal process or other means, including distress, execution or any other step or proceeding with similar effect and such attachment, step or other proceeding shall continue in effect and not be released, discharged, bonded or stayed within 60 days; or

(k)	Change in Control. A Change in Control shall have occurred; or

(l)	Material Adverse Change. Any event, circumstance, occurrence or change shall occur which results, or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(m)	Qualified Auditor’s Report. If the audited Financial Statements of the Borrower are issued with a report of the Borrower’s auditors which is qualified in any material respect and such qualification is not removed in 15 Banking Days;

(n)	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations. At any time after the execution and delivery thereof:

(i)	any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms),

(ii)	any Loan Document or any provision thereof shall be declared by a court of competent jurisdiction to be null and void,

(iii)	the Agent shall not have or shall cease to have a valid and perfected First Priority Lien in Collateral purported to be covered by the Collateral Documents which has a fair market value, individually or in the aggregate, exceeding Cdn.$5,000,000, or

(iv)	the Borrower or a Subsidiary shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability (other than in accordance with the terms of the applicable Loan Document), including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party;

unless, in the case of clause (i) above, such unenforceability is capable of remedy and the Borrower or a Subsidiary, as appropriate, remedies such unenforceability within 30 days of it being determined, or in the case of clause (ii) above such party appeals such declaration and has it finally overturned within 30 days of such declaration having been made; in which case the unenforceability, declaration or failure shall not constitute an Event of Default.

(o)	Conduct of Business by NACG Finance LLC. NACG Finance LLC shall (i) engage in any business other than entering into and performing its obligations under, in accordance with, and as contemplated in, the Loan Documents, the Senior Notes or any guarantee related to the Senior Notes to which it is a party, or (ii) own any assets other than loans made to the Borrower or a Subsidiary Guarantor, and any notes evidencing the same.

11.2	Acceleration

If any Event of Default shall occur and for so long as it is continuing:

(a)	the entire principal amount of all Loans then outstanding and all accrued and unpaid interest thereon,

(b)	an amount equal to the face amount at maturity of all Bankers’ Acceptances issued by the Borrower which are unmatured,

(c)	an amount equal to the undrawn face amount of all outstanding Letters of Credit, and

(d)	all other Obligations outstanding hereunder,

shall, at the option of the Agent in accordance with Section 14.11 or upon the request of the Majority Lenders, become immediately due and payable upon written notice to that effect from the Agent to the Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are hereby expressly waived by the Borrower). In such event and if the Borrower does not immediately pay all such amounts upon receipt of such notice, either the Lenders (in accordance with the proviso in Section 14.11) or the Agent on their behalf may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrower authorized or permitted by law for the recovery of all the indebtedness and liabilities of the Borrower to the Lenders and proceed to exercise any and all rights hereunder and under the other Loan Documents and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

11.3	Suspension of Lenders’ Obligations

The occurrence of a Default or Event of Default shall relieve the Lenders of all obligations to provide any further Drawdowns, Rollovers or Conversions to the Borrower hereunder; provided that the foregoing shall not prevent the Lenders or the Agent from disbursing money or effecting any Conversion which, by the terms hereof, they are entitled to effect, or any Conversion or Rollover requested by the Borrower and acceptable to the Lenders and the Agent, acting reasonably.

11.4	Conversion on Default

Upon the occurrence of an Event of Default, the Agent on behalf of the Lenders may convert a Libor Loan to a USBR Loan (regardless of whether such conversion causes the Borrower to incur any costs pursuant to Section 7.4(a)). Interest shall accrue on each Prime Loan at the rate specified in Section 4.1 with interest on all overdue interest at the same rate, such interest to be calculated daily and payable on demand.

11.5	Cash Collateral Accounts

Upon the occurrence of an Event of Default, the Agent on behalf of the Lenders may require the Borrower to forthwith pay funds in an amount sufficient to pay the maximum aggregate amount for which the Lenders are or may become liable in respect of all outstanding Bankers’ Acceptances and Letters of Credit into a cash collateral account in accordance with Sections 7.4(b) and 7.4(c) and any amount not so paid by the Borrower may, at the option of the Majority Lenders and without notice to the Borrower, be paid by the Lenders into a cash collateral account and shall be deemed to constitute a Prime Loan (for amounts denominated in Cdn. Dollars) or a USBR Loan (for amounts denominated in U.S. Dollars).

11.6	Set Off

(a)

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied or unwaived (whether or not the Loans have been accelerated hereunder), the Agent and each Lender shall have the right (and are hereby authorized by the Borrower) at any time and from time to time to combine all or any of the Borrower’s accounts with the Agent or such Lender, as the case may be, and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit whether matured or unmatured, and any other indebtedness at any time held by the Borrower or owing by such Lender or the Agent, as the case may be, to or for the credit or account of the Borrower against and towards the satisfaction of any Obligations, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed in different currencies, and the Agent and each Lender are hereby authorized to effect any necessary currency conversions at the Noon Rate on the Banking Day before the day of conversion.

(b)	The Agent or the applicable Lender, as the case may be, shall notify the Borrower of any such set-off from the Borrower’s accounts within a reasonable period of time thereafter.

11.7	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lenders and the Agent hereunder or under any other Loan Document are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other Loan Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders and the Agent may be lawfully entitled for such default or breach. Any waiver by, as applicable, the Majority Lenders, the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by, as applicable, the Majority Lenders, the Lenders or the Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders or the Agent under this Agreement or any other Loan Document as a result of any other default or breach hereunder or thereunder.

ARTICLE 12

CHANGE OF CIRCUMSTANCES

12.1	Market Disruption

(a)	Respecting Libor Loans. In the event that at any time subsequent to the giving of a Drawdown Notice or Conversion/Rollover/Repayment Notice to the Agent by the Borrower with regard to any requested Libor Loan, but before the date of the Drawdown, Rollover or Conversion, as the case may be, the Agent (acting reasonably) makes a determination, which shall be conclusive and binding upon the Borrower, that:

(i)	by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the rate of interest with respect to, or deposits are not available in sufficient amounts in the ordinary course of business at the rate determined hereunder to fund, a requested Libor Loan during the ensuing Interest Period selected;

(ii)	the making of the requested Libor Loan by the Lenders has been made impracticable by the occurrence of an event which materially adversely affects the London interbank market generally; or

(iii)	Libor Rate shall no longer represent the effective cost to any Lender of United States Dollar deposits in such market for the relevant Interest Period,

then the Agent shall give notice thereof to the Borrower as soon as possible after such determination and the Borrower shall, within one Banking Day after receipt of such notice and in replacement of the Drawdown Notice or Conversion/Rollover/Repayment Notice, as the case may be, previously given by the Borrower, give the Agent a Drawdown Notice or a Conversion/Rollover/ Repayment Notice, as the case may be, which specifies the cancellation thereof or the Drawdown of any other Loan or the Conversion of the relevant Libor Loan on the last day of the applicable Interest Period into any other Loan which would not be affected by the notice from the Agent pursuant to this Section 12.1. In the event the Borrower fails to give, if applicable, a valid replacement Conversion/Rollover/Repayment Notice with respect to the maturing Libor Loans which were the subject of a Conversion/Rollover/Repayment Notice, such maturing Libor Loans shall be converted on the last day of the applicable Interest Period into USBR Loans as if a Conversion/Rollover/Repayment Notice had been given to the Agent by the Borrower pursuant to the provisions hereof. In the event the Borrower fails to give, if applicable, a valid replacement Drawdown Notice with respect to a Drawdown originally requested by way of a Libor Loan, then the Borrower shall be deemed to have requested a Drawdown by way of a USBR Loan in the amount specified in the original Drawdown Notice and, on the originally requested Drawdown Date, the Lenders (subject to the other provisions hereof) shall make available the requested amount by way of a USBR Loan.

(b)	Respecting Bankers’ Acceptances. In the event that at any time subsequent to the giving of a Drawdown Notice or Conversion/Rollover/Repayment Notice to the Agent by the Borrower with regard to any requested Bankers’ Acceptances, but before the date of the Drawdown, Rollover or Conversion, as the case may be, the Agent (acting reasonably) makes a determination, which shall be conclusive and binding upon the Borrower, that there no longer exists an active market for bankers’ acceptances accepted by the Lenders then:

(i)	the right of the Borrower to request Bankers’ Acceptances or BA Equivalent Advances from any Lender shall be suspended until the Agent determines that the circumstances causing such suspension no longer exist, and so notifies the Borrower;

(ii)	any outstanding Drawdown Notice requesting a Loan by way of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Drawdown Notice requesting a Loan by way of Prime Loans in the amount specified in the original Drawdown Notice;

(iii)	any outstanding Conversion Notice requesting a Conversion of a Loan by way of USBR Loans or Libor Loans into a Loan by way of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Conversion/Rollover/Repayment Notice requesting a Conversion of such Loan into a Loan by way of Prime Loans; and

(iv)	any outstanding Rollover Notice requesting a Rollover of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Conversion/Rollover/ Repayment Notice requesting a Conversion of such Loans into a Loan by way of Prime Loans.

The Agent shall promptly notify the Borrower and the Lenders of any suspension of the Borrower’s right to request Bankers’ Acceptances or BA Equivalent Advances and of any termination of any such suspension.

12.2	Change in Law

(a)	If, after the date hereof, the adoption of any Applicable Law, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such authority or entity hereafter:

(i)	subjects such Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Taxes (other than Taxes on such Lender’s overall income or capital or any franchise Taxes), or changes the basis of taxation of payments due to such Lender, or increases any existing Taxes (other than Taxes on such Lender’s overall income or capital or any franchise Taxes) on payments of principal, interest or other amounts payable by the Borrower to such Lender under this Agreement;

(ii)	imposes, modifies or deems applicable any reserve, liquidity, special deposit, regulatory or similar requirement against assets or liabilities held by, or deposits in or for the account of, or loans by such Lender, or any acquisition of funds for loans or commitments to fund loans or obligations in respect of undrawn, committed lines of credit or in respect of Bankers’ Acceptances accepted by such Lender;

(iii)

imposes on such Lender or requires there to be maintained by such Lender any capital adequacy or additional capital requirements (including, without limitation, a requirement which affects such Lender’s allocation of capital resources to its obligations) in respect of any Loan or obligation of such Lender hereunder, or any other condition with respect to this Agreement; or

(iv)	directly or indirectly affects the cost to such Lender of making available, funding or maintaining any Loan or otherwise imposes on such Lender any other condition or requirement affecting this Agreement or any Loan or any obligation of such Lender hereunder;

and the result of (i), (ii), (iii) or (iv) above, in the sole determination of such Lender acting in good faith, is:

(v)	to increase the cost to such Lender of performing its obligations hereunder with respect to any Loan;

(vi)	to reduce any amount received or receivable by such Lender hereunder or its effective return hereunder or on its capital in respect of any Loan or any Credit Facility; or

(vii)	to cause such Lender to make any payment with respect to or to forego any return on or calculated by reference to, any amount received or receivable by such Lender hereunder with respect to any Loan or any Credit Facility;

such Lender shall determine that amount of money which shall compensate the Lender for such increase in cost, payments to be made or reduction in income or return or interest foregone (herein referred to as “Additional Compensation”). Upon a Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section, the Lender shall promptly so notify the Borrower and the Agent. The relevant Lender shall provide the Borrower and the Agent with a photocopy of the relevant law, rule, guideline, regulation, treaty or official directive (or, if it is impracticable to provide a photocopy, a written summary of the same) and a certificate of a duly authorized officer of such Lender setting forth the Additional Compensation and the basis of calculation therefor, which shall be conclusive evidence of such Additional Compensation in the absence of manifest error. The Borrower shall pay to such Lender within 10 Banking Days of the giving of such notice such Lender’s Additional Compensation. Each of the Lenders shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section are then applicable notwithstanding that any Lender has previously been paid any Additional Compensation.

(b)

Each Lender agrees that it will not claim Additional Compensation from the Borrower under Section 12.2(a) if it is not generally claiming similar compensation from its other customers in similar circumstances or in respect of a period greater than 90 days prior to notification of such claim unless, in the latter case, the adopted change or other event or circumstance giving rise to such claim for Additional Compensation is retroactive in effect.

12.3	Assignment of Affected Loan

In addition to the other rights and options of the Borrower hereunder and notwithstanding any contrary provisions hereof, if a Lender gives the notice provided for in Section 12.2 or Section 12.4 with respect to any Loan (an “Affected Loan”), the Borrower may, upon 2 Banking Days notice to that effect given to such Lender and the Agent (which notice shall be irrevocable), require such Lender to assign its Pro Rata Share of the Affected Loan outstanding together with accrued and unpaid interest on the principal amount so assigned up to the date of such assignment in the same manner as contemplated in Section 2.2(e) and by paying such Additional Compensation as may be applicable to the date of such payment and upon such assignment and payment being made that Lender’s obligations to make such Affected Loans to the Borrower under this Agreement shall terminate.

12.4	Illegality

If a Lender determines, in good faith, that the adoption of any Applicable Law, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such authority or entity, now or hereafter makes it unlawful or impossible for any Lender to make, fund or maintain a Loan under any Credit Facility or to give effect to its obligations in respect of such a Loan, such Lender may, by written notice thereof to the Borrower and to the Agent declare its obligations under this Agreement in respect of such Loan to be terminated whereupon the same shall forthwith terminate, and the Borrower shall, within the time required by such law (or at the end of such longer period as such Lender at its discretion has agreed), either effect a Conversion of such Loan in accordance with the provisions hereof (if such Conversion would resolve the unlawfulness or impossibility) or prepay the principal of such Loan together with accrued interest, such Additional Compensation as may be applicable with respect to such Loan to the date of such payment and all costs, losses and expenses incurred by such Lender by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. If any such change shall only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender and the Agent, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Agent, the other Lenders or the Borrower hereunder, such Lender shall only declare its obligations under that portion so terminated.

ARTICLE 13

COSTS, EXPENSES AND INDEMNIFICATION

13.1	Costs and Expenses

The Borrower shall pay promptly upon notice from the Agent all reasonable out-of- pocket costs and expenses of the Agent, in connection with the Loan Documents and the establishment, syndication and closing of the Credit Facility, including, without limitation, in connection with preparation, printing, execution and delivery of this Agreement and the other Loan Documents whether or not any Drawdown has been made hereunder, and also including, without limitation, the reasonable fees and out-of-pocket costs and expenses of Lenders’ Counsel on a solicitor and his own client basis with respect thereto and with respect to advising the Agent and the Lenders as to their rights and responsibilities under this Agreement and the other Loan Documents. Except for ordinary expenses of the Lenders and the Agent relating to the day-to-day administration of this Agreement, the Borrower further agrees to pay within 30 days of demand by the Agent all reasonable out-of-pocket costs and expenses in connection with the preparation or review of waivers, consents and amendments pertaining to this Agreement and the preservation or enforcement of rights of the Lenders and the Agent under this Agreement and other Loan Documents, including, without limitation, all reasonable out-of-pocket costs and expenses sustained by the Lenders and the Agent as a result of any failure by the Borrower to perform or observe any of its obligations hereunder or in connection with any action, suit or proceeding (whether or not an Indemnified Party (as referred to in Section 13.2 or 13.3) is a party or subject thereto), together with interest thereon from and after such 30th day if such payment is not made by such time.

13.2	General Indemnity

In addition to any liability of the Borrower to any Lender or the Agent under any other provision hereof, the Borrower shall indemnify each Lender and the Agent and their respective Affiliates, directors, officers, agents and employees (collectively, the “Indemnified Parties”) and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including, without limitation, any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of a Loan and reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the same as a result of or in connection with the Credit Facility or the Loan Documents, including, without limitation and without duplication, as a result of or in connection with:

(a)	any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund any Bankers’ Acceptance or to fund or maintain any Loan as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b)	subject to permitted or deemed Rollovers and Conversions, the Borrower’s failure to provide for the payment to the Agent for the account of the Lenders of the full principal amount of each Bankers’ Acceptance on its maturity date;

(c)	the Borrower’s failure to pay any other amount, including without limitation any interest or fee, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Borrower hereunder for overdue amounts);

(d)	the Borrower’s repayment or prepayment of a Libor Loan otherwise than on the last day of its Interest Period;

(e)	the prepayment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance;

(f)	the Borrower’s failure to give any notice required to be given by it to the Agent or the Lenders hereunder;

(g)	the failure of the Borrower to make any other payment due hereunder;

(h)	any inaccuracy or incompleteness of the Borrower’s representations and warranties contained in Article 8;

(i)	any failure of the Borrower to observe or fulfill its obligations under Article 9;

(j)	any failure of the Borrower to observe or fulfill any other Obligation not specifically referred to above; or

(k)	the occurrence of any Default or Event of Default in respect of the Borrower;

provided that this Section shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or willful misconduct of the Indemnified Party claiming indemnity hereunder. The provisions of this Section shall survive the repayment of the Obligations and cancellation of the Credit Facility.

13.3	Environmental Indemnity

The Borrower shall indemnify and hold harmless the Agent and the Lenders including a receiver, receiver-manager or similar person appointed under Applicable Law and their respective Affiliates, officers, directors, employees and agents (collectively in this Section, the “Indemnified Parties”) forthwith on demand by the Agent from and against any and all claims, suits, actions, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements (including without limitation, all reasonable legal fees and disbursements on a solicitor and his own client basis) of any nature whatsoever, suffered or incurred by the Indemnified Parties or any of them in connection with the Credit Facility, whether as beneficiaries under the Loan Documents, as successors in interest of the Borrower or any of its Subsidiaries, or voluntary transfer in lieu of foreclosure, or otherwise howsoever, with respect to any Environmental Claims relating to the property of the Borrower or any of its Subsidiaries arising under any Environmental Laws as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or its Subsidiaries) relating to the property of the Borrower or its Subsidiaries, or the past, present or future condition of any part of the property of the Borrower or its Subsidiaries owned, operated or leased by the Borrower or its Subsidiaries (or any such predecessor in interest), including any liabilities arising as a result of any indemnity covering Environmental Claims given to any person by the Lenders or the Agent or a receiver, receiver-manager or similar person appointed hereunder or under Applicable Law (collectively, the “Indemnified Third Party”); but excluding any Environmental Claims or liabilities relating thereto to the extent that such Environmental Claims or liabilities arise by reason of the gross negligence or willful misconduct of the Indemnified Party or the Indemnified Third Party claiming indemnity hereunder. The provisions of this Section shall survive the repayment of the Obligations and cancellation of the Credit Facility.

13.4	Judgment Currency

(a)	If for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section referred to as the “Judgment Currency”) an amount due in Cdn. Dollars or United States Dollars under this Agreement, the conversion shall be made at the Noon Rate prevailing on the Banking Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section being hereinafter in this Section referred to as the “Judgment Conversion Date”).

(b)	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 13.4(a)(ii), there is a change in the Noon Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Noon Rate prevailing on the date of payment, will produce the amount of Cdn. Dollars or United States Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Noon Rate prevailing on the Judgment Conversion Date.

(c)	Any amount due from the Borrower under the provisions of Section 13.4(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

ARTICLE 14

THE AGENT AND ADMINISTRATION OF THE CREDIT FACILITY

14.1	Authorization and Action

(a)	Each Lender hereby authorizes the Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders under each Loan Document (other than this Agreement), both as administrative agent and collateral agent, and each Lender agrees to be bound by the terms of each such Loan Document, provided that the Agent shall not enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such Loan Document, except in compliance with Section 15.10, and provided further that, without further written consent or authorization from the Lenders, the Agent may execute any documents or instruments necessary to release any Collateral or any Subsidiary Guarantor from the Subsidiary Guarantee if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of the Borrower) pursuant to a sale or other disposition permitted hereunder or to which the Majority Lenders have otherwise consented so long as, in the case of a sale of such item of Collateral or Capital Stock referred to above, the requirements of Sections 10.11 and 10.12 are satisfied.

(b)	Each Lender (and by accepting the benefits thereof, each Swap Lender) hereby further authorizes the Agent, on behalf of and for the benefit of Lenders, without further authorization or consent of the Lenders, to enter into each Collateral Document as collateral agent and/or secured party, and each Lender agrees to be bound by the terms of each such Collateral Document, provided that the Agent shall not enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such Collateral Document except in compliance with Section 15.10, and provided further that, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to subordinate the Liens of the Agent, on behalf of Lenders, Swap Lenders and Agents, to any Permitted Liens. In addition, each Lender (and by accepting the benefits thereof, each Swap Lender) hereby further authorizes the Agent to be party to and be bound by the St. Paul Priority Agreement as agent for and representative of the Lenders, and each Lender (and by accepting the benefits thereof, each Swap Lender) agrees to be bound thereby.

(c)

Anything contained in any of the Guarantees or the Collateral Documents to the contrary notwithstanding, the Borrower, the Agent and each Lender hereby agree that (i) no Lender shall have any right individually to enforce any Guarantee or realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Guarantees and Collateral Documents may be exercised solely by the Agent for the benefit of Lenders in accordance with the terms thereof, and (ii) in the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale, the Agent, or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Agent, as agent for and representative of Lenders (but not any

Lender or Lenders in its or their respective individual capacities unless Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale.

14.2	Procedure for Making Loans

(a)	The Agent shall make Loans available to the Borrower as required hereunder by debiting the Agent’s Account to which the Lenders’ Pro Rata Share of such Loans have been credited in accordance with Section 2.7(b) (or causing such account to be debited) and, in the absence of other arrangements agreed to by the Agent and the Borrower in writing, by crediting the account of the Borrower or, at the expense of the Borrower, transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Drawdown Notice or Conversion/Rollover/Repayment Notice, as the case may be, in respect of each Loan; provided that the obligation of the Agent hereunder to effect such a transfer shall be limited to taking such steps as are commercially reasonable to implement such instructions, which steps once taken shall constitute conclusive and binding evidence that such funds were advanced hereunder in accordance with the provisions relating thereto and the Agent shall not be liable for any damages, claims or costs which may be suffered by the Borrower and occasioned by the failure of such Loan to reach the designated destination.

(b)

Unless the Agent has been notified by a Lender at least one Banking Day prior to the Drawdown Date, Rollover Date or Conversion Date, as the case may be, requested by the Borrower that such Lender will not make available to the Agent its Pro Rata Share of such Loan, the Agent may assume that such Lender has made or will make such portion of the Loan available to the Agent on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, in accordance with the provisions hereof and the Agent may, but (unless the Agent shall have received the relevant funds from the Lenders) shall be in no way obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made its Pro Rata Share of a Loan available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such Lender’s Pro Rata Share of the Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the rate payable hereunder by the Borrower in respect of such Loan or, in the case of funds made available in anticipation of a Lender remitting proceeds of a Bankers’ Acceptance, at the rate of interest per annum applicable to Prime Loans) for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent; provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Borrower covenants and agrees that, without prejudice to any rights the Borrower may have against such Lender, it shall repay such amount to the Agent forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be prima facie evidence thereof. If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender’s Pro Rata Share of the Loan for purposes of this Agreement. The failure of any Lender to make its Pro Rata Share of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make its Pro Rata Share of such Loan on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, but no Lender shall be responsible for the failure of any other Lender to make the Pro Rata Share of any Loan to be made by such other Lender on the date of any Drawdown, Rollover or Conversion, as the case may be.

14.3	Remittance of Payments

Except for amounts payable to the Agent for its own account, to the Fronting Lender for its own account or to the Swing Line Lender for its own account, forthwith after receipt of any repayment pursuant hereto or payment of interest or fees pursuant to Article 4 or payment pursuant to ARTICLE 7, the Agent shall remit to each Lender its Pro Rata Share of such payment; provided that, if the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to a Lender its Pro Rata Share of such payment and the Borrower fails to make such payment, each of the Lenders on receipt of such remittance from the Agent agrees to repay to the Agent forthwith on demand an amount equal to the remittance together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner applicable to the Loan in respect of which such payment is made, or, in the case of a remittance in respect of Bankers’ Acceptances, at the rate of interest applicable to Prime Loans for each day from the date such amount is remitted to the Lenders without prejudice to any right such Lender may have against the Borrower. The exact amount of the repayment required to be made by the Lenders pursuant hereto shall be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall be conclusive and binding for all purposes in the absence of manifest error.

14.4	Adjustments Among Lenders

(a)	Adjustments to Obligations Under Credit Facility: Each Lender agrees that, after delivery of a notice of acceleration pursuant to Section 11.2 or the occurrence of an Event of Default specified in Section 11.1(f) or 11.1(g), it will at any time and from time to time upon the request of the Agent as required by any Lender purchase portions of the Obligations owed to the other Lenders and make any other adjustments which may be necessary or appropriate, so that the amount of Obligations owed to each Lender, as adjusted pursuant to this Section 14.4(a), will be equal to its Pro Rata Share of all Obligations under the Credit Facility. For the purposes of this Section 14.4(a), any undrawn Commitments shall be deemed to have been cancelled upon delivery of such notice of acceleration or the occurrence of such specified Event of Default.

(b)	Application of Payments: The Lenders agree that, after delivery of a notice of acceleration pursuant to Section 11.2 or the occurrence of an Event of Default specified in Section 11.1(f) or 11.1(g), the amount of any repayment made by the Borrower under this Agreement, and the amount of any proceeds from the exercise of any rights or remedies of the Lenders under the Loan Documents, which are to be applied against amounts owing hereunder, will be so applied in a manner so that, to the extent possible, the amount of Obligations owed to each Lender after giving effect to such application and any adjustments made pursuant to Section 14.4(a) will be equal to its Pro Rata Share of all Obligations owed to all Lenders.

(c)	Receipt of Payments other than Obligations: Each Lender agrees that, if such Lender exercises any security (other than the Security) against or right of counter-claim, set-off or banker’s lien or similar right with respect to the property of the Borrower or any Subsidiary Guarantor or if under any applicable Bankruptcy Law it receives a secured claim and collateral for which it is, or is entitled to exercise any set-off against, a debt owed by it to the Borrower, the Lender shall apportion the amount thereof proportionately between:

(i)	such Lender’s Pro Rata Share of all Obligations owing by the Borrower, which amounts shall be applied in accordance with this Section 14.4; and

(ii)	amounts otherwise owed to such Lender by the Borrower,

provided that (i) any cash collateral account held by such Lender as collateral for a letter of credit or bankers’ acceptance (other than a Bankers’ Acceptance or a Letter of Credit) issued or accepted by such Lender on behalf of the Borrower may be applied by such Lender to such amounts owed by the Borrower to such Lender pursuant to such letter of credit or in respect of any such bankers’ acceptance without apportionment and (ii) these provisions do not apply to a right or claim which arises or exists in respect of a loan or other debt in respect of which the relevant Lender holds a Lien which is a Permitted Lien.

(d)	Further Assurances: The Borrower agrees to be bound by and, at the request of the Agent, to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 14.4, but shall incur no increased liabilities, in aggregate, by reason thereof.

14.5	Duties and Obligations

Neither the Agent nor any of its directors, officers, agents or employees (and, for purposes hereof, the Agent shall be deemed to be contracting as agent and trustee for and on behalf of such persons) shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct or breach of the Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)	may assume that there has been no assignment or transfer by any means by the Lenders of their rights hereunder, unless and until the Agent receives written notice of the assignment thereof from such Lender and the Agent receives from the assignee an executed Lender Assignment Agreement providing, inter alia, that such assignee is bound hereby as it would have been if it had been an original Lender party hereto;

(b)	may consult with legal counsel and rely on opinions of Borrower’ counsel and Lenders’ Counsel required hereunder, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)	shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder;

(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

(e)	may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Person upon a certificate signed by or on behalf of such Person;

(f)	shall not be bound to disclose to any other Person any information relating to the Borrower, any of its Subsidiaries or any other Person if such disclosure would or might in its opinion constitute a breach of any Applicable Law, be in default of the provisions hereof or be otherwise actionable at the suit of any other Person; and

(g)	may refrain from exercising any right, power or discretion vested in it which would or might in its reasonable opinion be contrary to any Applicable Law or any directive or otherwise render it liable to any Person, and may do anything which is in its reasonable opinion necessary to comply with such Applicable Law.

Further, the Agent (i) does not make any warranty or representation to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the representations and warranties of the Borrower herein or the data made available to any of the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (ii) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; and (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto.

14.6	Prompt Notice to the Lenders

Notwithstanding any other provision herein, the Agent agrees to provide to the Lenders, with copies where appropriate (and which may be sent by electronic mail), all information, notices and reports required to be given to the Agent by the Borrower, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of Agent hereunder.

14.7	Agent’s and Lenders’ Authorities

With respect to its Commitments and the Drawdowns, Rollovers, Conversions and Loans made by it as a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent. Subject to the express provisions hereof relating to the rights and obligations of the Agent and the Lenders in such capacities, the Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and its Subsidiaries or any corporation or other entity owned or controlled by any of them and any person which may do business with any of them without any duties to account therefor to the Agent or the other Lenders and, in the case of the Agent, all as if it was not the Agent hereunder.

14.8	Lender Credit Decision

It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries. Each Lender represents to the Agent that it is engaged in the business of making and evaluating the risks associated with commercial revolving or term loans, or both, to business organizations similar to the Borrower, that it can bear the economic risks related to the transaction contemplated hereby, that it has had access to all information deemed necessary by it in making such decision (provided that this representation shall not impair its rights against the Borrower) and that it is entering into this Agreement in the ordinary course of its commercial lending business. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (a) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other person under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (b) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any of its Subsidiaries. Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement. Each Lender hereby covenants and agrees that, subject to Section 14.4(a), it will not make any arrangements with the Borrower for the satisfaction of any Loans or other Obligations without the consent of all the other Lenders.

14.9	Indemnification of Agent

The Lenders hereby agree to indemnify the Agent (to the extent not reimbursed by the Borrower), on a pro rata basis in accordance with their respective Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under or in respect of this Agreement in its capacity as Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct or the Agent’s breach of the Loan Documents. If the Borrower subsequently repays all or a portion of such amounts to the Agent, the Agent shall reimburse the Lenders their Pro Rata Shares (according to the amounts paid by them in respect thereof) of the amounts received from the Borrower. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its portion (determined as above) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

14.10	Successor Agent

The Agent may, as hereinafter provided, resign at any time by giving 45 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall, after soliciting the views of the Borrower, have the right to appoint another Lender as a successor agent (the “Successor Agent”) who shall be acceptable to the Borrower, acting reasonably. If no Successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent shall, on behalf of the Lenders, appoint a Successor Agent who shall be a Lender acceptable to the Borrower, acting reasonably. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall continue to enure to its benefit as to any actions taken or omitted to be taken by it as Agent or in its capacity as Agent while it was Agent hereunder. Further, if at any time the Agent, in its capacity as a Lender, does not hold more Commitments than any other Lender, unless an Event of Default has occurred and is continuing, the Borrower may replace the Agent with any other Person which is a Lender or an Affiliate of a Lender.

14.11	Taking and Enforcement of Remedies

Each of the Lenders hereby acknowledges that, to the extent permitted by Applicable Law, the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but collectively by the Agent upon the decision of the Majority Lenders regardless of whether acceleration occurs pursuant to Section 11.2. Notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to individually take any action with respect to the Credit Facility, including, without limitation, any acceleration under Section 11.2, but that any such action shall be taken only by the Agent with the prior written agreement or instructions of the Majority Lenders; provided that, notwithstanding the foregoing, if (a) the Agent, having been adequately indemnified against costs and expenses of so doing by the Lenders, shall fail to carry out any such instructions of the Majority Lenders, any one Lender only may do so on behalf of all Lenders and shall, in so doing, be entitled to the benefit of all protections given the Agent hereunder or elsewhere, and (b) in the absence of instructions from the Majority Lenders and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders or any of them take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each of the Lenders hereby further covenants and agrees that upon any such written consent being given by the Majority Lenders, or upon a Lender or the Agent taking action as aforesaid, it shall co-operate fully with the Lender or the Agent to the extent requested by the Lender or the Agent in the collective realization including, without limitation, and, if applicable, the appointment of a receiver, or receiver and manager to act for their collective benefit. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section; and each of the Lenders hereby covenants and agrees that, subject to Sections 4.8, 9.3(b) and Section 14.4, it has not and shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under any other document, instrument, writing or agreement ancillary hereto and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit Facility, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.

With respect to any enforcement, realization or the taking of any rights or remedies to enforce the rights of the Lenders hereunder, the Agent shall be a trustee for each Lender, and all monies received from time to time by the Agent in respect of the foregoing shall be held in trust and shall be trust assets within the meaning of applicable Bankruptcy Laws and shall be considered for the purposes of such legislation to be held separate and apart from the other assets of the Agent, and each Lender shall be entitled to its Pro Rata Share of such monies. In its capacity as trustee, the Agent shall be obliged to exercise only the degree of care it would exercise in the conduct and management of its own business and in accordance with its usual practice concurrently employed or hereafter instituted for other substantial commercial loans. Payment by the Borrower to the Agent shall constitute payment by the Borrower to the applicable Lenders.

14.12	Reliance Upon Agent

The Borrower shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent pursuant to this Agreement, and the Borrower shall generally be entitled to deal with the Agent with respect to matters under this Agreement which the Agent is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent, notwithstanding any lack of authority of the Agent to provide the same.

14.13	No Liability of Agent

The Agent shall have no responsibility or liability to the Borrower on account of the failure of any Lender to perform its obligations hereunder (unless such failure was caused, in whole or in part, by the Agent’s failure to observe or perform its obligations hereunder), or to any Lender on account of the failure of the Borrower or any Lender to perform its obligations hereunder.

14.14	Article for Benefit of Agent and Lenders

The provisions of this ARTICLE 14 which relate to the rights and obligations of the Lenders to each other or to the rights and obligations between the Agent and the Lenders shall be for the exclusive benefit of the Agent and the Lenders, and except to the extent provided in Sections 14.1, 14.2, 14.6, 14.10, 14.11, 14.12, 14.13 and this Section 14.14, the Borrower shall not have any rights or obligations thereunder or be entitled to rely for any purpose upon such provisions. Any Lender may waive in writing any right or rights which it may have against the Agent or the other Lenders hereunder without the consent of or notice to the Borrower, unless otherwise specified in the Loan Documents.

ARTICLE 15

GENERAL

15.1	Exchange and Confidentiality of Information

(a)	Each of the Agent and the Lenders acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to them by the Borrower pursuant hereto (the “Information”) and agrees to use all reasonable efforts to prevent the disclosure thereof, provided, however, that:

(i)	with prior notice, the Agent and the Lenders may disclose all or any part of the Information if, in their reasonable opinion, such disclosure is required in connection with any actual or threatened judicial, administrative or governmental proceedings including, without limitation, proceedings initiated under or in respect of this Agreement;

(ii)	the Agent and the Lenders shall incur no liability in respect of any Information required to be disclosed by any Applicable Law or regulation, or by applicable order, policy or directive having the force of law, to the extent of such requirement;

(iii)	the Agent and the Lenders may provide Lenders’ Counsel and their other agents and professional advisors with any Information; provided that such persons shall be under a like duty of confidentiality to that contained in this Section;

(iv)	the Agent and each of the Lenders shall incur no liability to maintain the confidentiality of the Information: (i) which is or becomes readily available to the public (other than by a breach hereof) or which has been made readily available to the public by the Borrower or its Subsidiaries, (ii) which the Agent or the relevant Lender can show was, prior to receipt thereof from the Borrower, lawfully in the Agent’s or Lender’s possession and not then subject to any obligation on its part to the Borrower to maintain confidentiality, or (iii) which the Agent or the relevant Lender received from a third party who was not, to the knowledge of the Agent or such Lender, under a duty of confidentiality to the Borrower at the time the information was so received;

(v)	the Agent and the Lenders may disclose the Information to any actual or prospective Swap Lender (or its advisors) or any counterparty (or its advisors) to any securitization or Hedge Agreement relating to the Borrowers, any Subsidiaries or the Obligations where such prospective Swap Lender or counterparty agrees to be under a like duty of confidentiality to that contained in this Section;

(vi)	the Agent and the Lenders may disclose the Information to prospective Lenders in connection with the syndication by the Agent or Lenders of the Credit Facility or the granting by a Lender of a participation in the Credit Facility where such prospective Lenders agree to be under a like duty of confidentiality to that contained in this Section; and

(vii)	with prior notice to the Borrower, the Agent and the Lenders may disclose all or any part of the Information so as to enable the Agent and the Lenders to initiate any lawsuit against the Borrower or to defend any lawsuit commenced by the Borrower the issues of which touch on the Information, but only to the extent such disclosure is necessary to the initiation or defense of such lawsuit.

(b)	Each of the Agent and the Lenders acknowledges and agrees that the Information cannot be used for any purposes other than in connection with matters relating to this Agreement.

15.2	Nature of Obligation under this Agreement

(a)	The obligations of each Lender and of the Agent under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.

(b)	Neither the Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.

15.3	Notices; Effectiveness; Electronic Communication

(a)	Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by registered mail or sent by telecopier to the addresses or telecopier numbers specified below or, if to a Lender, to it at its address or telecopier number specified in Schedule A attached hereto or, if to a Subsidiary Guarantor, in care of the Borrower. Notices sent by hand or overnight courier service, or mailed by registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 15.3(b) below, shall be effective as provided in such section. The respective parties’ addresses and contact information shall be as follows:

To the Borrower:

North American Energy Partners Inc.

Zone 3, Acheson Industrial Area

2-53016 Highway 60

Acheson, Alberta T7X 5G7

Attention:     Chief Financial Officer

Facsimile:    (780) 960-7103

e-mail:         dwilkes@nacg.ca

copied to:     thauglum@nacg.ca

To the Agent:

Canadian Imperial Bank of Commerce

8th Floor, BCE Place

161 Bay Street

Toronto, Ontario M5J 2S8

Attention: Agent Administration

Facsimile: (416) 956-3830

e-mail: david.evelyn@cibc.ca

To each Lender: As set forth in Schedule A attached hereto

(b)

Electronic Communications. Notices and other communications to the Agent, the Lenders and the Fronting Lender hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites)

pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender of Loans to be made or Letters of Credit to be issued if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)	Change of Address. Any party hereto may change its address or telecopier number or, if applicable, email address for notices and other communications hereunder by notice to the other parties hereto.

15.4	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be found.

15.5	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the Borrower, the Lenders, the Agent and their respective successors and permitted assigns.

15.6	Assignment

(a)

Any Lender may, without consent during the continuance of an Event of Default and at all other times with the prior written consent of each of the Borrower and the Agent, which consents shall not be unreasonably withheld or delayed, sell, assign, transfer or grant (an “Assignment”) an interest in any of its Commitments, its Pro Rata Share of the Loans and its rights under the Loan Documents to other Persons; provided that, (i) unless an Event of Default has occurred and is continuing, such Assignment shall be for a minimum amount not less than the lesser of Cdn. $10,000,000 and the assigned Commitment(s) of the assigning Lender and the minimum amount of any Commitment(s) retained by the assigning

Lender shall be not less than Cdn. $10,000,000 and (ii) except in connection with the initial syndication of the Credit Facility or in the case of an Assignment to an Affiliate, it shall be a precondition to any such Assignment that the contemplated assigning Lender shall have paid to the Agent, for the Agent’s own account, a transfer fee of Cdn. $3,500. Upon the effective date of any such Assignment, the assigning Lender shall have no further obligation hereunder with respect to such interest except in case of an Assignment to an Affiliate of the assigning Lender, in which case such Lender shall remain obligated hereunder with respect to such interest. To effect any such Assignment, the assigning Lender, the new Lender, the Agent and the Borrower shall execute and deliver a Lender Assignment Agreement.

(b)	The Borrower shall not assign its rights or obligations hereunder without the prior written consent of all of the Lenders.

15.7	Participations

Any Lender may, without the consent of the Borrower, grant one or more participations in its Commitments and its Pro Rata Share of the Loans to other Persons, provided that the granting of such a participation shall be at such Lender’s own cost and shall not affect the obligations of such Lender hereunder nor shall it increase the costs to the Borrower hereunder or under any of the other Loan Documents.

15.8	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.9	Whole Agreement

This Agreement and the other Loan Documents constitute the whole and entire agreement between the parties hereto regarding the subject matter hereof and thereof and cancel and supersede any prior agreements (including, without limitation, the Summary of Indicative Terms and Conditions dated May 8, 2007 between the Borrower and CIBC), undertakings, declarations, commitments, representations, written or oral, in respect thereof.

15.10	Amendments and Waivers

Any provision of this Agreement or any other Loan Document may be amended only if the Borrower and the Majority Lenders so agree in writing and, except as otherwise specifically provided herein, may be waived only if the Majority Lenders so agree in writing, but:

(a)

an amendment or waiver which changes or relates to (i) the amount of the Loans available hereunder or any Lender’s Commitment, (ii) decreases in the rates of or deferral of the dates of payment of interest, Bankers’ Acceptance stamping fees,

LC Fees or mandatory repayments of principal, (iii) decreases in the amount of or deferral of the dates of payment of fees hereunder (other than fees payable for the account of Agent), (iv) the definition of “Majority Lenders”, (v) any provision hereof contemplating or requiring consent, approval or agreement of “all Lenders” or similar expressions or permitting waiver of conditions or covenants or agreements by “all Lenders” or similar expressions, (vi) the definition of “Event of Default” and the provisions of Section 11.2, (viii) release or discharge of any Security or any Guarantee (except as otherwise provided in Sections 10.9, 10.11, or 10.12), or (ix) this Section, shall require the agreement or waiver of all the Lenders and also (in the case of an amendment) of the other parties hereto;

(b)	an amendment or waiver which changes or relates to the rights and/or obligations of the Fronting Lender shall also require the agreement of the Fronting Lender thereto;

(c)	an amendment or waiver which changes or relates to the rights and/or obligations of the Swing Line Lender shall also require the agreement of the Swing Line Lender thereto;

(d)	any amendment, modification, termination or waiver affecting the rights of any Swap Lender under Section 7.6 or Section 10.3 shall also require the agreement of such Swap Lender; and

(e)	an amendment or waiver which changes or relates to the rights and/or obligations of the Agent shall also require the agreement of the Agent thereto.

Any such waiver and any consent by the Agent, any Lender, any Swap Lender, the Swing Line Lender, the Majority Lenders, or all of the Lenders under any provision of this Agreement must be in writing and may be given subject to any conditions deemed appropriate by the Person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

If any action to be taken by the Lenders or the Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a single Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then the Agent, upon at least 5 Banking Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Banking Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Lender Assignment Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Lender Assignment Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Lender Assignment Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 15.6. Until such time as the Replacement

Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share (provided that the Holdout Lender’s Loans and all of its rights in respect thereof shall continue to be governed by the credit agreement and terms in effect immediately prior to such Lender becoming a Holdout Lender).

15.11	Further Assurances

The Borrower, the Lenders and the Agent shall promptly cure any defect by it in the execution and delivery of this Agreement, the other Loan Documents or any of the agreements provided for hereunder to which it is a party. The Borrower, at its expense, shall promptly execute and deliver to the Agent, upon request by the Agent (acting reasonably), all such other and further deeds, agreements, opinions, certificates, instruments, affidavits, registration materials and other documents reasonably necessary for the Borrower’s compliance with the covenants and agreements of the Borrower hereunder or more fully to state the obligations of the Borrower as set out herein or to make any registration, recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

15.12	Attornment

The parties hereto each hereby attorn and submit to the jurisdiction of the courts of the Province of Alberta in regard to legal proceedings relating to the Loan Documents. For the purpose of all such legal proceedings, this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Agreement. Notwithstanding the foregoing, nothing in this Section shall be construed nor operate to limit the right of any party hereto to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.

15.13	Marketing

The Borrower authorizes and consents to the reproduction, disclosure and use by the Agent and the Lenders of non-confidential information about the Borrower and its Subsidiaries (including, without limitation, the Borrower’s and Subsidiaries’ names and identifying logos) and the transactions herein contemplated (all such information being called the “Information”) to enable the Agent and the Lenders to publish promotional “tombstones” and other forms of notices of the Credit Facility in any manner and in any media (including, without limitation, brochures); provided that the Agent and Lenders shall consult with the Borrower prior to any such activity. The Borrower acknowledges and agrees: that the Agent and the Lenders shall be entitled to determine, in their discretion, whether to use the Information, that no compensation will be payable by the Lenders resulting therefrom; and that the Agent and the Lenders shall have no liability whatsoever to the Borrower, the Subsidiaries or any of their employees, officers, directors, affiliates or shareholders in obtaining and using the Information in accordance with this Section.

15.14	Time of the Essence

Time shall be of the essence of this Agreement.

15.15	Paramountcy; Credit Agreement Governs

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement, to the extent of the conflict or inconsistency, shall govern and prevail.

15.16	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

NORTH AMERICAN ENERGY PARTNERS INC.

By:
Name:
Title:

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AGENT: CANADIAN IMPERIAL BANK OF COMMERCE

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LENDERS: CANADIAN IMPERIAL BANK OF COMMERCE

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THE BANK OF NOVA SCOTIA

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BNP PARIBAS (CANADA)

By:
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BANK OF MONTREAL

By:
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